File pursuant to Rule 424b3

Registration No. 333-215463

         Up to 15,000,000 Units
Consisting of an Aggregate of Up to 15,000,000 Shares of Common Stock
and Warrants to Purchase Up to 15,000,000 Shares of Common Stock
at a price per unit which will be the lower of $2.00 or

the closing price of our shares on the Expiration Date

We are distributing to holders of our common stock, at no charge, non-transferable subscription rights to purchase units. Each unit, which we refer to as a Unit, consists of one share of common stock and a warrant representing the right to purchase one share of common stock, which we refer to as the Warrants. We refer to the offering that is the subject of this prospectus as the Rights Offering.

In the Rights Offering, you will receive the right (“Subscription Rights”) to invest $0.47 for each share of common stock you own at 5:00 p.m. New York City time on February 10, 2017, the record date of the Rights Offering, or the Record Date. The common stock and the Warrants comprising the Units will separate upon the effectiveness of the exercise of the rights and will be issued as separate securities. We intend to list the Warrants for trading on the Nasdaq Capital Market, although we cannot assure you that the listing agreement will be approved. The Subscription Rights will not be tradable.

Each Subscription Right entitles you to invest $0.47 toward the purchase of Units at a subscription price per Unit of the lesser of $2.00 or the closing price of our shares on the Expiration Date of this offering, which we refer to as the Subscription Price. Each Warrant entitles the holder for a term of five years to purchase one share of common stock at an exercise price equal to the Subscription Price. The Subscription Rights will expire if they are not exercised by 5:00 p.m. New York City time on March 6, 2017, which we refer to as the Expiration Date. Once made, all exercises of Subscription Rights are irrevocable.

If you exercise your Basic Subscription Rights in full, and other shareholders do not fully exercise their Basic Subscription Rights, you will be entitled to an over-subscription privilege to purchase a portion of the unsubscribed Units at the Subscription Price, subject to proration and ownership limitations, which we refer to as the Over-Subscription Privilege. Each Subscription Right consists of a Basic Subscription Right and an Over-Subscription Privilege. The number of Units that you will obtain will equal the accepted dollar amount of your investment divided by the Subscription Price rounded down to the nearest whole Unit. If all the Subscription Rights are exercised, the total gross proceeds to us from the sale of Units offered in the Rights Offering would be approximately $20.1 million.

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We have the option to extend the Rights Offering and the period for exercising your subscription rights for a period not to exceed 30 days, although we do not presently intend to do so.

We have no dealer-manager for this offering and have not entered into any other standby purchase agreement or other similar arrangement in connection with the Rights Offering. The Rights Offering is being conducted on a best-efforts basis and there is no minimum amount necessary to be received in order for us to close the Rights Offering.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 33 of this prospectus. You should carefully consider these risk factors, as well as the other information contained in this prospectus, before you invest.

Broadridge Inc. will serve as the Subscription Agent for the Rights Offering. The Subscription Agent will hold the funds we receive from subscribers until we complete, abandon or terminate the Rights Offering. Broadridge Inc. will also serve as Information Agent for the Rights Offering. If you want to participate in this Rights Offering and you are the record holder of your shares, we recommend that you submit your subscription documents to the Subscription Agent well before the deadline. If you want to participate in this Rights Offering and you hold shares through your broker, dealer, bank, or other nominee, you should promptly contact your broker, dealer, bank, or other nominee and submit your subscription documents in accordance with the instructions and within the time period provided by your broker, dealer, bank, or other nominee. See “The Rights Offering – The Subscription Rights.”

Our Board of Directors reserves the right to terminate the Rights Offering for any reason at any time before the closing of the Rights Offering. If we terminate the Rights Offering, all subscription payments received will be returned within 10 business days, without interest or penalty. The Subscription Price will be determined on the Expiration Date based on the closing price of our common stock as quoted on Nasdaq, and will be the lesser of $2.00 or the closing price of our shares on the Expiration Date. The Subscription Agent will confirm the number of Units to be received by each shareholder who has properly subscribed for Units in this Rights Offering, and will issue refunds to subscribers as may be appropriate within about three business days following the Expiration Date.

Our common stock is listed on The Nasdaq Capital Market, or Nasdaq, under the symbol “EYES.” On January 25, 2017, the last reported sale price of our common stock was $1.37 per share. The subscription rights may not be sold, transferred or assigned and will not be listed for trading on the Nasdaq or any other stock exchange or market. You are urged to obtain a current price quote for our common stock before exercising your Subscription Rights.

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Our Board of Directors makes no recommendation regarding your exercise of the Subscription Rights. You will not be able to determine the Subscription Price until after expiration of the Rights Offering and accordingly you will not be able to know the number of Units you might receive or the amount of any refund that may be due to you until after the Expiration Date. You should carefully consider whether to exercise your Subscription Rights before the Expiration Date. You may not revoke or revise any exercises of Subscription Rights once made.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus February 10, 2017

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Table of Contents

ABOUT THIS PROSPECTUS

The registration statement we filed with the Securities and Exchange Commission, or SEC, includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” before making your investment decision.

You should rely only on the information provided in this prospectus or in a prospectus supplement or amendment thereto. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any state where the offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date hereof. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless the context otherwise requires, references in this prospectus to “Second Sight,” “the Company,” “we,” “us” and “our” refer to Second Sight Medical Products, Inc. Second Sight®, the Second Sight logo, FLORA®, and Argus® are registered trademarks, and Orion is a trademark of Second Sight Medical Products. Inc. Argus and Orion are referred to throughout this prospectus as Argus II and Orion I, respectively. All other product and company names are trademarks of their respective owners.

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QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the Rights Offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the Rights Offering. This prospectus contains more detailed descriptions of the terms and conditions of the Rights Offering and provide additional information about us and our business, including significant risks related to the Rights Offering, the Units offered hereby, common stock and warrants underlying the Units, and our business. We urge you to read this entire prospectus.

Why are we conducting the Rights Offering?

We are conducting the Rights Offering to raise additional capital:

•	to improve performance of the Argus II so as to allow treatment of better-sighted RP patients and thereby enlarge our current markets;

•	to continue funding the ongoing development of Orion I, a visual prosthesis for cortical stimulation that we expect will be able to treat nearly all forms of blindness;

•	to continue funding the ongoing clinical study of Argus II in patients with age-related macular degeneration (AMD); and

•	for general corporate purposes, including working capital, research and development, business development and operational purposes.

What is the Rights Offering?

We are distributing, at no charge, to record holders of our common stock, non-transferable Subscription Rights to purchase Units at the lesser of $2.00 or the closing price of our share on the Expiration Date, per Unit, which we refer to as the Subscription Price. Each Unit consists of one share of common stock and a Warrant representing the right to purchase one share of common stock at an exercise price equal to the Subscription Price. Each Warrant expires five years from the Expiration Date. The Subscription Rights will not be tradable. We intend to list the Warrants for trading on Nasdaq, but we cannot assure you that our listing application will be approved. Even if our listing application is approved, we cannot guarantee that a trading market for the Warrants will develop.

Holders of our shares have the right to invest $0.47 for each share of common stock owned at 5:00 p.m., New York City Time, on February 10, 2017 or the Record Date. Upon valid exercise of the Subscription Rights, the common stock and Warrants included in the Units will separate and will be issued as separate securities. You will receive Subscription Rights for each share of common stock that you owned as of 5:00 p.m. Eastern time on the Record Date.

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What are the Basic Subscription Rights?

For each whole share of common stock you owned as of the Record Date, you will receive Subscription Rights which give you the opportunity to invest $0.47 for each share of our common stock that you owned on the Record Date. Each Unit consists of one share of our common stock and a five-year Warrant to purchase one additional share of our common stock at an exercise price equal to the Subscription Price. For example, if you owned 1,000 shares of our common stock as of the Record Date, you would have the right to invest $0.47 for each share of Common Stock you own as of the Record Date, or $470, at the Subscription Price. If you invest $470, and if on the Expiration Date the closing price of our common stock as reported by Nasdaq is $2.03 per share, the Subscription Price will be $2.00 (which constitutes the lesser of $2.00 or the closing price per share on the Expiration Date), you would receive 235 Units consisting in the aggregate of 235 shares of our common stock and Warrants to purchase 235 shares of our common stock. If you invest $470, and on the Expiration Date the closing price of our common stock is $1.53 per share, the Subscription Price will be $1.53 and you would receive a rounded down 307 Units and a refund of $0.29. You may exercise all or a portion of your Basic Subscription Rights or you may choose not to exercise any Basic Subscription Rights at all. Subscription Rights may only be exercised in aggregate for whole numbers of shares of our common stock; no fractional shares of our common stock or warrants exercisable for fractional shares will be issued in the Rights Offering.

If you are a record holder, the amount that you may invest pursuant to your Basic Subscription Rights is indicated on the enclosed Rights Certificate. If you hold your shares in the name of a broker, dealer, bank, or other nominee who uses the services of the Depository Trust Company, or DTC, you will not receive a Rights Certificate. Instead, DTC will issue one Subscription Right to your nominee record holder for each share of our common stock that you own as of the Record Date. If you are not contacted by your nominee, you should contact your nominee as soon as possible.

What is the Over-Subscription Privilege?

If you exercise your Basic Subscription Rights in full, you may also choose to exercise your Over-Subscription Privilege to invest additional amounts that the other record holders do not subscribe for through the exercise of their Basic Subscription Rights. You should indicate on your Rights Certificate, or the form provided by your nominee if your shares are held in the name of a nominee, how much of an additional investment you would like to make pursuant to your Over-Subscription Privilege.

Subject to stock ownership limitations, if a sufficient number of Units is available after determining the Subscription Price, we will seek to honor your Over-Subscription request in full. If Over-Subscription requests result in exceeding the amounts available for investment, however, we will allocate the available Units pro-rata among the record holders exercising the Over-Subscription Privilege in proportion to the number of shares of our common stock each of those record holders owned on the Record Date. If this pro rata allocation results in any shareholder receiving a greater number of Units at the Subscription Price than the shareholder subscribed and paid for pursuant to the exercise of the Over-Subscription Privilege, then such shareholder will be allocated only that number of Units at the Subscription Price for which the shareholder was entitled to oversubscribe, and the remaining Units will be allocated among all other shareholders exercising and investing in the Over-Subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all Units have been allocated or all over-subscription exercises have been fulfilled, whichever occurs earlier. Although Gregg Williams, a member of our Board of Directors has advised us that he intends to exercise Subscription Rights, including Over-Subscription Privileges subject to availability, to acquire Units at the Subscription Price, for an aggregate investment of up to $10 million, Mr. Williams is under no obligation to do so. Mr. Williams, at his discretion, may seek to subscribe for more or less than the foregoing amount. The exact number of Units which Gregg Williams may acquire will be subject to allocations of Units pro rata among the record holders exercising the Over-Subscription Privilege as indicated above.

To properly exercise your Over-Subscription Privilege, you must deliver to the Subscription Agent the subscription payment related to your Over-Subscription Privilege before the Rights Offering expires. Because we will not know the total number of Units that may be issued prior to the expiration of the rights offering, if you wish to maximize the number of Units you purchase pursuant to your Over-Subscription Privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum amount you wish to invest at the Subscription Price, assuming that no shareholder other than you has exercised Basic Subscription Privileges and Over-Subscription Privileges.

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Fractional Units resulting from the exercise of the Subscription Rights will be eliminated by rounding down to the nearest whole Unit, with the total subscription payment being adjusted accordingly. See “The Rights Offering—The Subscription Rights—Over-Subscription Privilege.” To the extent your investment amount results in exercising your Over-Subscription Privilege for an amount of Units that exceeds the number of unsubscribed Units available to you at the Subscription Price, any excess subscription payments will be returned to you approximately within 10 business days after the expiration of the Rights Offering, without interest or penalty.

Broadridge Inc., our Subscription Agent, will determine the Over-Subscription allocation based on the formula described above.

What are the limitations on the exercise of the Basic Subscription Rights and Over-Subscription Privilege?

In the event that the exercise by a shareholder of the Basic Subscription Right or the Over-Subscription Privilege could, as determined by the Company in its sole discretion, potentially result in a limitation on the Company’s ability to use net operating losses, tax credits and other tax attributes, which we refer to as the “Tax Attributes,” under the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, and rules promulgated by the Internal Revenue Service, the Company may, but is under no obligation to, reduce the exercise by such shareholder of the Basic Subscription Right and/or the Over-Subscription Privilege to such number of Units as the Company in its sole discretion shall determine to be advisable in order to preserve the Company’s ability to use the Tax Attributes.

What are the terms of the Warrants?

Each Warrant entitles the holder to purchase one share of common stock for each whole share of common stock purchased in the Rights Offering at an exercise price equal to the Subscription Price for five years following the issuance of the Warrant. The Warrants will be exercisable by paying the exercise price in cash. We intend to list the Warrants for trading on Nasdaq, but we cannot assure you that our listing application will be approved. Even if our listing application is approved, we cannot guarantee that a trading market for the Warrants will develop. The Board of Directors of the Company at its discretion may call the Warrants for redemption on 30 days’ notice under certain market conditions following the two-year anniversary of this offering at a redemption price of $0.01 per warrant. Holders will be able to sell or exercise warrants prior to any announced redemption date. See “Description of Securities- Warrants Included in Units Issuable in the Rights Offering”.

Will fractional shares be issued upon exercise of Subscription Rights or upon the exercise of Warrants?

No. We will not issue fractional shares of common stock in the Rights Offering. Rights holders will only be entitled to purchase a number of Units representing a whole number of shares of common stock, rounded down to the nearest whole number of Units a holder would otherwise be entitled to purchase. Any excess subscription payments received by the Subscription Agent will be returned as soon as practicable after expiration of the Rights Offering, without interest or penalty. Similarly, no fractional shares of common stock will be issued in connection with the exercise of a Warrant.

What effect will the Rights Offering have on our outstanding common stock?

Based on 42,696,000 shares of common stock outstanding as of December 31, 2016, assuming no other transactions by us involving our common stock prior to the Expiration Date, if the Rights Offering is fully subscribed at a Subscription Price of $1.53 per Unit, which was the closing share price on January 23, 2017, we will issue approximately 13,116,000 shares of common stock to shareholders who exercise their Subscription Rights, and we will thereafter have approximately 55,812,000 shares of our common stock issued and outstanding and Warrants to purchase approximately 13,116,000 additional shares of our common stock will be outstanding (excluding currently outstanding warrants). The exact number of shares and Warrants that we will issue in this Rights Offering will depend on the number of Units that are subscribed for in the Rights Offering. In the event of further volatility and market or price declines, then notwithstanding full subscription of this Rights Offering we will sell no more than 15 million Units, which despite full subscription may result in our receiving proceeds that are not adequate for our operating needs. See “Risk Factors” and “The Rights Offering”.

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How was the Subscription Price determined?

In determining how to establish the Subscription Price, the directors considered, among other things, the following factors:

•	the current and historical trading prices of our common stock;

•	the price at which shareholders might be willing to participate in the Rights Offering;

•	the value of the Warrant being issued as a component of the Unit;

•	our need for additional capital and liquidity;

•	the cost of capital from other sources; and

•	comparable precedent transactions, including the percentage of shares offered, the terms of the subscription rights being offered, the Subscription Price and the discount that the Subscription Price represented to the immediately prevailing closing prices for those offerings.

In conjunction with the review of these factors, the Board of Directors also reviewed our history and prospects, including our past and present earnings and cash requirements, our prospects for the future, the outlook for our industry and our current financial condition and further considered recent volatile markets as well as the possible continued volatility of our stock during the period commencing on the Record Date and extending through the Expiration Date. The Board of Directors believes that the Subscription Price should be designed to provide an incentive to our current shareholders to participate in the Rights Offering and exercise their Basic Subscription Rights and their Over-Subscription Privileges.

The Subscription Price does not necessarily bear any relationship to any established criteria for value. You should not consider the Subscription Price as an indication of actual value of our company or our common stock. We cannot assure you that the market price of our common stock will not decline during the Rights Offering or after the Expiration Date. You should obtain a current price quote for our common stock before exercising your Subscription Rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this Rights Offering. Once made, all exercises of Subscription Rights are irrevocable, unless we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms of the Rights Offering set forth in this prospectus.

Am I required to exercise all of the Basic Subscription Rights I receive in the Rights Offering?

No. You may exercise any number of your Basic Subscription Rights, or you may choose not to exercise any Basic Subscription Rights. If you do not exercise any Basic Subscription Rights, the number of shares of our common stock you own will not change. However, if you choose to not exercise your Basic Subscription Rights in full, your proportionate ownership interest in our company will decrease. If you do not exercise your Basic Subscription Rights in full, you will not be entitled to exercise your Over-Subscription Privilege.

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How soon must I act to exercise my Subscription Rights?

If you received a Rights Certificate and elect to exercise any or all of your Subscription Rights, the Subscription Agent must receive your completed and signed Rights Certificate and payment for both your Basic Subscription Rights and any Over-Subscription Privilege you elect to exercise, including final clearance of any uncertified check, before the Rights Offering expires on March 6, 2017, at 5:00 p.m., New York City Time. If you hold your shares in the name of a broker, dealer, custodian bank, or other nominee, your nominee may establish a deadline before the Expiration Date by which you must provide it with your instructions to exercise your Subscription Rights, along with the required subscription payment.

May I transfer my Subscription Rights?

No. The Subscription Rights may be exercised only by the shareholders to whom they are distributed, and they may not be sold, transferred, assigned or given away to anyone else, other than by operation of law. As a result, Rights Certificates may be completed only by the shareholder who receives the certificate. The Subscription Rights will not be listed for trading on any stock exchange or market and are not transferable.

Will our directors and executive officers participate in the Rights Offering?

To the extent they hold common stock as of the Record Date, our directors and executive officers will be entitled to participate in the Rights Offering on the same terms and conditions applicable to other Rights holders. While none of our directors or executive officers has entered into any binding commitment or agreement to exercise Subscription Rights received in the Rights Offering, Gregg Williams, a member of our Board of Directors and a principal shareholder of the Company, has advised us that he intends to exercise his Basic Subscription Right and anticipates, on the same basis as available to other shareholders, exercising his Over-Subscription Privileges to purchase Units at the Subscription Price for a total investment that may amount to $10 million. Mr. Williams, nevertheless, may seek to subscribe for more or less than this indicated amount. The actual number of Units he acquires, if any, and any amount that he invests will also be dependent on the level of shareholder participation in this offering and the amount that Mr. Williams elects to invest. Certain other directors and executive officers also have indicated an interest in participating, but no assurance of any investment amount from them can be given.

Has the Board of Directors made a recommendation to shareholders regarding the Rights Offering?

No. Our Board of Directors makes no recommendation regarding your exercise of the Subscription Rights. Shareholders who exercise Subscription Rights will incur investment risk on new money invested. We cannot predict the price at which our shares of common stock will trade after the Rights Offering. On January 25, 2017, the closing price of our common stock was $1.37 per share. The market price for our common stock may be above the Subscription Price or may be below the Subscription Price following the Expiration Date. If you exercise your Subscription Rights, you may not be able to sell the underlying shares of our common stock, or shares received from exercise of the Warrants, in the future at or above the Subscription Price. You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms of the Rights Offering and the information contained in this prospectus. See “Risk Factors” for discussion of some of the risks involved in investing in our securities.

How do I exercise my Subscription Rights?

If you are a shareholder of record (meaning you hold your shares of our common stock in your name and not through a broker, dealer, bank, or other nominee) and you wish to participate in the Rights Offering, you must deliver a properly completed and signed Rights Certificate, together with payment of the amount you wish to invest for both your Basic Subscription Rights and any Over-Subscription Privilege you elect to exercise, to the Subscription Agent before 5:00 p.m., New York City Time, on March 6, 2017. If you are exercising your Subscription Rights through your broker, dealer, bank, or other nominee, you should promptly contact your broker, dealer, bank, or other nominee and submit your subscription documents and payment of the amount you wish to invest and subscribe for in accordance with the instructions and within the time period provided by your broker, dealer, bank or other nominee.

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What if my shares are held in “street name”?

If you hold your shares of our common stock in the name of a broker, dealer, bank, or other nominee, then your broker, dealer, bank, or other nominee is the record holder of the shares you own. The record holder must exercise the Subscription Rights on your behalf. Therefore, you will need to have your record holder act for you.

If you wish to participate in this Rights Offering and purchase Units, please promptly contact the record holder of your shares. We will ask the record holder of your shares, who may be your broker, dealer, bank, or other nominee, to notify you of this Rights Offering.

What form of payment is required?

You must timely pay the full Subscription Price for the full amount you wish to invest and subscribe for pursuant to the exercise of Subscription Rights by delivering to the Subscription Agent a:

•	personal check drawn on a U.S. bank;

•	cashier’s or certified check drawn on a U.S. bank;

•	U.S. Postal money order; or

•	wire transfer.

If you send payment by personal uncertified check, payment will not be deemed to have been delivered to the Subscription Agent until the check has cleared. If your personal check has not cleared by the Expiration Date, we will not accept your Subscription.

The payment received will be applied to exercise your Subscription Rights to the fullest extent possible based on the amount of the payment received when measured against the Subscription Price after its determination.

When will I receive my new shares of common stock and Warrants?

The Subscription Agent will arrange for the issuance of the common stock and Warrants as soon as practicable after the expiration of the Rights Offering, payment for the Units subscribed for has been received, and all prorating calculations and reductions contemplated by the terms of the Rights Offering have been effected. If you hold your shares in the name of a broker, dealer, bank, or other nominee, DTC will credit your account with your nominee with the securities you purchase in the Rights Offering. If you are a holder of record of shares, all shares that you purchase in the Rights Offering together with the Warrants will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration (DRS) account statement from our transfer agent reflecting ownership of the common stock and Warrants.

After I send in my payment and Rights Certificate to the Subscription Agent, may I cancel my exercise of Subscription Rights?

No. Exercises of Subscription Rights are irrevocable unless the Rights Offering is terminated or we amend the Rights Offering to allow for an extension of the Rights Offering for a period of more than 30 days or make a fundamental change to the terms of the Rights Offering set forth in this prospectus, in which case you may cancel your subscription and receive a refund of any money you have advanced, even if you later learn information that you consider to be unfavorable to the exercise of your Subscription Rights. You should not exercise your Subscription Rights and remit any amount unless you are certain that you wish to purchase Units at the Subscription Price, a price that will not be determined until after Expiration Date. See “Risk Factors” for further discussion of the risks related to this offering.

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How much will our company receive from the Rights Offering?

Assuming that Rights Offering is fully subscribed, through a combination of our shareholders exercising their Basic Subscription Rights and Over-Subscription Privileges, we estimate that the proceeds from the Rights Offering, based on shares outstanding at December 31, 2016 and a closing price per share of $1.37 on January 25, 2017, will be approximately $20.1 million, before deducting estimated expenses of $410,000 payable by us in connection with this offering. A Subscription Price of less than $1.34 per unit will result, however, in proceeds to us of less than $20.1 million even if this offering is fully subscribed. See “Rights Offering - Limitation on Purchase of Units.”

Are there risks in exercising my Subscription Rights?

Yes. The exercise of your Subscription Rights involves substantial risks. We require the proceeds of this offering to maintain our operations beyond the second quarter of 2017 and when acquiring Units you are basing your investment decision on financial results through September 30, 2016 (unaudited) and will be unable to assess our continued losses and other materially relevant information for the year ended December 31, 2016. Exercising your Subscription Rights involves the purchase of additional shares of our common stock and Warrants to purchase common stock, at a Subscription Price that will be determined as of the Expiration Date, and you should consider this investment as carefully as you would consider any other investment. We cannot assure you that the market price of our common stock will exceed the Subscription Price, nor can we assure you that the market price of our common stock will not further decline during or after the Rights Offering. We also cannot assure you that you will be able to sell shares of our common stock purchased in the Rights Offering or obtained upon the exercise of the Warrants at a price equal to or greater than the Subscription Price. In addition, you should carefully consider the risks described under the heading “Risk Factors” for discussion of some of the risks involved in investing in our securities.

Can the Board of Directors terminate or extend the Rights Offering?

Yes. Our Board of Directors may decide to terminate the Rights Offering at any time and for any reason before the expiration of the Rights Offering. We also have the right to extend the Rights Offering for additional periods in our sole discretion. We do not presently intend to extend the Rights Offering. We will notify shareholders if the Rights Offering is terminated or extended by issuing a press release.

If the Rights Offering is not completed or is terminated, extended or amended, will my subscription payment be refunded to me?

Yes. The Subscription Agent will hold all funds it receives in a segregated bank account until completion of the Rights Offering. If we do not complete the Rights Offering, all subscription payments received by the Subscription Agent will be returned within 10 business days after the termination or expiration of the Rights Offering, without interest or penalty. If we extend the Rights Offering for a period of over 30 days or make a fundamental change to the terms of the Rights Offering set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced.

If you own shares in “street name,” it may take longer for you to receive your subscription payment because the Subscription Agent will return payments through the record holder of your shares.

How do I exercise my Rights if I live outside the United States?

The Subscription Agent will hold Rights Certificates for shareholders having addresses outside the United States. To exercise Subscription Rights, foreign shareholders must notify the Subscription Agent and timely follow other procedures described in the section entitled “The Rights Offering – Foreign Shareholders.”

What fees or charges apply if I purchase Units in the Rights Offering?

We are not charging any fee or sales commission to issue Subscription Rights, or shares and Warrants underlying Subscription Rights, if you exercise your Subscription Rights. If you exercise your Subscription Rights through a broker, dealer, custodian bank, or other nominee, you are responsible for paying any fees your broker, dealer, bank, or other nominee may charge you.

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What are the U.S. federal income tax consequences of exercising my Subscription Rights?

For U.S. federal income tax purposes, we believe you should not recognize income or loss in connection with the receipt or exercise of Subscription Rights in the Rights Offering. You should consult your tax advisor as to the tax consequences of the Rights Offering in light of your particular circumstances. For a detailed discussion, see “Material U.S. Federal Income Tax Consequences.”

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer, bank, or other nominee, then you should send your subscription documents and subscription payment to that broker, dealer, bank, or other nominee. If you are the record holder, then you should send your subscription documents, Rights Certificate, and subscription payment to the Subscription Agent hand delivery, first class mail or courier service to:

By mail:	By hand or overnight courier:
Broadridge, Inc. Attention: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, New York 11717-0693 (855) 793-5068 (toll free)	Broadridge, Inc. Attention: BCIS IWS 51 Mercedes Way Edgewood, New York 11717 (855) 793-5068 (toll free)

You or, if applicable, your nominee are solely responsible for completing delivery to the Subscription Agent of your subscription documents, Rights Certificate and payment. You should allow sufficient time for delivery of your subscription materials to the Subscription Agent and clearance of payment before the expiration of the Rights Offering at 5:00 p.m. New York City Time on March 6, 2017.

Whom should I contact if I have other questions?

If you have other questions or need assistance, please contact the Information Agent:

Broadridge, Inc.

Attention: BCIS IWS

51 Mercedes Way

Edgewood, New York 11717

(855) 793-5068 (toll free)

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PROSPECTUS SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. Before you decide to invest in Units, you should read this entire prospectus carefully, including the section entitled “Risk Factors”.

OUR COMPANY

Overview

Second Sight was founded in 1998 with a mission to develop, manufacture, and market prosthetic devices that restore useful vision to blind individuals. Our principal offices are located in Sylmar, California, approximately 25 miles northwest of downtown Los Angeles. We also have an office in Lausanne, Switzerland, that manages our commercial and clinical operations in Europe, the Middle East, Latin America and Asia-Pacific.

Our current product, the Argus® II System, treats outer retinal degenerations, such as retinitis pigmentosa, also referred to as RP. RP is a hereditary disease, affecting an estimated 1.5 million people worldwide including about 100,000 people in the United States, that causes a progressive degeneration of the light-sensitive cells of the retina, leading to significant visual impairment and ultimately blindness. The Argus II System is the only retinal prosthesis approved in the United States by the Food and Drug Administration (FDA), and was the first approved retinal prosthesis in the world. By restoring a form of useful vision in patients who otherwise have total sight loss, the Argus II System can provide benefits which include:

•	improving patients’ orientation and mobility, such as locating doors and windows, avoiding obstacles, and following the lines of a crosswalk,
•	allowing patients to feel more connected with people in their surroundings, such as seeing when someone is approaching or moving away
•	providing patients with enjoyment from being “visual” again, such as locating the moon, tracking groups of players as they move around a field, and watching the moving streams of lights from fireworks, and
•	improving patients’ well-being and ability to perform activities of daily living.

The Argus II System provides an artificial form of vision that differs from the vision of people with normal sight. It does not restore normal vision and it does not reverse the progression of the disease. Results vary among patients: while the majority of patients receive significant benefit from the Argus II, some patients report receiving little or no benefit.

Our major corporate, clinical and regulatory milestones include:

•	In 1998, Second Sight was founded.
•	In 2002, we commenced clinical trials in the US for our prototype product, the Argus I retinal prosthesis.
•	In 2007, we commenced clinical trials in the US for the Argus II System, which later became our first commercial product.
•	In 2011, we received marketing approval in Europe (CE Mark) for the Argus II System.
•	In 2013, we received marketing approval in the United States (FDA) for the Argus II System.
•	In 2014, we launched the Argus II in the US, completed our initial public offering (“IPO”), and began trading on Nasdaq under the symbol “EYES.”
•	In 2015, we commenced a clinical trial in the UK for an expanded indication for the Argus II System in individuals with dry AMD.
•	In 2016, we successfully implanted and activated a wireless cortical visual prosthesis.

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Currently, after more than 18 years of research and development, more than $180 million of investment and over $34 million of grants awarded in support of our technology development, we employ over 100 people in the development (research, engineering and clinical), manufacture, and commercialization of the Argus II System and future products.

Our Technology

The Argus II System employs electrical stimulation to bypass degenerated photoreceptor cells and to stimulate remaining viable retinal cells thereby inducing visual perception in blind individuals. The Argus II System works by converting video images captured by a miniature camera housed in a patient’s glasses into a series of small electrical pulses that are transmitted wirelessly to an array of electrodes that are implanted on the surface of the retina. These pulses are intended to stimulate the retina’s remaining cells, resulting in a corresponding perception of patterns of light in the brain. Following the implant surgery, patients learn to interpret these visual patterns thereby regaining some useful vision, allowing them to detect shapes of people and objects in their surroundings.

We believe the Argus II System (including its implantable components) possesses several unique technological advancements compared to other neurostimulation devices including a hermetic package with the smallest size and largest number of individually programmable electrodes, and a patented electrode material that allows high charge densities and small electrode size. Several other engineering challenges, including device reliability, extended lifetime, and a safe and effective bio-interface, were overcome during the development of the product and these solutions have been protected both by patents and by trade secrets. As of December 31, 2016, we have 381 issued patents and 126 pending patent applications worldwide. Additionally, from a competitive standpoint, the Argus II System possesses attractive technical and other features that include:

•	a unique patented design that allows for a demonstrated lifetime and benefit of over 9.5 years,

•	surgical implantation that can be performed in three to four hours using standard vitreoretinal techniques,

•	a relatively large field of view (20 degrees),

•	implanted patients can undergo MRI procedures, and

•	individually programmable electrodes on the prosthesis which can permit further optimization of the device after implantation

We have demonstrated the ability to design products with long-term reliability. The Argus I retinal prosthesis, a proof of concept device that was a predecessor to the Argus II, was implanted in six patients in the United States. Argus I patients were implanted an average of almost six years, with one patient having used the device for over 10 years. The Argus II System has been implanted in over 200 patients. The average implant duration for these patients is nearly three years with several users continuing to use the system almost 10 years following implantation.

We are developing another product that stimulates the visual part of the brain rather than the retina, which we refer to as the Orion I visual prosthesis system. Our objective in designing and developing the Orion I visual prosthesis system is to bypass the optic nerve and directly stimulate the part of the brain responsible for vision, the visual cortex. This has the potential to help many more patients whose optic nerves are damaged by trauma or disease. As currently under development, the Orion I visual prosthesis system is based on technology that we utilize in our Argus II system, thereby reducing engineering investment costs and risks, and leveraging the reliability of the Argus II platform. By limiting the changes to the FDA approved Argus II system, we can progress relatively quickly to human trials.

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Our Markets

Retinitis Pigmentosa (RP)

RP is a group of inherited disorders that affect the retina. The retina is a layer of nerve cells at the back of the eye. RP is a disease that gradually robs relatively young people of their vision over time. Onset of RP is often noted in the teen years or early twenties, typically as night blindness. This is followed by a period of peripheral vision loss, until the patient is left with a tunnel of vision and then no remaining sight. Although there are various genetic causes (over 100) and thus variability in the disease progression, many people with advanced RP have lost all functional vision by their 40s or 50s. The Argus II System works by bypassing rods and cones which are defunct in these patients, and sending electrical signals directly to the retina’s remaining healthy cells.

Although there are reported trials for other treatments underway, to our knowledge the Argus II System remains the only approved therapeutic option for end-stage RP in the US, and to our knowledge it is the only treatment option generally available to commercial patients anywhere in the world.

Worldwide, an estimated 1.5 million people suffer from RP1, which includes about 100,000 in the US2.  Pan-European data is not readily available, but we believe it is reasonable to estimate that the average prevalence throughout Europe is similar to the average prevalence within the US, and so the ratio of populations could be used to estimate the number of Europeans affected as 167,000 in the 28 EU countries3,4.  Approximately 25% of people with RP in the US have vision that is 20/200 or worse (legally blind)5. Since the bare light perception or worse vision criterion for the US indication is worse than 20/200, we know the subset of patients that can be treated by the Argus II System is less than 25,000 in the US. Reliable market data estimating the actual number of patients with bare light perception or worse vision is unavailable. We believe that the majority of patients with vision 20/200 or worse have vision that is better than bare light perception and thus, are not currently candidates for Argus II. In Europe, the indicated vision loss for Argus II patients is severe to profound which, while better than bare light perception, remains somewhat worse than 20/200. An estimated 42,000 patients in Europe with RP have vision worse than 20/200 and we estimate that the subset of RP patients that can be treated in Europe to be somewhat smaller than this number. As in the US, reliable market data estimating the actual number of patients with severe to profound vision loss or worse is unavailable. We believe that the majority of patients with vision 20/200 or worse in Europe have vision that is too good to be considered a candidate for Argus II with current clinical indications and physician practice. Worldwide, we estimate that 375,000 people are legally blind due to RP, and that a portion of these would be candidates for the Argus II System.

As we improve the quality of vision that the Argus II can produce, we expect to be able to treat a higher percentage of the legally blind population by treating better sighted patients.

1 Weleber, R.G. and Gregory-Evans, K. (2001) ‘Retinitis Pigmentosa and allied disorders.’ In Ryan, S.J. (ed.), Retina. Mosby, St. Louis, pp, 362-470.

2 Foundation Fighting Blindness estimates that about 100,000 Americans are affected by RP or similar diseases. (http://www.ffb.ca/documents/File/rp_guide/Guide_to_RP_and_Other_Related_Diseases.pdf)

3 Eurostat. Retrieved 1 January 2013.

4 Haim M. Epidemiology of Retinitis Pigmentosa in Denmark. Acta Ophthalmol Scand Suppl 2002; 1-34.

5 Grover et al., ‘Visual Acuity Impairment in Patients with Retinitis Pigmentosa at Age 45 Years or Older’, Ophthalmology. 1999 Sept; 106(9):1780-5.

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Age Related Macular Degeneration (AMD)

AMD is a relatively common eye condition and the leading cause of vision loss among people aged 65 and older1. The macula is a small spot near the center of the retina and its damage results in loss of central vision. AMD can start as a blurred area near the center of vision and over time it can grow larger until loss of central vision occurs. Central vision is extremely important for everyday tasks such as reading, writing, and face recognition.

There are three stages of AMD defined in part by the size of drusen (yellow deposits) under the retina. Early and intermediate stage AMD has few symptoms or vision loss. These earlier stages of the disease are usually left untreated or dealt with using diet supplementation. People with advanced AMD have vision loss from damage to the macula. There are two types of late stage AMD:

Dry AMD: There is a breakdown of light sensitive cells in the macula that send visual information to the brain, and the supporting tissue beneath the macula. This damage causes vision loss.

Wet AMD: Blood vessels grow underneath the retina. These vessels might leak blood which may lead to swelling and damage of the macula. This damage may be severe and can progress quickly.

Worldwide, between 20 and 25 million people are estimated to suffer from vision loss due to AMD2, and of these about two million have vision that is considered legally blind, or worse3.  In the US, just over two million people experience vision loss due to AMD according to a 2010 study by the National Eye Institute. Of the 1.3 million legally blind Americans4, we estimate that 42.5% (or 552,500) are due to AMD5.  Applying this percent of legally blind due to AMD (42.5%) to the total number of legally blind people in Europe (2.55 million)6, we estimate the population of legally blind individuals from AMD to be about 1.08 million individuals in Europe. We believe the Argus II System may be able to help a subset of these legally blind AMD patients who have severe to profound vision loss. To date, though clinical testing has produced subjective improvements, we have not yet demonstrated objective benefits. The challenge in demonstrating objective benefits in these patients is that they maintain residual peripheral vision. Thus, we must demonstrate that the quality of the vision we produce is better than their residual vision, which is much more challenging than demonstrating benefit for the RP patients we are currently treating, which have completely lost all vision.

Other diseases resulting in blindness that may be treated by Orion I cortical visual prosthesis system

Many diseases outside of RP and AMD can also cause blindness. Many of the largest causes of visual impairment (i.e. refractive error and cataracts) are avoidable or curable, and their prolonged or untreated impact on vision is largely observed in developing nations and are not part of our target market. Some other causes of blindness, such as brain trauma, may also not be suitable for treatment by a cortical stimulator. However, the remaining causes of severe vision loss which include glaucoma, diabetic retinopathy, eye trauma, retinopathy of prematurity and many others can result in severe visual impairment that we anticipate to be treatable by an Orion I visual prosthesis system.

According to the World Health Organization (WHO)7, 285 million people suffer from vision loss worldwide. Of these, 39 million people are considered legally blind. The WHO further estimates that 80% of legal blindness is avoidable, leaving 7.8 million legally blind individuals, including those blind due to AMD and RP, or 5.8 million excluding AMD and RP. In the US, 1.3 million people are legally blind8, of which we estimate 44.3%, or 575,900, are legally blind due to causes other than preventable/treatable conditions, RP or AMD9. Applying the same logic, we estimate 1.13 million individuals are legally blind in Europe due to causes other than preventable/treatable conditions, RP or AMD. As with Retinitis Pigmentosa, we believe the initial Orion I will treat a subset of these legally blind individuals, likely starting with the ones who are completely blind and moving to better sighted patients as the technology improves.

1 The Eye Diseases Prevalence Research Group, 2004a; CDC, 2009.

2 Choptar, A., Chakravarthy, U., and Verma, D. ‘Age Related Macular Degeneration’. BJM 2003;326:485.

3 Global Data on Visual Impairments 2010, World Health Organization.

4 National Eye Institute (http://www.nei.nih.gov/eyedata/blind.asp).

5 Congdon N, O’Colmain B, Klaver CC, et al. Causes and prevalence of visual impairment among adults in the United States. Arch Ophthalmol. Apr 2004;122(4):477-485. This percent amount was derived from the rates of different causes of blindness by different races and racial demographic data from 2010 US Census data.

6 Global Data on Visual Impairments 2010, World Health Organization.

7 WHO Fact Sheet number 282, updated October 2013.

8 National Eye Institute (http://www.nei.nih.gov/eyedata/blind.asp).

9 Congdon N, O’Colmain B, Klaver CC, et al. Causes and prevalence of visual impairment among adults in the United States. Arch Ophthalmol. Apr 2004;122(4):477-485. This percent amount was derived from the rates of different causes of blindness by different races and racial demographic data from 2010 US Census data.

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Our Strategy

Second Sight’s strategy can be summarized as follows:

•	Establish surgical Centers of Excellence (COE) and expand reimbursement coverage to reach a larger percentage of eligible patients,

•	Improve Argus II performance and significantly expand use in the larger RP population by treating better-sighted RP patients and thereby also enlarge the markets which we currently serve,

•	Leverage proven ARGUS technology to restore useful vision with cortical stimulation and expand addressable market to include a portion of the almost 6 million patients who are blind from eye trauma, optic nerve disease, and other unpreventable causes, and

•	Continue clinical testing of Argus II in AMD patients with new software to demonstrate benefit and provide necessary data to inform further clinical trials and/or R&D efforts.

Establish Centers of Excellence (COE) and expand reimbursement coverage to reach a larger percentage of eligible patients

We launched the Argus II System in Italy and Germany at the end of 2011; in Saudi Arabia, France, the Netherlands and England in 2013; in Switzerland, Spain, the US and Canada in 2014; and Austria and Turkey in 2015. We are employing a refined Centers of Excellence sales strategy, deploying the Argus II at prominent, reputable eye centers which are equipped to handle all aspects of an Argus II program including patient recruitment, surgery, fitting and rehabilitation. We believe this strategy represents an efficient use of our capital after giving consideration to the following factors:

•	Size of the RP patient population that is currently treatable by Argus II,
•	Complexity of the technology, surgery, post-surgery programming and rehabilitation, and
•	Cost of selecting, qualifying, training and building qualified Centers of Excellence.

When selecting new sites, we focus on high quality health providers considering the following factors:

•	Geographic location,
•	Facility and surgeon skill and reputation,
•	Willingness of the site to recruit and screen for eligible patients,
•	Established regulatory and reimbursement pathways,
•	Desire and capability of institution to perform a significant number of surgeries annually,
•	Ability of site to perform post-surgery programming of Argus technology, and
•	Capability of site and/or local resources to direct artificial vision rehabilitation

As of December 31, 2016, we have 15 qualified centers in the United States and Canada that are capable of implanting the Argus II.  Ultimately, we anticipate serving the North American RP market with approximately 35 implanting centers across the US and Canada. In Europe and the Middle East, we currently have 21 centers that are actively implanting the Argus II (eight in Germany, three in France, one in Saudi Arabia, four in Turkey, two in Spain, and three in Italy).  We believe that we will be able to serve the European and Middle East markets for RP by having approximately 50 centers across Europe and the Middle East.

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To date, we have employed direct sales and clinical specialists to service our markets in the US and Canada.  The majority of our markets in Europe are also serviced by a direct sales and clinical specialist team. As of December 31, 2016, the sales/clinical specialist team for North America numbered four persons and the sales/clinical team for Europe and the Middle East numbered seven persons.  In some cases, we believe that we can more efficiently expand our reach by securing distributors in key markets. To date, we have appointed distributors in Spain, Turkey, Saudi Arabia, South Korea, Taiwan, and Argentina. We expect that our distributors will commit to providing support services that include marketing, market access, sales, surgical support, post-surgery programming, rehab coordination and service.

The Company is evaluating potential new markets including countries in Latin America or Asia Pacific regions. We will selectively enter markets based on multiple factors including: the presence of RP patients, skilled surgeons, a facility with the necessary support infrastructure, a reliable source of funding or reimbursement along with the assurance that needed clinical, rehab and surgical support can be provided.

Centers of Excellence

Our revised COE strategy in the US market is designed to help our centers more effectively manage Argus II patients and achieve better, more consistent patient outcomes. The COE strategy consists of four major initiatives: (1) financial, (2) patient recruitment, education and screening, (3) post-surgery programming, and (4) patient support and artificial vision rehab.

•	First, there are the financial considerations. As reported, the CMS hospital outpatient final rule assigned a payment rate of $150,000 for the Argus II and the associated surgical procedure beginning January 1, 2017. Physician fees continue to be reimbursed separately. Our current pricing strategy should generally ensure full reimbursement coverage of hospital surgical procedure costs including the Argus II system. We are also pleased that effective July 1, 2017, CPT codes for post-surgery programming will be available. These developments should ensure a favorable economic analysis for any center evaluating an Argus II program.

•	Second, regarding patient recruitment, education and screening, we will focus our outreach efforts around select centers to ensure a steady flow of patients. We have upgraded the pathways by which we screen prospective patients so that individuals who are referred to hospitals have a higher probability of being a candidate for surgery. In addition, we have a significant number of eligible, motivated patients who currently do not have access to Argus because they must travel hundreds of miles to a center, for screening, for surgery, and for post-surgery programming and rehabilitation. We are working closely with a few of our most experienced centers to provide highly qualified treatment for these patients.

•	Third, in terms of the post-surgery programming, our recent and future product improvements are aimed at simplifying the programming procedure for the site and for the patient. In fact, we have recently reduced the expected time to program our system from two days down to a half day. As with the surgery, we anticipate that repetition will make the programming more routine for the institution. Moreover, as mentioned above, we have secured CPT codes to allow sites, effective July 1, 2017 to submit for reimbursement when they program an Argus system.

•	Finally, the last pillar of this initiative - patient support and artificial vision rehabilitation - is extremely important. We have been working with various sites to identify and document best practices related to rehabilitation with the goal being an improved, comprehensive rehabilitation guide. Our new rehabilitation program will include certification level training to our dedicated customers and rehab providers in the U.S. We are now proactively coordinating with our customers to ensure their Argus II patients complete this rehabilitation curriculum, with attention to the important first three to four months post-surgery.

In summary, the aim of the COE program is to establish implanting centers and physician clinics that are more intimately knowledgeable, self-sufficient, and confident, enabling them to be able to treat a higher volume of patients. We also feel the COE program is important development work that prepares the Company and our customers for the support requirements necessary to serve expanded patient populations in the future such as better-sighted RP patients.

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Global Reimbursement

Obtaining reimbursement from governmental and private insurance companies is critical to our commercial success. Due to the cost of the Argus II System, our sales would be limited without the availability of third party reimbursement. In the US, coding, coverage, and payment are necessary for the surgical procedure and Argus II system to be reimbursed by payers. Coding has been established for the device and the surgical procedure. Coverage and payment vary by payer. The majority of Argus II patients are eligible for Medicare, and coverage is primarily provided through traditional Medicare (sometimes referred to as Medicare Fee-for-Service (FFS) or Medicare Advantage. A small percentage of patients are covered by commercial insurers.

•	Medicare FFS patients – Coverage is determined by Medicare Administrative Contractors (MACs) that administer various geographic regions of the US. As of January 1, 2017, positive coverage decisions for the Argus II are effective in five of 12 MAC jurisdictions (comprising 17 states). Effective January 1, 2017, CMS established a New Technology Ambulatory Payment Class (APC) 1906, Level 51, with a payment rate of $150,000 for both the procedure and the Argus II Retinal Prosthesis System.

•	Medicare Advantage patients – Medicare Advantage plans are required to cover the same benefits as those covered by the MAC in that jurisdiction. For example, if a MAC in a jurisdiction has favorable coverage for the Argus II, then all Medicare Advantage plans in that MAC jurisdiction are required to offer the same coverage for the Argus II. Individual hospitals and ASCs may negotiate contracts specific to that individual facility, which may include additional separate payment for the Argus II implant system. In addition, procedural payment is variable and can be based on a percentage of billed charges, payment groupings or other individually negotiated payment methodologies. Medicare Advantage plans also allow providers to confirm coverage and payment for the Argus II procedure in advance of implantation. In 2015 and 2016 combined, 93% of all Medicare Advantage pre-authorization requests for Argus II procedures were granted.

•	Commercial insurer patients – Commercial insurance plans make coverage and payment rate decisions independent of Medicare, and contracts are individually negotiated with facility and physician providers.

During the nine months ended September 30, 2016, 10 individuals in the US and Canada were implanted with the Argus II technology. Of the 10 patients, seven were Medicare FFS patients, one was a Medicare Advantage patient, one was a Veteran’s Administration patient and the remaining one was a privately funded patient in Canada.

Second Sight employs dedicated employees and consultants with insurance reimbursement expertise engaged to expand and enhance coverage decisions. Currently, five MAC jurisdictions comprising 17 states have agreed to cover the Argus II System when medically necessary for the FDA approved indications. The MACs now covering the Argus II include First Coast Service Options (Florida, Puerto Rico and U.S.V.I.), CGS Administrators, LLC (for the states of Ohio and Kentucky), Palmetto GBA (for the states of North and South Carolina, West Virginia and Virginia, other than the counties of Arlington and Fairfax in Virginia and the City of Arlington in Virginia), National Government Services, Inc. (NGS), Jurisdiction 6 (for the states of Illinois, Minnesota and Wisconsin), and NGS, Jurisdiction K (for the states of Connecticut, New York, Maine, Massachusetts, New Hampshire, Rhode Island and Vermont). We are actively engaged with the remaining MACs and are committed to supporting their requests for additional information and clinical evidence. We expect that additional positive coverage decisions will be issued over time but cannot predict timing or ultimate success with each MAC.

Within Europe, we have obtained reimbursement approval or funding in Germany, France and one region of Italy. On December 22, 2016, NHS England announced it would cover 10 Argus implantations as part of a Commissioning through Evaluation (CtE) program. The CtE program is especially designed for treatments that show significant promise for the future, while new clinical and patient experience data are collected within a formal evaluation program. This program is similar to the Forfait Innovation program in France. NHS England is known to be under significant financial pressure and also highly selective in adopting innovative technologies – which must demonstrate sufficient value for the cost expended.

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We are seeking reimbursement approval in other countries including Belgium, Switzerland, Turkey, and we are also seeking reimbursement approval in additional regions of Italy. In France, Second Sight was selected to receive the first "Forfait Innovation" (Innovation Bundle) from the Ministry of Health, which is a special funding program for breakthrough procedures to be introduced into clinical practice. As part of this program, Second Sight is conducting a post-market study in France which has enrolled a total of 18 subjects and will follow them for two years.  The French program will fund implantation of up to 18 additional patients that will not be part of the post-market study. After review of the study’s results, we expect Argus II therapy to be covered and funded through the standard payment system in France, however, we can provide no assurance that the French government will continue to fund the Argus II after the first 36 implants.

To date, we have not faced traditional sales challenges in any of our markets, largely due to the currently unmet clinical need and the lack of any other commercially available device or competitive treatment for RP-caused profound blindness. Our marketing activities have focused on raising awareness of the Argus II System with potential patients, implanting physicians, and referring physicians. Our marketing activities include exhibiting, sponsoring symposia, and securing podium presence at professional and trade shows, securing journalist coverage in popular and trade media, attending patient meetings focused on educating patients about existing and future treatments, and sponsoring information sessions for the Argus II System. In the US, our efforts in 2017 will focus on media ads dedicated to RP patients and their families. These ads will be placed in geographic areas where we have Centers of Excellence committed to Argus II.

Improve Argus II performance and significantly expand use in the RP population by treating better-sighted patients

The Argus II System is currently approved for RP patients with bare or no light perception in the US, and in Europe for severe to profound vision loss due to outer retinal degeneration, such as from retinitis pigmentosa, choroideremia, and other similar conditions. The number of people who are legally blind due to RP is estimated to be about 25,000 in the US, 42,000 in Europe, and about 375,000 total worldwide. As discussed above, a subset of these patients would be eligible for the Argus II System since the approved baseline vision for the Argus II System is worse than legally blind (20/200). Scarce epidemiological data on visual acuity below legal blindness make it difficult to determine a precise estimate of the potential patient population for this device, but resulting from our commercial efforts thus far we believe most legally blind patients have vision too good for Argus II’s current clinical indications.

The Company believes an opportunity exists to expand the use of its technology to better sighted individuals with RP who are currently not being treated. In order to achieve this market expansion, the Company plans to start collecting clinical data in 2017 and is undertaking multiple development efforts to improve the technology’s performance. Our clinical and R&D plans for this market segment can be summarized as follows:

•	Clinical trials with better-sighted individuals – The Company intends to start collecting clinical data at multiple sites in Europe during 2017 to determine if the Argus II provides sufficient clinical benefit to these better-sighted patients. If successful, the Company would proceed with the various required steps to obtain regulatory approval and reimbursement coverage for treatment of this expanded patient group.

•	Retinal stimulation protocols – We believe that we can achieve improved resolution by adjusting retinal stimulation protocols. An example is the use of current steering to cause perception of pixels between electrodes. By producing these ‘virtual’ pixels, we may be able to increase the effective resolution of the Argus II beyond the physical number of electrodes (which today total 60). We began testing these protocols in patients during Q4 2016 and have obtained some encouraging initial results, but testing is still in early stage and no assurance can be given that we will be successful. We expect to continue patient testing in 2017, and assuming successful clinical results, would target commercial implementation of these revised retinal stimulation protocols in 2018. Given the initial positive results with our retinal stimulation protocol testing, we have prioritized this work ahead of our next-generation external hardware.

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•	External hardware – We continue our development of a new external system. The new externals will include redesigns of the head mounted telemetry system (glasses), camera and video processing unit (VPU). The new VPU will possess processing power many times greater than the current Argus II system, which will enable enhanced image processing and support for the commercial implementation of the new retina stimulation protocols discussed above. We anticipate that the new external system will be commercially available in 2018.

•	Other longer-term R&D efforts – We are developing even more advanced software to improve the quality and usefulness of the Argus II vision delivered to patients. If successful, we expect that these software packages will run on the new external system described above. As part of this effort, we recently signed an exclusive license and funding agreement for issued and future patents with a commercial partner, providing funding to Second Sight for research including two research grants, totaling more than $450,000, from the National Eye Institute. This research will be related to distance filtering and thermal imaging. The development of advanced software packages is in the early phases and no assurance can be made that our efforts will be successful nor can we predict commercialization dates.

Leverage proven ARGUS technology to restore some vision with cortical stimulation and expand addressable market to include a portion of the almost 6 million patients who are blind from eye trauma, optic nerve disease, and other unpreventable causes

We believe we can further expand our market to include nearly all profoundly blind individuals, other than those who are blind due to preventable diseases or due to brain damage, by developing a visual cortical prosthesis. We refer to this product as the OrionTM I visual prosthesis system. We estimate that there are approximately 5.8 million people worldwide who are legally blind due to causes other than preventable conditions, RP or AMD. If approved for marketing, the FDA and other regulatory agencies will determine the subset of these patients who are eligible for the Orion I.

Our objective in designing and developing the Orion I visual prosthesis system is to bypass the optic nerve and directly stimulate the part of the brain responsible for vision. As currently under development, the Orion I visual prosthesis system is based on technology that we utilize in our Argus II system, thereby reducing engineering investment costs and risks, and leveraging the reliability of the Argus II platform. We plan to submit an IDE application to the FDA in 2017 to begin a human feasibility study of the Orion I visual prosthesis system. We also expect to implant and activate our Orion I visual prosthesis system in human subjects during 2017. This study will confirm initial findings in our human pilot study we announced in Q4 2016 and provide the first human data of a fully functional wireless visual cortical stimulator system including the external video camera system. This initial study in a small number of subjects, if successful, should also form the basis for an expansion to a pivotal clinical trial in 2018.

In Q4 2016 the Company announced the successful implantation and activation of a wireless visual cortical stimulator in a human subject. In the UCLA study supported by Second Sight, a 30-year-old patient was implanted with a wireless multichannel neurostimulation system on the visual cortex and was able to perceive and localize individual phosphenes or spots of light with no significant adverse side effects. While the technology implanted was not the Orion I, the study is significant in our efforts to advance our technology and is providing valuable data to support the ongoing development and subsequent clinical trial of our Orion I. This important clinical result so far confirms our hypothesis that the Orion I will function similarly to the Argus II and has increased the priority of this program.

Continue clinical testing of Argus II in AMD patients to demonstrate benefit and provide necessary data to inform further clinical trials and/or R&D efforts

We began a five-subject pilot study in the United Kingdom in June 2015, to determine the utility of the Argus II System for use in persons suffering from dry AMD. In Q2 2016 we completed enrollment and continue to track the subjects via the site in Manchester. The subjects have reported the ability to integrate their native peripheral vision with their artificial central vision. Subjects also report that they enjoy using their Argus system. To date, however, the subjects have not demonstrated significant objective benefit over their residual vision when using the Argus II. We plan to continue testing these subjects and will submit a revised clinical protocol in early 2017. Our approaches to improving the effective resolution in RP patients may also work in AMD patients, which could help us demonstrate objective benefit over their residual vision. The revised protocol will request approval to test new retinal stimulation techniques with the existing subjects with the belief they will benefit. If this clinical testing is successful, we plan to enroll additional patients in our pursuit of a solution for this large patient population.

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We estimate the population of people who are legally blind due to AMD to be about 552,500 in the US, 1.08 million in Europe, and two million worldwide. If Argus II is approved for AMD, we believe that a subset of these patients would be eligible for the Argus II. Because of the clinical uncertainly, we are not yet prepared to predict a timeline to commercialize our technology for this large patient population. No assurance can be given that we will be successful in any of these endeavors.

Our Competition

The US life sciences industry is highly competitive and well-positioned for future growth. The treatment of blindness is a significant clinically unmet need and others continue to make progress. There are several approaches to treating blindness including:

•	Retinal Prostheses (including the Argus II): aimed at giving more visual ability to a blind patient via implanting a device in the eye to stimulate remaining retina cells. Electrical neurostimulation technology has seen growing use in recent years for numerous applications– such as chronic pain, Parkinson’s disease, Essential tremor, Epilepsy, and others.

•	Transplants: transplanting retinal tissue to stimulate remaining retina cells.

•	Stem Cells: generally involve implanting immature retinal support cells aimed at slowing retinal degeneration. A single patient with wet AMD was implanted in London in 2015 with an embryonic stem cell line in a study sponsored by Pfizer. Patients with dry AMD are also being recruited in Los Angeles for a similar study. No data is yet available as to safety or efficacy of these implantations.

•	Genetics and Gene Therapy: involves identifying a specific gene that is causing retinal problems (there are over 120 for retinitis pigmentosa alone) resulting in visual impairments and blindness; and inserting healthy genes into an individual’s cells using a virus to treat the diseases. A company recently announced phase 3 data for a 21-patient study with a median age of 11 for a gene that affects a very small percentage of retinitis pigmentosa patients, RPE65. That company reportedly met its primary endpoint (completing a maze test) but did not report improved visual acuity. That company is expected to apply for FDA approval in 2017. If this product garners FDA approval (which would make it the first gene therapy ever approved by the FDA), we believe that there is no overlap with our current market since our patients are generally older (Argus II is indicated for an age minimum of 25 in the US) while the other company injects better sighted patients since it is attempting to show an improvement in residual vision rather than restoring vision that is completely lost which is our objective for the Argus II market.

•	Optogenetics Therapy: aimed at slowing down, reversing, and/or eliminating the process by which photoreceptors in the eye are compromised. This therapy also requires infecting the patient’s cells with a virus. However, instead of fixing a gene defect, this approach would cause cells within the eye to become light sensitive. Animal work has shown that these cells are not sensitive enough to respond to ambient light, so this approach currently also requires a light amplifier outside the body to increase light delivered to the retina.

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•	Nutritional Therapy: involves diets or supplements that are thought to prevent or slow the progress of vision loss.

•	Implantable Telescope: VisionCare, Ophthalmic Technologies, Inc. offers an FDA approved implantable miniature telescope for AMD, a magnifying device that is implanted in the eye. The VisionCare telescope is approved for use in patients with severe to profound vision impairment (best corrected visual acuity of 20/160 to 20/800) due to dry AMD.

•	Wicab’s The BrainPort® V100 includes a video camera mounted on a pair of sunglasses, a hand-held controller, and tongue array. The tongue array contains 400 electrodes and is connected to the glasses via a flexible cable. White pixels from the camera are felt on the tongue as strong stimulation, black pixels as no stimulation, and gray levels as medium levels of stimulation. This device is indicated for the profoundly blind.

•	There are currently no treatments for AMD after the disease has caused severe to profound vision loss nor are there any established treatments that delay or reverse the progression of Dry AMD other than supplements.

•	Therapies exist for Wet AMD that delay the progression of visual impairment or slightly improve the vision, rather than completely curing or reversing its course. These therapies are approved in many regions throughout the world, including the US and EU.

Commercial efforts to develop retinal implants by others include:

•	Retina Implant AG: A privately held German company that is developing the Alpha IMS, a wireless sub-retinal implant. Although this company had obtained CE Mark in 2013 and was expected to begin commercialization during 2015 in the EU, to our knowledge this product is still not generally available to commercial patients. Publications from the company reported frequent device failures of the Alpha IMS in patients. The company has reportedly improved the design and rebranded its system as the Alpha AMS. Two clinical trial patients are reported to have been implanted in the UK during 2015 and/or 2016. Other reports of implants are unconfirmed. To our knowledge, Retina Implant has not obtained FDA approval to begin a clinical trial in the US but has announced that it plans to advance commercialization efforts that include obtaining reimbursement and opening new implanting centers.

•	Pixium Vision S.A.: A publicly held French company that is developing the IRIS (Intelligent Retinal Implant System) that is surgically placed into the eye and attached to the surface of the retina. Similar to our Argus II technology, its system uses a camera and a wireless transmitter. Pixium is in clinical studies with IRIS and received CE Mark in 2016. Pixium has indicated it plans to begin commercialization of its product during 2017 in the EU. In January 2017 Pixium announced that it had completed 10 implants in its IRIS II study. They had also reportedly planned to implant a passive sub-retinal implant, the PRIMA, in AMD subjects in 2016, but have not yet announced any implants. To our knowledge, Pixium Vision has not obtained FDA approval to begin any clinical trial in the US.

•	NanoRetina Inc., a company based in Israel, and several other early stage companies are reported to have developed intellectual property or technology that may improve retinal prostheses in the future, but to our knowledge none of these efforts has resulted in a completed system that has been tested clinically in patients.

•	Academic entities are also working on vision restoring implants. These include Bionic Vision Australia (an early prototype device has been developed and to our knowledge implanted in three human subjects), Boston Retinal Implant project (preclinical phase), Stanford University (preclinical), Monash Vision Group (preclinical phase) , and the Illinois Institute of Technology (preclinical phase) . Of these projects, we believe most have not yet demonstrated a working implant, only one has reportedly begun long-term clinical work in humans, and to our knowledge none has received FDA approval to begin clinical trials in the US

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No other retinal prosthesis to our knowledge has been successful in long-term human trials, currently making the Argus II System the sole implant generally available to commercial patients for treating RP in the US, Canada, EU, and Saudi Arabia. We anticipate that our competitors are unlikely to obtain significant commercial traction in EU until they have developed in depth clinical data showing the reliability and functionality of their products.

Risk Factors that affect us

See “Risk Factors” beginning on page 33 and other information included elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Corporate Information

Second Sight Medical Products, Inc. was incorporated in California in May 2003 as a successor to Second Sight LLC, a Delaware limited liability company formed in 1998. Our principal executive offices and manufacturing facilities are located at 12744 San Fernando Road, Suite 400, Sylmar, California 91342. Our telephone number is (818) 833-5000. Our European subsidiary, Second Sight Medical Products (Switzerland) Sàrl, maintains offices at EPFL-PSE A, Route de Jean-Daniel Colladon, CH-1015 Lausanne, Switzerland.

Our website address is www.secondsight.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus.

Unless otherwise indicated, the terms “Second Sight,” “we,” “us” and “our” refer to Second Sight Medical Products, Inc., a California corporation, and our subsidiaries.

“Second Sight,” “Argus”, “FLORA” and the Second Sight logo are our registered trademarks and, "Orion" is a trademark in the US, EU and Switzerland.

Emerging Growth Company

The Jumpstart Our Business Startups Act, or the JOBS Act, was enacted in April 2012 with the intention of encouraging capital formation in the United States and reducing the regulatory burden on newly public companies that qualify as “emerging growth companies.” We are an emerging growth company within the meaning of the JOBS Act. As an emerging growth company, we may take advantage of certain exemptions from various public reporting requirements, including the requirement that our internal control over financial reporting be audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, certain requirements related to the disclosure of executive compensation in this prospectus and in our periodic reports and proxy statements, and the requirement that we hold a nonbinding advisory vote on executive compensation and any golden parachute payments. We may take advantage of these exemptions until we are no longer an emerging growth company.

We will remain an emerging growth company until the earliest to occur of

•	the last day of the fiscal year in which we have $1.0 billion or more in annual revenue;
•	the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates;
•	the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or
•	the last day of the fiscal year ending after the fifth anniversary of our initial public offering.

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Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act) are required to comply with the new or revised financial accounting standard.  The JOBS Act also provides that a company can elect to opt out of the extended transition period provided by Section 102(b)(1) of the JOBS Act and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable.  We have irrevocably elected to opt out of this extended transition period provided by Section 102(b)(1) of the JOBS Act.  Even though we have elected to opt out of the extended transition period, we may still take advantage of all of the other provisions of the JOBS Act, which include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, the reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and the exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

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SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated statements of operations data for the years ended December 31, 2015 and 2014 and the consolidated balance sheet data as of December 31, 2015 and 2014 have been derived from our audited consolidated financial statements that are included in this prospectus. The summary consolidated statements of operations data for the nine-month periods ended September 30, 2016 and 2015 and the consolidated balance sheet data as of September 30, 2016 are derived from our unaudited consolidated financial statements that are included elsewhere in this prospectus. The historical financial data presented below is not necessarily indicative of our financial results in future periods, and the results for the nine-month period ended September 30, 2016 are not necessarily indicative of our operating results to be expected for the full fiscal year ended December 31, 2016 or any other period. You should read the summary consolidated financial data in conjunction with those financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our unaudited consolidated financial statements have been prepared on a basis consistent with our audited financial statements and include all adjustments, consisting of normal and recurring adjustments that we consider necessary for a fair presentation of the financial position and results of operations as of and for such periods.

	Year Ended		Nine Months Ended
	December 31,		September 30,
Consolidated Statements of Operations Data (In thousands):	2015	2014	2016	2015
			(unaudited)	(unaudited)
Net Sales	$8,950	$3,398	$3,270	$6,588
Cost of sales	5,293	3,558	6,768	3,622
Gross profit (loss)	3,657	(160)	(3,498)	2,966

Operating expenses:
Research and development, net of grants	3,036	5,041	3,266	2,490
Clinical and regulatory	3,510	2,622	1,955	2,543
Selling and marketing	8,935	6,845	6,473	6,425
General and administrative	8,223	6,565	7,635	6,079
Total operating expenses	23,704	21,073	19,329	17,537

Loss from operations	(20,047)	(21,233)	(22,827)	(14,571)

Interest income	2	9	19	1
Other income (expense), net	27	12	(1)	25
Interest expense on convertible promissory notes and loan payable	-	(1,957)	-	-
Amortization of discount on convertible promissory notes	-	(5,077)	-	-
Write-off of unamortized discount on conversion of convertible promissory notes	-	(6,955)	-	-

Net loss	$(20,018)	$(35,201)	$(22,809)	$(14,545)

Net loss per common share – basic and diluted	$(0.56)	$(1.41)	$(0.57)	$(0.41)

Weighted average numbers of shares outstanding – basic and diluted	35,637	25,053	39,929	35,555

	December 31,		September 30,
Consolidated Balance Sheet Data (In thousands):	2015	2014	2016
			(unaudited)
Cash	$239	$619	$277
Money market funds	$15,721	$34,000	$17,546
Working capital	$18,782	$33,525	$19,017
Total assets	$28,245	$43,069	$26,265
Stockholders’ equity	$20,263	$34,618	$20,599

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SUMMARY OF THE RIGHTS OFFERING

Securities to be offered	We are distributing to you, at no charge, one non-transferable Subscription Right to invest $0.47 for every share of our common stock that you own on the Record Date, either as a holder of record or, in the case of shares held of record by brokers, banks, or other nominees, on your behalf, as a beneficial owner of such shares, to purchase Units, each consisting of one share of our common stock and one warrant to purchase one share of our common stock at the Subscription Price.

Size of offering	Up to 15,000,000 Units. See “The Rights Offering-Limitation on the Purchase of Units”.

Subscription Price	The lesser of $2.00 or the closing price of our shares of common stock on the Expiration Date, per Unit. To be effective, any payment related to the exercise of a right must clear prior to the expiration date of the rights offering.

Warrants	Each Warrant entitles the holder to purchase, for five years from the date of issuance, one share of common stock for each whole share of common stock purchased in the Rights Offering at a price equal to the Subscription Price. The Warrants will be exercisable by paying the exercise price in cash only. At our discretion, we may call the Warrants for redemption on 30 days’ notice (i) 24 months after the date of issuance, (ii) if the shares of our common stock are trading at 200% of the Subscription Price for 15 consecutive trading days and (iii) if all of the independent directors vote in favor of redeeming the Warrants. Holders may be able to sell or exercise Warrants prior to any announced redemption date and we will redeem outstanding Warrants not exercised by the announced redemption date for a nominal amount of $0.01 per Warrant. We intend to list the Warrants for trading on Nasdaq, although we cannot assure you that our listing application will be approved. Even if our listing application is approved, we cannot guarantee that a trading market for the Warrants will develop. Under the terms of the Warrant Agreement, we will maintain a registration statement with the Securities and Exchange Commission so that you will be able to exercise your Warrant and receive shares of common stock that will be freely tradable at the time of purchase and receipt. See “Description of Securities-Warrants Included in Units Issuable in the Rights Offering”.

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Record Date	February 10, 2017.

Subscription Right	Each Subscription Right consists of a Basic Subscription Right and an Over-Subscription Privilege.

Basic Subscription Rights	The Basic Subscription Right entitles you to invest $0.47 for each share of our common stock you own on the Record Date.

Over-Subscription Privilege	If you fully exercise your Basic Subscription Right and other shareholders do not fully exercise their Basic Subscription Rights, you may also exercise an Over-Subscription Privilege to invest an additional amount which will permit you to acquire additional Units at the Subscription Price, when that price is determined, that remain unsubscribed at the expiration of the Rights Offering, subject to the availability and pro rata allocation of Units among shareholders exercising this Over-Subscription Privilege. To the extent the number of the unsubscribed Units are not sufficient to satisfy all of the properly exercised over-Subscription Privilege requests based on the amounts invested by shareholders participating in this offering, then the available Units will be prorated among those who properly exercised Over-Subscription Privileges based on the number of Units each rights holder subscribed for under the Basic Subscription Right after that number is determined when measured against the Subscription Price. If this pro rata allocation results in any shareholder receiving a greater number of Units of common stock than the shareholder subscribed for pursuant to the exercise of the Over-Subscription Privilege, then such shareholder will be allocated only that number of Units for which the shareholder oversubscribed, and the remaining Units will be allocated among all other shareholders exercising the Over-Subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all Units of common stock have been allocated or all over-subscription exercises have been fulfilled, whichever occurs earlier.

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Limitations on Exercise	In the event that the exercise by a shareholder of the Basic Subscription Right or the Over-Subscription Privilege could, as determined by the Company in its sole discretion, potentially result in a limitation on the Company’s ability to use net operating losses, tax credits and other tax attributes, which we refer to as the “Tax Attributes,” under the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, and rules promulgated by the Internal Revenue Service, the Company may, but is under no obligation to, reduce the exercise by such shareholder of the Basic Subscription Right or the Over-Subscription Privilege to such number of Units as the Company in its sole discretion shall determine to be advisable in order to preserve the Company’s ability to use the Tax Attributes.

Expiration Date	The Subscription Rights will expire at 5:00 p.m., New York City Time, on March 6, 2017. We reserve the right to extend the expiration date in our sole discretion.

Procedure for exercising Subscription Rights	To exercise your Subscription Rights, you must take the following steps:

If you are a record holder of our common stock, you must deliver a properly completed Rights Certificate to the Subscription Agent together with payment in cleared or good funds to be received before 5:00 p.m., New York City Time, on March 6, 2017. You may deliver the documents and payments by first class mail or courier service. If you use first class mail for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank, or other nominee, you should instruct your broker, dealer, custodian bank, or other nominee to exercise your Subscription Rights on your behalf. Please follow the instructions of your nominee, who may require that you meet a deadline earlier than 5:00 p.m., New York City Time, on March 6, 2017.

Issuance of Shares and Warrants	As soon as practicable after the expiration of the Rights Offering, the Subscription Agent will arrange for the issuance of the shares of common stock and Warrants purchased pursuant to the Rights Offering. If you hold your shares in the name of a custodian bank, broker, dealer, or other nominee, DTC will credit your account with your nominee with the securities you purchased in the Rights Offering. If you are a holder of record of shares, all shares of common stock and Warrants that are purchased by you in the Rights Offering will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration (DRS) account statement from our transfer agent reflecting ownership of these securities.
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Non-transferability of Subscription Rights	The Subscription Rights may not be sold, transferred, assigned or given away to anyone. The Subscription Rights will not be listed for trading on any stock exchange or market.

No board recommendation	Our Board of Directors makes no recommendation regarding your exercise of the Subscription Rights. You are urged to make your decision to invest based on your own assessment of our business and the Rights Offering. See “Risk Factors” for a discussion of some of the substantial risks involved in investing in our securities.

No revocation	All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your Subscription Rights and even if the rights offering is extended by our Board of Directors. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms of the rights offering set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. You should not exercise your Subscription Rights unless you are certain that you wish to purchase additional Units at a subscription price that will not be determined or fixed until expiration of the Rights Offering period on March 6, 2017.

Use of proceeds	We intend to use the net proceeds we receive from the offering to (i) improve performance of the Argus II which will permit us to enlarge markets by treating better-sighted RP patients (ii) continue funding the ongoing development of the Orion I visual prosthesis, (iii) continue funding the ongoing clinical study of Argus II in patients with AMD, and (iv) for other operating and general corporate purposes. See “Use of Proceeds.”

U.S. Federal Income Tax Considerations	For U.S. federal income tax purposes, you generally should not recognize income or loss in connection with the receipt or exercise of subscription rights. You are urged, however, to consult your own tax advisor as to your particular tax consequences resulting from the receipt and exercise of Subscription Rights and the receipt, ownership and disposition of our common stock. See “Material U.S. Federal Income Tax Consequences”.

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Extension, Cancellation and Amendment

We have the option to extend the rights offering and the period for exercising your subscription rights for a period not to exceed 30 days. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration time of the rights offering. We will extend the duration of the rights offering as required by applicable law or regulation and we reserve the right to extend it if we decide in our sole discretion to give our investors more time to exercise Subscription Rights in the Rights Offering. If we elect to extend the rights offering for a period of more than 30 days, then holders who have subscribed for rights may cancel their subscriptions and receive a refund of all money advanced. We have no current intention to extend the time period of the Rights Offering.

Our Board of Directors may cancel the Rights Offering at any time prior to the Expiration Date for any reason. In the event that the rights offering is cancelled, we will issue a press release notifying shareholders of the cancellation and all subscription payments received by the subscription agent will be returned, without interest or penalty, within 10 business days. Notwithstanding any further volatility and market or price declines in our shares, we will sell no more than 15 million Units in the Rights Offering. See “The Rights Offering - Limitation on the Purchase of Units.”

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Our Board of Directors also reserves the right to amend or modify the terms of the Rights Offering. If we should make any fundamental changes to the terms of the Rights Offering set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such shareholder and recirculate an updated prospectus after the post-effective amendment is declared effective by the SEC. In addition, upon such event, we may extend the Expiration Date to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to the rights offering and the new expiration date. Although we do not presently intend to do so, we may choose to amend or modify the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments or modifications may include a change in the Subscription Price, although no such change is presently contemplated.

Subscription Agent	Broadridge Inc.

Information Agent	Broadridge Inc.

Shares Outstanding Before the Rights Offering	42,696,000 shares of our common stock were outstanding as of December 31, 2016.

Shares Outstanding After the Rights Offering	Following the Rights Offering, if fully subscribed at a Subscription Price of $1.53, which was the closing price of our shares on January 23, 2016, and without giving effect to shares issuable upon exercise of Warrants, we anticipate that we would have approximately 55,812,000 shares of our common stock outstanding. See “The Rights Offering – Shares of Our Common Stock Outstanding After the Rights Offering.”

Risk Factors	You should carefully read and consider the risk factors contained in our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2015, and in the “Risk Factors” section beginning on page 33 of this prospectus, together with all of the other information included in this prospectus, before you decide to exercise your subscription rights to purchase Units. These risks include without limitation, the risks associated with making an investment in this offering without having full year operating history and financial condition through December 31, 2016, the risks related to our growth strategy, risks related to our considerable and ongoing operating losses and need for additional investment capital, risks related to our business and risks associated with the regulatory environment to which we are subject.

Fees and Expenses	We will pay all fees charged by the Subscription Agent and the Information Agent in connection with the rights offering. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights.

Nasdaq Trading Symbol	EYES

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Questions	If you have any questions about the rights offering, including questions about subscription procedures and requests for additional copies of this prospectus or other documents, please contact Broadridge Inc., our subscription agent/information agent at (855)793-5068 (toll free) or email at shareholder@broadridge.com.

Summary Financial Information

The selected consolidated financial data presented below should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes, which are included elsewhere in this prospectus. We have derived the following selected consolidated statement of operations data for the years ended December 31, 2014 and 2015 and the selected consolidated balance sheet data as of December 31, 2014, and 2015 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the selected unaudited consolidated statement of operations data for the nine months ended September 30, 2015 and 2016, and the selected unaudited consolidated balance sheet data as of September 30, 2016, from our unaudited interim consolidated financial statements included elsewhere in this prospectus. We have included all adjustments, consisting only of normal recurring adjustments, which we consider necessary for a fair presentation of the financial information set forth in those statements. Our historical results are not necessarily indicative of the results to be expected in the future, and our interim results are not necessarily indicative of the results to be expected for the full year or any other period.

Our revenues, net loss and comprehensive loss for the fiscal years ended December 31, 2015, December 31, 2014, and for the nine months ended September 30, 2016, and September 30, 2015, were as follows:

	Fiscal Years Ended December 31,		Nine Months Ended September 30,
(In thousands)	2015	2014	2016	2015
			(unaudited)	(unaudited)
Revenues	$8,950	$3,398	$3,270	$6,588
Net loss	$(20,018)	$(35,201)	$(22,809)	$(14,545)
Comprehensive Loss	$(20,125)	$(35,408)	$(22,752)	$(14,617)

Material U.S. federal income tax consequences

For U.S. federal income tax purposes, we do not believe you should recognize income or loss upon receipt or exercise of a Subscription Right. You should consult your own tax advisor as to the tax consequences of the Rights Offering in light of your particular circumstances. See "Material U.S. Federal Income Tax Consequences."

Your interest in our company may be diluted as a result of this offering.

Common shareholders who do not fully exercise their respective rights should expect that they will, at the completion of this offering, own a smaller proportional interest in our company than would otherwise be the case had they fully exercised their Basic Subscription Rights.

RISK FACTORS

We are subject to various risks that may materially harm our business, prospects, financial condition and results of operations.  An investment in our common stock is speculative and involves a high degree of risk.  In evaluating an investment in the Units, you should carefully consider the risks described below, together with the other information included in this prospectus.

If any of the events described in the following risk factors actually occurs, or if additional risks and uncertainties that are not presently known to us or that we currently deem immaterial later materialize, then our business, prospects, results of operations and financial condition could be materially and adversely affected.  In that event, the trading price of our common stock could decline, and you may lose all or part of your investment.  The risks discussed below include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements.

When acquiring Units in this offering you are basing your investment decision on financial results through September 30, 2016 (unaudited) and fiscal year end results may not be available prior to the date that you exercise your subscription or the Expiration Date of the offering.

The latest financial results included in this prospectus are for the nine months ending September 30, 2016 (unaudited). However, we are in the process of preparing the year end results, which we anticipate releasing on or before March 14, 2017, a date that is after the Expiration Date. Accordingly, when you participate in this Offering you are basing your decision on financial information that does not include revenue, loss and other material disclosures concerning our 2016 Q4. Accordingly, the financial information contained in this prospectus may not accurately reflect our full year’s performance results in this prospectus and may not accurately reflect our full year’s performance or financial condition at December 31, 2016. The market price of our stock has been volatile and may decline further after we release our year-end results for 2016. Your investment in the Units is highly speculative, and inasmuch as the price at which you are purchasing Units, as well as our most recent financial results, are not presented and will not be available prior to exercise of the Subscription Right or the Expiration Date, you should only invest if you can afford to lose your entire investment.

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The market price of our common stock is volatile and may decline before or after the subscription rights expire.

The market price of our common stock could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, actual or anticipated variations in our costs of doing business, operating results and cash flow, the nature and content of our earnings releases and our competitors' earnings releases, customers, competitors or markets, changes in financial estimates by securities analysts, business conditions in our markets and the general state of the securities markets and the market for similar stocks, changes in capital markets that affect the perceived availability of capital to companies in our industries, governmental legislation or regulation, as well as general economic and market conditions, such as continued downturns in our economy and recessions.

We cannot assure you that the market price of our common stock will not decline after you elect to exercise your subscription rights and obtain Units as computed with respect to the Subscription Price when it is determined. Accordingly, we cannot assure you that following the exercise of your subscription rights you will be able to sell your common stock at a price equal to or greater than the Subscription Price. Until shares are delivered upon expiration of the rights offering, you will not be able to sell the shares of our common stock underlying Units that you purchased in the rights offering. Certificates (physical, electronic or book entry from) representing shares of our common stock purchased will be delivered as soon as practicable after expiration of the Rights Offering. We will not pay you interest on funds delivered to the Subscription Agent pursuant to the exercise of Subscription Rights.

Completion of this offering is not subject to our raising a minimum offering amount and therefore proceeds may be insufficient to meet our objectives, thereby increasing the risk to investors in this offering.

Completion of this offering is not subject to our raising a minimum offering amount. As such, proceeds from this rights offering may not be sufficient to meet the objectives we state in this prospectus or other corporate milestones that we may set. Shareholders should not rely on the success of the Rights Offering to address our need for funding. If we fail to raise capital by about the end of the second quarter of 2017, we would anticipate having significantly to decrease our operating expenses, which will adversely affect our operations and materially curtail the progress of our business.

The Subscription Rights are not transferable and there is no market for the Subscription Rights.

You may not sell, transfer or assign your Subscription Rights. The Subscription Rights are only transferable by operation of law. Because the Subscription Rights are non-transferable, there is no market or other means for you to directly realize any value associated with the Subscription Rights. You must exercise the Subscription Rights and acquire additional Units to realize any value that may be embedded in the Subscription Rights.

None of our officers, directors or significant shareholders is obligated to exercise any subscription rights and, as a result, the Rights Offering may be undersubscribed.

As a group, our officers and directors beneficially own approximately 34% of our outstanding common stock as of December 31, 2016. In addition to shares beneficially owned by our officers and directors, at December 31, 2016 the Alfred E. Mann Living Trust, a trust established by our late founder Alfred E. Mann, beneficially owned approximately 21% of our outstanding shares as of December 31, 2016. To our knowledge there are no other holders beneficially owning 5% or more of our common stock. We have received indications from Gregg Williams, a member of our Board of Directors and one of our principal shareholders, that he intends to exercise all of his Subscription Rights and to invest an aggregate of up to $10 million to purchase units at the Subscription Price to the extent that unsubscribed subscription rights are available, although the actual amount he may seek to invest may be less or greater than this amount. None of our officers, directors or significant shareholders is obligated to participate in the Rights Offering. We cannot assure that any of our officers or directors or significant shareholders will exercise their basic or over-subscription rights to purchase any shares issued in connection with this offering and there is no minimum amount required to be raised in this offering. As a result, the offering may be undersubscribed and proceeds may not be sufficient to meet the objectives we state in this prospectus or other corporate milestones that we may set.

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This offering may cause the price of our common stock to decline.

The Rights Offering may result in an immediate decline in the market value of our common stock. This decline may continue after the completion of Rights Offering. Further, if a substantial number of Subscription Rights are exercised and the holders of the Units choose to sell some or all of the shares of common stock, including stock issuable upon exercise of Warrants, the resulting sales could depress the market price of our common stock. The price of our common stock may also decline if new investors find our Warrants to be more attractive than a direct investment in our shares. There is no assurance that, following the Expiration Date, you will be able to sell the common stock you receive from the exercise of your Subscription Rights at a price equal to or greater than the Subscription Price.

 If we terminate the Rights Offering for any reason, we will have no obligation other than to return subscription monies promptly.

We may decide, in our discretion and for any reason, to cancel or terminate the Rights Offering at any time prior to the Expiration Date. If this offering is terminated, we will have no obligation with respect to rights that have been exercised except to return promptly, without interest or deduction, the subscription monies deposited with the Subscription Agent. If we terminate this offering and you have not exercised any rights, such rights will expire worthless.

Our common stock price may become more volatile as a result of the Rights Offering.

The trading price of our common stock may fluctuate substantially. The price of the common stock that will prevail in the market following the Rights Offering may be higher or lower than the Subscription Price depending on many factors, some of which are beyond our control and may not be directly related to our operating performance. These factors include, but are not limited to, the following:

•	price and volume fluctuations in the overall stock market from time to time, including increased volatility resulting from uncertain domestic and global market conditions;

•	significant volatility in the market price and trading volume of our securities, including increased volatility arising from investor pessimism and bearish sentiment which may accompany uncertain domestic and global market conditions;

•	actual or anticipated changes or fluctuations in our operating results;

•	material announcements by us regarding business performance, financings, mergers and acquisitions or other transactions;

•	general economic conditions and trends;

•	competitive factors;

•	loss of key supplier or distribution relationships;

•	departures of key personnel;

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•	adverse regulatory conditions; or

•	adverse or inconclusive pilot programs for any of our products

We will have broad discretion in the use of the net proceeds we receive and may not use the proceeds effectively.

Although we plan to use the proceeds of this offering primarily for working capital, we will not be restricted to such use and will have broad discretion in determining how the proceeds of this offering will be used. Our discretion is not substantially limited by the uses set forth in this prospectus in the section entitled “Use of Proceeds”. While our Board of Directors believes the flexibility in application of the net proceeds is prudent, the broad discretion it affords entails increased risks to the investors in this offering. Investors in this offering have no current basis to evaluate the possible merits or risks of any application of the net proceeds of this offering. Our shareholders may not agree with the manner in which we choose to allocate and spend the net proceeds.

If you do not act on a timely basis and follow subscription instructions, your exercise of rights may be rejected.

Holders of shares of common stock who desire to purchase Units in this offering must act on a timely basis to ensure that all required forms and payments are actually received by the Subscription Agent prior to 5:00 p.m., New York City time, on the Expiration Date, unless extended. If you are a beneficial owner of shares of common stock and you wish to exercise your rights, you must act promptly to ensure that your broker, dealer, custodian bank, trustee or other nominee acts for you and that all required forms and payments are actually received by your broker, dealer, custodian bank, trustee or other nominee in sufficient time to deliver such forms and payments to the Subscription Agent to exercise the rights granted in this offering that you beneficially own prior to 5:00 p.m., New York City time on the Expiration Date, as may be extended. We will not be responsible if your broker, dealer, custodian bank, trustee or other nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., New York City time, on the expiration date, as may be extended.

If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise in this offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor the subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

If you make payment of the subscription amount by uncertified check, your check may not clear in sufficient time to enable you to purchase Units in this rights offering and in that event your rights to participate in this offering may expire worthless.

Any uncertified check for an investment amount intended for Units to be issued in this rights offering must clear prior to the expiration date of this rights offering, and the clearing process may require five or more business days. If you choose to exercise your subscription rights, in whole or in part, and to pay for Units by uncertified check and your check has not cleared prior to the expiration date of this rights offering, you will not have satisfied the conditions to exercise your subscription rights and will not receive the Units you wish to purchase.

The tax treatment of the rights offering is somewhat uncertain and could be treated as a taxable event to our shareholders.

If the rights offering is deemed to be part of a “disproportionate distribution” under section 305 of the Internal Revenue Code, our shareholders may recognize taxable income for U.S. federal income tax purposes in connection with the receipt of subscription rights in the rights offering depending on our current and accumulated earnings and profits and our shareholders' tax basis in our common stock. A “disproportionate distribution” is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some shareholders or holders of debt instruments convertible into stock and an increase in the proportionate interest of other shareholders in a company's assets or earnings and profits. It is unclear whether the fact that we have outstanding options and certain other equity-based awards could cause the receipt of subscription rights to be part of a disproportionate distribution. See “Material U.S. Federal Income Tax Consequences” for further information on the treatment of the rights offering.

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The rights offering could impair or limit our net operating loss carry forwards.

As of December 31, 2015 and September 30, 2016, we had net operating loss (which we refer to as “NOL”) carryforwards of approximately $119.1 million and $130.9 million (unaudited), respectively, for U.S. federal income tax purposes. Under the Internal Revenue Code, an “ownership change” with respect to a corporation can significantly limit the amount of pre-ownership change NOLs and certain other tax assets that the corporation may utilize after the ownership change to offset future taxable income, possibly reducing the amount of cash available to the corporation to satisfy its obligations. An ownership change generally should occur if the aggregate stock ownership of holders of at least 5% of our stock increases by more than 50 percentage points over the preceding three-year period. The purchase of Units pursuant to the rights offering may trigger an ownership change with respect to our stock.

We may amend or modify the terms of the rights offering at any time prior to the expiration of the rights offering in our sole discretion.

Our Board of Directors reserves the right to amend or modify the terms of the Rights Offering in its sole discretion. Although we do not presently intend to do so, we may choose to amend or modify the terms of the Rights Offering for any reason, including, without limitation, in order to increase participation in the Rights Offering. Such amendments or modifications may include a change in the manner in which we determine the Subscription Price, although no such change is presently contemplated. If we should make any fundamental changes to the terms of the rights offering set forth in this prospectus, such as, for example, extending the Rights Offering by more than 30 days, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any subscription payments advanced by such shareholder and recirculate an updated prospectus after the post-effective amendment is declared effective by the SEC. In addition, upon such event, we may extend the expiration date of the rights offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to the rights offering and the new expiration date. The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering.

The Subscription Price determined for this offering is not an indication of the fair value of our Units or common stock.

In determining the method for obtaining the Subscription Price at the expiration of the Rights Offering period, our Board of Directors considered a number of factors, including, but not limited to, the price at which our shareholders might be willing to participate in the Rights Offering, historical and current trading prices for our common stock including volatility, the amount of proceeds desired, the potential need for liquidity and capital, potential market conditions, and the desire to provide an opportunity to our shareholders to participate in the Rights Offering. In conjunction with its review of these factors, our Board of Directors also reviewed a range of discounts to market value represented by the subscription prices in various prior Rights Offerings by other public companies. The Subscription Price does not necessarily bear any relationship to the book value of our assets, results of operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the Subscription Price as an indication of the fair value of our common stock. After the date of this prospectus, our common stock may trade at prices above or below the Subscription Price.

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We cannot guarantee that the Warrants you receive will be listed for trading on Nasdaq or that a trading market for the Warrants will develop.

While we intend to submit an application to The Nasdaq Stock Market to list the Warrants you receive when you purchase the Units, we cannot guarantee that our listing application will be approved. If our listing application is not approved, it may be difficult for you to sell or transfer the Warrants. Even if our listing application is approved, we cannot guarantee that a trading market for the Warrants will develop. Therefore, you may not realize any value from the Warrants by attempting to sell or otherwise transfer them for consideration.

The market price of our common stock may never exceed the exercise price of the Warrants issued in connection with the Rights Offering.

The Warrants being issued in connection with the Rights Offering become exercisable upon issuance and will expire five years after issuance. We cannot provide you any assurance that the market price of our common stock will ever exceed the exercise price of the Warrants prior to their date of expiration. Any Warrants not exercised by their date of expiration will expire worthless and we will be under no further obligation to the Warrant holder.

The Warrants may create an overhang on the market and have a negative effect on the market price for our common stock.

The Warrants will be outstanding for up to five years following the exercise of the Rights. The Warrants may be used in arbitrage transactions and cause the market price of the common stock to remain at or near the Warrant exercise price regardless of our performance.

For you to exercise your Warrant and receive tradable shares, we must maintain a registration statement with the SEC.

For the exercise of the Warrants, we must maintain a registration statement and current prospectus to be available at the time of the common stock underlying the Warrant. If we do not, then it will be difficult for you to sell the underlying common stock, and your rights under the terms of the Warrant will be impaired. As a consequence, your Warrants may be of little or no value at the time of exercise.”

The Warrants may be redeemed on short notice after they have been outstanding for 24 months. This may have an adverse impact on their price and on the price of our shares.

We may call the Warrants for redemption, in whole and not in part, at a price of $.01 per Warrant at any time following the two year anniversary of issuance, upon not less than 30 days’ prior written notice of redemption to each Warrant holder, provided that, (i) the closing price of the common stock equals or exceeds 200% of the Subscription Price, subject to adjustment, per share, for 15 consecutive trading days and (ii) all of our independent directors vote in favor of a call for redemption. If we give notice of redemption, you will be forced to sell or exercise your Warrants or accept the redemption price. The notice of redemption could come at a time when it is not advisable or possible for you to exercise the Warrants. As a result, you would be unable to benefit from owning the Warrants being redeemed. A notice of redemption may also result in our stock becoming more volatile and being subject to greater selling pressure which could result in further declines of our common stock share price. As a consequence you may experience sharp declines and losses.

You may not receive all of the Units for which you subscribe.

Holders who fully exercise their Basic Subscription Rights will be entitled to subscribe for additional amounts in the exercise of their Over-Subscription Privileges. Under the terms of this Rights Offering, Over-Subscription Privileges will be allocated pro rata among Rights holders who over-subscribed, based on the over-subscription amounts at the Subscription Price to which they have subscribed. We cannot guarantee that you will receive at the Subscription Price any or the entire amount of Units for which you over-subscribed. Moreover, even if you would otherwise have the opportunity to receive the entire amount of Units for which you over-subscribed, in the event of further volatility and price declines we nevertheless will limit Units that we sell in the Rights Offering to no more than 15 million Units and should that occur your total prorated allocation of Units could be reduced. If the prorated amount of Units allocated to you at the Subscription Price in connection with your Over-Subscription Privilege is less than your Over-Subscription Request, then the excess funds held by the Subscription Agent on your behalf will be returned to you, without interest, as soon as practicable after the Rights Offering has expired and all prorating calculations and reductions contemplated by the terms of the Rights Offering have been effected, and we will have no further obligations to you.

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Unless we otherwise agree in writing, a person or entity, together with related persons or entities, may not exercise Subscription Rights (including Over-Subscription Privileges) to purchase Units that, when aggregated with their existing ownership, would result in such person or entity, together with any related persons or entities, owning in excess of 50% of our issued and outstanding shares of common stock following the closing of the transactions contemplated by this Rights Offering. If the number of Units allocated to you is less than your subscription request, then the excess funds held by the Subscription Agent on your behalf will be returned to you, without interest, as soon as practicable after the Rights Offering has expired and all prorating calculations and reductions contemplated by the terms of the Rights Offering have been effected, and we will have no further obligations to you.

Risks Related to Our Common Stock

We have not been profitable to date and expect our operating losses to continue for the foreseeable future; we may never be profitable.

We have incurred operating losses and generated negative cash flows since our inception and have financed our operations principally through equity investments and borrowings. Our ability to generate sufficient revenues to fund operations is uncertain. For the fiscal year ended December 31, 2015, we had net revenue of $8,950,000 and incurred a net loss of $20,018,000. Our total accumulated deficit through December 31, 2015, was $ 172,682,000. For the nine months ended September 30, 2016 (unaudited) we had net revenue of $3,270,000 and incurred a net loss of $22,809,000. Our total accumulated deficit through September 30, 2016 (unaudited), was $195,491,000.

As a result of our limited commercial operating history, revenue is difficult to predict with certainty. Current and projected expense levels are based largely on estimates of future revenue. We expect expenses to increase in the future as we expand our activities in connection with the further development of Orion I and complete planned enhancements of Argus II. We cannot assure you that we will be profitable in the future. Accordingly, the extent of our future losses and the time required to achieve profitability, if ever, is uncertain. Failure to achieve profitability could materially and adversely affect the value of our Company and our ability to effect additional financings. The success of the business depends on our ability to increase revenues to offset expenses. If our revenues fall short of projections, our business, financial condition and operating results will be materially adversely affected.

Our financial statements for our fiscal year ended December 31, 2016 may be prepared assuming a going concern qualification by our auditors.

Our independent registered public accounting firm in their report on the Company’s 2016 consolidated financial statements may express substantial doubt about our ability to continue as a going concern if we do not have adequate capital to support our operations through at least the next 12 months from the date 2016 consolidated financial statements are issued. Our ability to continue as a going concern is dependent upon our ability to obtain additional financing, obtain further operating efficiencies, reduce expenditures, attain favorable gross margins and ultimately, create profitable operations. Such financings may not be available or may not be available on reasonable terms. A ”going concern” opinion from over auditors may negatively affect the price of our common stock.

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Sales, or the availability for sale, of substantial amounts of our common stock could adversely affect the value of our common stock.

We cannot predict the effect, if any, that future sales of our common stock, or the availability of our common stock for future sales, will have on the market price of our common stock. The number of Units issuable in this Rights Offering is limited to 15 million and the number of units that we issue will depend both on the total amounts we receive from our shareholders of record in this Offering and the Subscription Price once it is determined. See “Rights Offering-Shares of Our Common Stock Outstanding After The Rights Offering.” Because the Subscription Price is not fixed as of the date of this prospectus we cannot determine prior to completion of the Rights Offering the total number of Units we might issue, however, notwithstanding the price of our shares on the date that the Subscription Price is fixed, we will nevertheless limit stock that we sell in the Rights Offering to no more than 15 million Units. The Alfred E. Mann Living Trust, a trust established by our late founder, and persons or entities affiliated with it (the Mann Trust) have previously sold shares of our common stock. Sales of substantial amounts of our common stock in the public market and the availability of shares for future sale, whether by the Mann Trust or others, could adversely affect the prevailing market price of our common stock. This in turn could harm the success of this Offering and impair our future ability to raise capital through an offering of our equity securities.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

We are not restricted from issuing additional shares of common stock. The market price of our common stock could decline as a result of sales of our common stock and Warrants made after this offering or the perception that such sales could occur. We may issue and sell additional shares of our common stock in private placements or registered offerings in the future. We also may conduct additional rights offerings in the future pursuant to which we may issue shares of our common stock or other securities.

We will incur substantial expenses in connection with the Rights Offering, which may not return adequate value if the Rights Offering is ultimately not consummated or successful.

The estimated expenses for the Rights Offering payable by us are approximately $410,000. If the registration statement of which this prospectus is a part is not declared effective, the Rights Offering is not commenced or the Rights Offering is not ultimately consummated or successful, we will incur most of these expenses nonetheless.

We have previously identified and reported on weaknesses in our internal control over financial reporting. If our internal control over financial reporting remains not effective, investor confidence in our company may be adversely affected.

In response to identified, and previously reported on, material weaknesses in our internal control over financial reporting, we are continuing to develop and improve our system and process documentation necessary to perform the evaluation needed to comply with Section 404 of the Sarbanes-Oxley Act. For example, in connection with the audit of our consolidated financial statements for fiscal 2015, our independent registered public accounting firm identified material weaknesses in our internal control over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. Our independent registered public accounting firm identified the following material weaknesses during its audit:

•

Control over Financial Reporting. We did not consistently perform timely reconciliation of certain accounts, including revenue, deferred revenue, inventory, and stock-based compensation expense. This resulted in the incorrect recording of certain revenue and expenses that required various adjusting entries which we timely and fully recorded as part of the audit process.

•

Tracking of Back-up Prosthesis Units. For every surgery, we ship a back-up prosthesis unit along with the primary unit in case the primary unit cannot be used for some reason. Following the surgery the unused unit is returned to us. We did not consistently follow internal procedures regarding the tracking and recordation of returned prosthesis units and the exchange of primary units for back-up units with our customers. When uncorrected this resulted in an understatement of cost of sales and an overstatement of inventory that required various adjusting entries that we timely and fully recorded as part of the audit process.

We are continuing our efforts to remediate these material weaknesses.

If we continue to be unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion on the effectiveness of our internal controls when it is required to do so by the applicable rules, we could lose investor confidence in the accuracy and completeness of our financial reports, which could cause the price of our common stock to decline, and we may be subject to investigation or sanctions by the regulatory authorities.

As a result, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring additional accounting or internal audit staff. Our remediation efforts may not enable us to avoid a material weakness in the future.

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The recent civil complaint that the SEC filed against our CFO, as a co-defendant in regard to his prior tenure at another company, could also call into question the quality and reliability of our internal control over financial reporting and our financial statements in this prospectus, which could adversely impact investor demand for our Units and negatively affect the price of our common stock.

On February 3, 2017, the SEC filed a civil complaint against Tom Miller, our CFO, and another co-defendant, who was Director of Accounting at Ixia, alleging that, during 2012 and 2013 when Mr. Miller was the CFO of Ixia, Mr. Miller and his co-defendant (1) violated certain provisions of the Exchange Act, (2) made, or caused to be made, false statements in Ixia’s public filings with the SEC, and (3) lied to Ixia’s auditors in an effort prematurely to recognize and misstate Ixia’s revenue. We cannot predict when or how this matter will be resolved. Our company is not involved in this proceeding and we do not have any control over the disposition of this matter. Nonetheless, whether or not Mr. Miller is ultimately successful in defending this matter, the allegations in the complaint could cause potential purchasers of Units to question the quality and reliability of our internal control over financial reporting and our financial statements in this prospectus and therefore refrain from purchasing our Units, thereby resulting in our selling fewer Units than we might anticipate. Similarly, current holders of our common stock could have the same concerns about our financial statements and internal control over financial reporting and therefore sell our common stock. Any such sales of our common stock could adversely impact the price of our common stock, thereby causing losses to investors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations- Recent Developments” on page 68.

Materials necessary to manufacture Argus II may not be available on commercially reasonable terms, or at all, which may delay development, manufacturing and commercialization of our products.

We rely on numerous suppliers to provide materials, components and services necessary to produce the Argus II System and next generation product candidates. Certain suppliers are currently sole source because of our low manufacturing volumes and our need for specialty technical or other engineering expertise. Our suppliers may be unable or unwilling to deliver these materials and services to us timely as needed or on commercially reasonable terms. Should this occur, we would seek to qualify alternative suppliers or develop in-house manufacturing capability, but may be unable to do so. Substantial design or manufacturing process modifications and regulatory approval might be required to facilitate or qualify an alternate supplier. Even where we could qualify alternative suppliers the substitution of suppliers may be at a higher cost and cause time delays including delays associated with additional possible FDA review, that impede the commercial production of the Argus II System, reduce gross profit margins and impact our abilities to deliver our products as may be timely required to meet demand.

Any failure or delay in completing clinical trials or studies for new product candidates or next generation of the Argus II System and the expense of those trials could adversely affect our business.

Preclinical studies and clinical trials required to demonstrate the safety and efficacy of incremental changes and obtain indication expansion for the next generation of the Argus II System, including new externals and software enhancements and for new product candidates are time consuming and expensive. If we are required to conduct additional clinical trials or other studies with respect to any of our product candidates beyond those that we have contemplated, if we are unable to successfully complete our clinical trials or other studies or if the results of these trials or studies are not positive or are only modestly positive, we may be delayed in obtaining marketing approval for those product candidates, we may not be able to obtain marketing approval or we may obtain approval for indications that are not as broad as intended. Our product development costs also will increase if we experience delays in testing or approvals.

The completion of clinical trials for our product candidates could be delayed because of our inability to manufacture or obtain from third-parties materials sufficient for use in preclinical studies and clinical trials; delays in patient enrollment and variability in the number and types of patients available for clinical trials; difficulty in maintaining contact with patients after treatment, resulting in incomplete data; poor effectiveness of product candidates during clinical trials; unforeseen safety issues or side effects; and governmental or regulatory delays and changes in regulatory requirements and guidelines.

If we incur significant delays in our clinical trials, our competitors may be able to bring their products to market before we do which could result in harming our ability to commercialize our products or potential products. If we experience any of these occurrences our business will be materially harmed.

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If we lose key management personnel, or if we fail to recruit additional highly skilled personnel, our ability to identify, develop and commercialize new or next generation product candidates will be impaired, could result in loss of markets or market share and could make us less competitive.

Our executives have significant medical device, regulatory, sales and marketing, operational, and/or corporate finance experience. The loss of any management executive or any other principal member of our management team could impair our ability to identify, develop and market new products or effectively deal with regulatory and reimbursement matters.

We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws.

The U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. We intend to adopt policies for compliance with these anti-bribery laws, which often carry substantial penalties. We cannot assure you that our internal control policies and procedures always will protect us from reckless or other inappropriate acts committed by our affiliates, employees or agents. Violations of these laws, or allegations of such violations, could have a material adverse effect on our business, financial position and results of operations and could cause the market value of our common stock to decline.

Risks Related to Intellectual Property and Other Legal Matters

If we or our licensors are unable to protect our/their intellectual property, then our financial condition, results of operations and the value of our technology and products could be adversely affected.

Patents and other proprietary rights are essential to our business and our ability to compete effectively with other companies is dependent upon the proprietary nature of our technologies. We also rely upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop, maintain and strengthen our competitive position. We seek to protect these, in part, through confidentiality agreements with certain employees, consultants and other parties. Our success will depend in part on the ability of our licensors to obtain, maintain (including making periodic filings and payments) and enforce patent protection for their intellectual property, in particular, those patents to which we have secured exclusive rights. Our licensors may not successfully prosecute or continue to prosecute the patent applications which we have licensed. Even if patents are issued in respect of these patent applications, we or our licensors may fail to maintain these patents, may determine not to pursue litigation against entities that are infringing upon these patents, or may pursue such enforcement less aggressively than we ordinarily would. Without adequate protection for the intellectual property that we own or license, other companies might be able to offer substantially identical products for sale, which could unfavorably affect our competitive business position and harm our business prospects.

Even if issued, patents may be challenged, invalidated, or circumvented, which could limit our ability to stop competitors from marketing similar products or limit the length of term of patent protection that we may have for our products.

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Litigation or third-party claims of intellectual property infringement or challenges to the validity of our patents would require us to use resources to protect our technology and may prevent or delay our development, regulatory approval or commercialization of improvements in the Argus II System or new product candidates. Further, the validity of some of our patents have been challenged.

Pixium Vision (Pixium) has filed oppositions in the European Patent Office (EPO) challenging the validity of 18 European patents owned or exclusively licensed by Second Sight. Retina Implant AG has joined Pixium Vision in one Opposition. Two of the patents are owned by Johns Hopkins University (JHU) and exclusively licensed to Second Sight. 15 of the patents are owned by Second Sight. Second Sight was successful in the opposition division in the two JHU cases. However, at the appeal level one of the JHU patents was upheld and one of JHU patents was invalidated. These EPO proceedings involving us and Pixium include:

•	EP 1061874 Visual Prosthesis – upheld by the opposition and appellate divisions. No further appeal is available in the EPO.
•	EP 1061996 Apparatus for Preferential Outer Retinal Stimulation – upheld by the opposition division, lost in the appellate division. No further appeal is available in the EPO.
•	EP 1171188 Retinal Color Prosthesis for Color Sight Restoration – cancelled in the Opposition Division, pending before the Board of Appeal.
•	EP2219728 Electrode Array for Even Neural Pressure Having Multiple Attachment Points –upheld in the Opposition Division, pending before the Board of Appeal.
•	EP1937352 Sub-threshold Stimulation to Precondition Neurons for Supra-threshold Stimulation – cancelled in the Opposition Division pending before the Board of Appeal.
•	EP2192949 – Return Electrode for a Flexible Circuit Electrode Array – cancelled in the Opposition Division, pending before the Board of Appeal.
•	EP1949437 - Implantable Microelectronic Device and Method of Manufacture – opposition filed. Upheld in the Opposition Division, pending before the Board of Appeal.
•	EP1945835 – Platinum Electrode Surface Coating and Method for Manufacturing the Same – (Pixium joined by Retina Implant) cancelled in the Opposition Division, pending before the Board of Appeal.
•	EP1986733 (Pixium) – Device with Flexible Multilayer System for Contacting or Electro-stimulation of Living Tissue Cells or Nerves –significantly narrowed in the Opposition Division, pending before the Board of Appeal.
•	EP1562972 – Field Focusing and Mapping in an Electrode Array – opposition Filed, a hearing is scheduled June 27, 2017.
•	EP1497483 – Platinum Electrode – opposition filed.
•	EP2077892 – Automatic Fitting for a Visual Prosthesis - opposition filed.
•	EP2061549 – Package for an Implantable Neural Stimulation Device - opposition filed, a hearing is scheduled for February 1, 2017.
•	EP2155327 – System for Providing Stimulation Inputs to a Visual Prosthesis - opposition filed.
•	EP2114514 – Flexible Electrode Array with Film Support - opposition filed.
•	EP2089100 – Flexible Circuit Electrode Array - opposition filed.
•	EP2185236 – Implantable Device for the Brain – opposition filed.
•	EP2364179 – Techniques and Functional Electrical Stimulation to Eliminate Discomfort during Electrical Stimulation of the Retina – opposition filed.

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If we are the target of claims by third parties asserting that our products or intellectual property infringe upon the rights of others we may be forced to incur substantial expenses or divert substantial employee resources from our business and, if successful, those claims could result in our having to pay substantial damages or prevent us from developing one or more product candidates. Further, if a patent infringement suit were brought against us or our collaborators, we or they could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit.

If we experience patent infringement claims, or if we elect to avoid potential claims others may be able to assert, we or our collaborators may choose to seek, or be required to seek, a license from the third-party and would most likely be required to pay license fees or royalties or both. These licenses may not be available on acceptable terms, or at all. Even if we or our collaborators were able to obtain a license, the rights may be nonexclusive, which would give our competitors access to the same intellectual property. Ultimately, we could be prevented from commercializing a product, or be forced to cease some aspect of our business operations if, as a result of actual or threatened patent infringement claims, we or our collaborators are unable to enter into licenses on acceptable terms. This could harm our business significantly. The cost to us of any litigation or other proceeding, regardless of its merit, even if resolved in our favor, could be substantial. Some of our competitors may be able to bear the costs of such litigation or proceedings more effectively than we can because of their having greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Intellectual property litigation and other proceedings may, regardless of their merit, also absorb significant management time and employee resources.

If we fail to comply with our obligations in the agreements under which we license development or commercialization rights to products or technology from third-parties, we could lose license rights that are important to our business.

We hold exclusive licenses from Johns Hopkins University, Duke University, and the Doheny Eye Institute to intellectual property relating to the Argus II visual prosthesis. These licenses impose various commercialization, milestone payment, profit sharing, insurance and other obligations on us. If we fail to comply with any material obligations, the licensor will have the right to terminate the applicable license, which covers part of the system of the eye implant and thus will be a barrier to manufacture the Argus II System and impair our ability to sell the Argus II. The existing or future patents to which we have rights based on our agreements with Johns Hopkins University, Duke University and the Doheny Eye Institute may be too narrow to prevent third-parties from developing or designing around these patents. Additionally, we may lose our rights to the patents and patent applications we license in the event of a breach or termination of the license agreement. Each license expires with the expiration of the last of the licensed patents. In the case of JHU, the license will expire March 13, 2018. While the JHU agreement includes a patent which is a significant obstacle to our competitors, it is one of many other patents which in our view present material obstacles to our competitors. The DEI license includes ongoing research, making the expiration date indeterminate, but in any event the expiration date is no earlier than August 8, 2033. The total aggregate royalty on both agreements does not exceed 3.25% of Argus II System net sales. All of the patents in the DEI agreement are co-owned with the Doheny Eye Institute. We license the Doheny Eye Institute’s interest in the patents to maintain our exclusive use on that intellectual property. Should the license terminate we retain the right to utilize the intellectual property, but may not be able to prevent others from doing so, in which case we may lose a competitive advantage.

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If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and products could be adversely affected.

In addition to patented technology, we rely upon, among other things, unpatented proprietary technology, processes, trade secrets and know-how. Any involuntary disclosure to or misappropriation by third-parties of our confidential or proprietary information could enable competitors to duplicate or surpass our technological achievements, potentially eroding our competitive position in our market. We seek to protect confidential or proprietary information in part by confidentiality agreements with our employees, consultants and third-parties. While we require all of our employees, consultants, advisors and any third-parties who have access to our proprietary know-how, information and technology to enter into confidentiality agreements, we cannot be certain that this know-how, information and technology will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. These agreements may be terminated or breached, and we may not have adequate remedies for any such termination or breach. Furthermore, these agreements may not provide meaningful protection for our trade secrets and know-how in the event of unauthorized use or disclosure. To the extent that any of our staff were previously employed by other pharmaceutical, medical technology or biotechnology companies, those employers may allege violations of trade secrets and other similar claims in relation to their medical device development activities for us.

If we are unable to protect the intellectual property used in our products, others may be able to copy our innovations which may impair our ability to compete effectively in our markets.

The strength of our patents involves complex legal and scientific questions and can be uncertain. We have 381 issued patents and 126 pending patent applications worldwide as of December 31, 2016. Our patent applications may be challenged or fail to result in issued patents and our existing or future patents may be too narrow to prevent third-parties from developing or designing around our intellectual property and in that event we may lose competitive advantage and our business may suffer.

Further, the patent applications that we license or have filed may fail to result in issued patents. The claims may need to be amended. Even after amendment, a patent may not issue and in that event we may not obtain the exclusive use of the intellectual property that we seek and may lose competitive advantage which could result in harm to our business.

Third-party claims of intellectual property infringement may prevent or delay expanded commercialization efforts for Argus II and our development and commercialization activities for other product candidates.

Although we are not currently aware of any litigation or other proceedings or third-party claims of intellectual property infringement related to the Argus II System, the medical device industry is characterized by many litigation cases regarding patents and other intellectual property rights. Other parties may in the future allege that our activities infringe their patents or that we are employing their proprietary technology without authorization. We may not have identified all the patents, patent applications or published literature that affect our business either by blocking our ability to commercialize our product, by preventing the patentability of one or more aspects of our products or those of our licensors or by covering the same or similar technologies that may affect our ability to market our product.

In addition, even in the absence of litigation, we may need to obtain licenses from third-parties to advance our research or allow commercialization of our product candidates, and we have done so from time to time. We may fail to obtain future licenses at a reasonable cost or on reasonable terms, if at all. In that event, we may be unable to further develop and commercialize one or more of our product candidates, which could harm our business significantly.

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We may become involved in future lawsuits to protect or enforce our patents or the patents of our licensors, which could be expensive, time consuming and unsuccessful.

Competitors may infringe our patents or the patents of our licensors. To counter infringement or unauthorized use, we may file infringement claims, which can be expensive and time consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours or of our licensors is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing.

The US Patent and Trademark Office may initiate interference proceedings to determine the priority of inventions described in or otherwise affecting our patents and patent applications or those of our collaborators or licensors. An unfavorable outcome could require us to cease using the technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if a prevailing party does not offer us a license on terms that are acceptable to us. Litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distraction of our management and other employees. We may not be able to prevent, alone or with our licensors, misappropriation of our proprietary rights, particularly in countries where the laws may not protect those rights as fully as in the US.

 Product liability lawsuits could divert our resources, result in substantial liabilities and reduce the commercial potential of our products.

We face a risk of product liability claims arising from the prosthesis being inserted into the eye, and it is possible that we may be held liable for eye injuries of patients who receive our product. These lawsuits may divert our management from pursuing our business strategy and may be costly to defend. In addition, if we are held liable in any of these lawsuits, we may incur substantial liabilities and may be forced to limit or forego further commercialization of one or more of our products. We maintain product liability insurance relating to our clinical trials and commercial sales, with an aggregate coverage limit under these insurance policies of $10,000,000, and while we believe this amount of insurance currently is sufficient to cover our product liability exposure, these limits may not prove adequate to fully cover potential liabilities. In addition, we may not be able to obtain or maintain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims, which could prevent or inhibit the commercial production and sale of our products. If the use of our products harm or are alleged to harm people, we may be subject to costly and damaging product liability claims that exceed our policy limits and cause us significant losses that could seriously harm our financial condition or reputation.

CE Marking does not absolve us from strict conformity with all applicable European Union legislation and member state regulation where the product is offered and if we do not adhere to these directive and regulations we may incur fines and other penalties that will prevent or delay market penetration of our products.

The CE (European Conformity) marking is a symbol that manufacturers affix to products to indicate that a product conforms to all relevant EU rules and regulations and that the manufacturer has performed all necessary evaluation procedures. Although the CE mark allows manufacturers to place products on the market and permits free movement of goods, it is not a mark of approval by the EU. The manufacturer and its authorized representative in EU are responsible for all aspects of the product assessment, testing, documentation, declaration of conformity and CE marking, even where a formal processing agent, the notified body, is required, as in the case of non-European based manufacturers. In all cases the manufacturer and representative assume the full responsibility and liability even when using the services of a consultant or test laboratory. Liability is not transferrable to third parties, including the notified body which is required for processing the certification. Generally, there is strict liability applied to medical devices subject to the CE marking, and testing and reporting does not change or reduce this liability.

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Legislative or regulatory reform of the health care system in the US and foreign jurisdictions may adversely impact our business, operations or financial results.

Our industry is highly regulated and changes in law may adversely impact our business, operations or financial results. In March 2010, the Patient Protection and Affordable Care Act, or PPACA, and a related reconciliation bill were signed into law. This legislation changes the current system of healthcare insurance and benefits intended to broaden coverage and control costs. The law also contains provisions that will affect companies in the medical device industry and other healthcare related industries by imposing additional costs and changes to business practices.

Moreover, in some foreign countries, including countries in Europe and Canada, the pricing of approved medical devices is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take 12 months or longer after the receipt of regulatory approval and product launch. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidate to other available therapies. Our business could be materially harmed if reimbursement of our products is unavailable or limited in scope or amount or if pricing is set at unsatisfactory levels.

We cannot predict what healthcare reform initiatives may be adopted in the future. Further federal and state legislative and regulatory developments appear likely in 2017, and we expect ongoing initiatives in the U.S and Europe. These reforms could have an adverse effect on our ability to obtain timely regulatory approval for new products and on anticipated revenues from the Argus II System and other product candidates, both of which may affect our overall financial condition.

We are an “emerging growth company,” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

For so long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various requirements that are applicable to public companies that are not “emerging growth companies,” including not being required to comply with the independent auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may take advantage of these exemptions for so long as we are an “emerging growth company,” which could be as long as five years from November 14, 2014, the date of our initial public offering. Investors may find our common stock less attractive because we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile or may decline.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of an extended transition period for complying with new or revised accounting standards. However, we chose to “opt out” of this extended transition period, and as a result, we intend to comply with new or revised accounting standards on the relevant dates that adoption of those standards may be required for non-emerging growth companies. Our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

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We are required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, and any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have an adverse effect on our stock price.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we are required to furnish a report by our management on our internal control over financial reporting. The report contains, among other matters, an assessment of the effectiveness of our internal control over financial reporting as of the end of our fiscal year, including a statement as to whether or not our internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by management. If we are unable to assert that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on our stock price. See page 40 above for material weaknesses identified in our internal control over financial reporting.

Risks Relating to Our Financial Results and Need for Financing

Fluctuations in our quarterly operating results and cash flows could adversely affect the price of our common stock.

The revenues we generate and our operating results will be affected by numerous factors such as:

•	the general commercial success of the Argus II System,

•	our ability to improve performance and significantly expand the use of Argus II in the larger RP population by treating better-sighted RP patients,

•	our ability to obtain regulatory approval of the Argus II System in additional jurisdictions,

•	the emergence of products that compete with our product candidates,

•	our ability to leverage Argus II technology to restore useful vision with cortical stimulation,

•	the status of our preclinical and clinical development programs,

•	variations in the level of expenses related to our existing product candidates or preclinical and clinical development programs,

•	execution of collaborative, licensing or other arrangements, and the timing of payments received or made under those arrangements,

•	any intellectual property infringement lawsuits to which we may become a party,

•	any regulatory developments affecting our product candidates or those of our competitors, and

•	our ability to obtain reimbursement from government or private payers at levels we deem adequate to sustain our operations.

If our quarterly operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Any quarterly fluctuations in our operating results and cash flows may cause the price of our stock to fluctuate substantially. We believe that, in the near term, quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of our future performance.

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We will need additional capital beyond this offering to support our operations and growth. Additional capital, may be difficult to obtain restricting our operations and resulting in additional dilution to our stockholders.

Our business requires additional capital for implementation of our long-term business plan. Upon completion of this offering, we believe our cash, cash equivalents and other investments, together with revenue generated from the sale of Argus II units, may be sufficient to fund our operations over approximately the next 12 months. The actual proceeds we obtain will depend on, among other factors, the extent to which current shareholders participate in the Rights Offering and the final price per Unit at which we sell Units and, as a consequence may be sufficient only for a shorter period. See “Rights Offering – Limitation on Purchase of Units.” The actual amount of funds that we will need for our business development will be determined by many factors, some of which are beyond our control, and we may need funds sooner than currently anticipated. These factors include:

•	the amount of our future operating losses,

•	third party expenses relating to the ongoing commercialization of Argus II System,

•	the need and cost of conducting additional clinical trials of the Argus II System for other applications,

•	the amount of our research and development, including research and development for Orion I visual prosthesis, marketing and general and administrative expenses, and

•	regulatory changes and technological developments in our markets.

As we require additional funds, we may seek to fund our operations through the sale of additional equity securities, debt financing and strategic collaboration agreements. We cannot be sure that additional financing from any of these sources will be available when needed or that, if available, the additional financing will be obtained on terms favorable to us or our stockholders. If we raise additional funds by selling shares of our capital stock, the ownership interest of our current stockholders will be diluted. If we are unable to obtain additional funds on a timely basis or on terms favorable to us, we may be required to cease or reduce further commercialization of the Argus II System, to cease or reduce certain research and development projects, to sell some or all of our technology or assets or business units or to merge all or a portion of our business with another entity.

Risks Related to This Offering, the Securities Market, and Ownership of Our Common Stock

We have the right to issue shares of preferred stock.  If we were to issue preferred stock, it is likely to have rights, preferences and privileges that may adversely affect the common stock.

We are authorized to issue 10,000,000 shares of “blank check” preferred stock, with such rights, preferences and privileges as may be determined from time-to-time by our board of directors.  Our board of directors is empowered, without stockholder approval, to issue preferred stock in one or more series, and to fix for any series the dividend rights, dissolution or liquidation preferences, redemption prices, conversion rights, voting rights, and other rights, preferences and privileges for the preferred stock.  No shares of preferred stock are presently issued and outstanding and we have no immediate plans to issue shares of preferred stock.  The issuance of shares of preferred stock, depending on the rights, preferences and privileges attributable to the preferred stock, could adversely reduce the voting rights and powers of the common stock and the portion of our assets allocated for distribution to common stockholders in a liquidation event, and could also result in dilution in the book value per share of the common stock we are offering.  The preferred stock could also be utilized, under certain circumstances, as a method for raising additional capital or discouraging, delaying or preventing a change in control of our company, to the detriment of the investors in the common stock offered hereby.  We cannot assure you that we will not, under certain circumstances, issue shares of our preferred stock.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION CONTAINED IN THIS PROSPECTUS

This prospectus contains forward-looking statements.  Forward-looking statements give our current expectations or forecasts of future events.  You can identify these statements by the fact that they do not relate strictly to historical or current facts.  You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “would,” “should,” “could,” “may,” “views” or other similar expressions in this prospectus.  These statements may be found under the sections entitled “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Prospectus Summary” included in this prospectus, as well as in this prospectus generally.  In particular, these include statements relating to future actions, prospective products, applications, customers, technologies, future performance or results of anticipated products, expenses, and financial results.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	our limited cash and a history of losses,
•	our future financial and operating results and our ability to achieve profitability,
•	our limited experience in marketing our product at a sustainable commercial level and need to expand our domestic and international marketing programs,
•	emerging competition and rapidly advancing technology or alternative therapies and treatments for persons suffering from blindness,
•	customer demand for the products we develop, effective pricing and obtaining reimbursement under government and private insurance programs,

•	our need to conduct and pay for additional clinical trials to determine efficacy of the Argus II System in treating patients with AMD and for new products that we are planning on developing especially the Orion I product,

•	our ability to obtain adequate government and private party insurance reimbursements for our products domestically and in foreign markets,

•	the impact of competitive or alternative products, technologies and pricing,
•	general economic conditions and events and the impact they may have on us and our potential customers,
•	the adequacy of protections afforded to us by the patents that we own and license and the cost to us of maintaining, enforcing and defending those patents and licenses,
•	our ability to obtain, expand and maintain patent protection in the future, and to protect our non-patented intellectual property,
•	our exposure to and ability to defend third-party claims and challenges to our patents, licenses and other intellectual property rights,
•	our ability to obtain adequate financing in the future,
•	our ability to continue as a going concern,
•	our ability to develop, successfully test and obtain FDA and other regulatory approvals for the Orion I,
•	our intentions, expectations and beliefs regarding anticipated growth, market penetration and trends in our business,
•	the timing and success of our plan of product commercialization,
•	the effects of market conditions on our stock price and operating results,
•	our ability to timely and effectively adapt our existing technology and have our technology solutions gain market acceptance,
•	our plans to use the proceeds from this offering,
•	our ability to comply with evolving legal standards and regulations, particularly concerning requirements for being a public company and United States export regulations,

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•	the attraction and retention of qualified employees and key personnel, and
•	other factors discussed in the “Risk Factors” section of this prospectus.

Forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements included in this prospectus or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by federal securities laws.  Actual future results may vary materially as a result of various factors, including, without limitation, the risks outlined under the section entitled “Risk Factors” and matters described in this prospectus generally.  In light of these risks and uncertainties, we cannot assure you that the forward-looking statements contained in this prospectus will in fact occur.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances described in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations, except as required by law.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

MARKET AND INDUSTRY DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market size, is based on information from various sources, on assumptions based on such data and other similar sources, and on our knowledge of the markets for our solution. The market and industry information included in this prospectus involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such information. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

BUSINESS

Our Company

Overview

Second Sight was founded in 1998 with a mission to develop, manufacture, and market prosthetic devices that restore useful vision to blind individuals. Our principal offices are located in Sylmar, California, approximately 25 miles northwest of downtown Los Angeles. We also have an office in Lausanne, Switzerland, that manages our commercial and clinical operations in Europe, the Middle East, Latin America and Asia-Pacific.

Our current product, the Argus® II System, treats outer retinal degenerations, such as retinitis pigmentosa, also referred to as RP. RP is a hereditary disease, affecting an estimated 1.5 million people worldwide including about 100,000 people in the United States, that causes a progressive degeneration of the light-sensitive cells of the retina, leading to significant visual impairment and ultimately blindness. The Argus II System is the only retinal prosthesis approved in the United States by the Food and Drug Administration (FDA), and was the first approved retinal prosthesis in the world. By restoring a form of useful vision in patients who otherwise have total sight loss, the Argus II System can provide benefits which include:

•	improving patients’ orientation and mobility, such as locating doors and windows, avoiding obstacles, and following the lines of a crosswalk,
•	allowing patients to feel more connected with people in their surroundings, such as seeing when someone is approaching or moving away
•	providing patients with enjoyment from being “visual” again, such as locating the moon, tracking groups of players as they move around a field, and watching the moving streams of lights from fireworks, and
•	improving patients’ well-being and ability to perform activities of daily living.

The Argus II System provides an artificial form of vision that differs from the vision of people with normal sight. It does not restore normal vision and it does not reverse the progression of the disease. Results vary among patients: while the majority of patients receive significant benefit from the Argus II, some patients report receiving little or no benefit.

Our major corporate, clinical and regulatory milestones include:

•	In 1998, Second Sight was founded.
•	In 2002, we commenced clinical trials in the US for our prototype product, the Argus I retinal prosthesis.
•	In 2007, we commenced clinical trials in the US for the Argus II System, which later became our first commercial product.
•	In 2011, we received marketing approval in Europe (CE Mark) for the Argus II System.
•	In 2013, we received marketing approval in the United States (FDA) for the Argus II System.
•	In 2014, we launched the Argus II in the US, completed our initial public offering (“IPO”), and began trading on Nasdaq under the symbol “EYES.”
•	In 2015, we commenced a clinical trial in the UK for an expanded indication for the Argus II System in individuals with dry AMD.
•	In 2016, we successfully implanted and activated a wireless cortical visual prosthesis.

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Currently, after more than 18 years of research and development, more than $180 million of investment and over $34 million of grants awarded in support of our technology development, we employ over 100 people in the development (research, engineering and clinical), manufacture, and commercialization of the Argus II System and future products.

Our Technology

The Argus II System employs electrical stimulation to bypass degenerated photoreceptor cells and to stimulate remaining viable retinal cells thereby inducing visual perception in blind individuals. The Argus II System works by converting video images captured by a miniature camera housed in a patient’s glasses into a series of small electrical pulses that are transmitted wirelessly to an array of electrodes that are implanted on the surface of the retina. These pulses are intended to stimulate the retina’s remaining cells, resulting in a corresponding perception of patterns of light in the brain. Following the implant surgery, patients learn to interpret these visual patterns thereby regaining some useful vision, allowing them to detect shapes of people and objects in their surroundings.

We believe the Argus II System (including its implantable components) possesses several unique technological advancements compared to other neurostimulation devices including a hermetic package with the smallest size and largest number of individually programmable electrodes, and a patented electrode material that allows high charge densities and small electrode size. Several other engineering challenges, including device reliability, extended lifetime, and a safe and effective bio-interface, were overcome during the development of the product and these solutions have been protected both by patents and by trade secrets. As of December 31, 2016, we have 381 issued patents and 126 pending patent applications worldwide. Additionally, from a competitive standpoint, the Argus II System possesses attractive technical and other features that include:

•	a unique patented design that allows for a demonstrated lifetime and benefit of over 9.5 years,

•	surgical implantation that can be performed in three to four hours using standard vitreoretinal techniques,

•	a relatively large field of view (20 degrees),

•	implanted patients can undergo MRI procedures, and

•	individually programmable electrodes on the prosthesis which can permit further optimization of the device after implantation

We have demonstrated the ability to design products with long-term reliability. The Argus I retinal prosthesis, a proof of concept device that was a predecessor to the Argus II, was implanted in six patients in the United States. Argus I patients were implanted an average of almost six years, with one patient having used the device for over 10 years. The Argus II System has been implanted in over 200 patients. The average implant duration for these patients is nearly three years with several users continuing to use the system almost 10 years following implantation.

We are developing another product that stimulates the visual part of the brain rather than the retina, which we refer to as the Orion I visual prosthesis system. Our objective in designing and developing the Orion I visual prosthesis system is to bypass the optic nerve and directly stimulate the part of the brain responsible for vision, the visual cortex. This has the potential to help many more patients whose optic nerves are damaged by trauma or disease. As currently under development, the Orion I visual prosthesis system is based on technology that we utilize in our Argus II system, thereby reducing engineering investment costs and risks, and leveraging the reliability of the Argus II platform. By limiting the changes to the FDA approved Argus II system, we can progress relatively quickly to human trials.

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Our Markets

Retinitis Pigmentosa (RP)

RP is a group of inherited disorders that affect the retina. The retina is a layer of nerve cells at the back of the eye. RP is a disease that gradually robs relatively young people of their vision over time. Onset of RP is often noted in the teen years or early twenties, typically as night blindness. This is followed by a period of peripheral vision loss, until the patient is left with a tunnel of vision and then no remaining sight. Although there are various genetic causes (over 100) and thus variability in the disease progression, many people with advanced RP have lost all functional vision by their 40s or 50s. The Argus II System works by bypassing rods and cones which are defunct in these patients, and sending electrical signals directly to the retina’s remaining healthy cells.

Although there are reported trials for other treatments underway, to our knowledge the Argus II System remains the only approved therapeutic option for end-stage RP in the US, and to our knowledge it is the only treatment option generally available to commercial patients anywhere in the world.

Worldwide, an estimated 1.5 million people suffer from RP1, which includes about 100,000 in the US2.  Pan-European data is not readily available, but we believe it is reasonable to estimate that the average prevalence throughout Europe is similar to the average prevalence within the US, and so the ratio of populations could be used to estimate the number of Europeans affected as 167,000 in the 28 EU countries3,4.  Approximately 25% of people with RP in the US have vision that is 20/200 or worse (legally blind)5. Since the bare light perception or worse vision criterion for the US indication is worse than 20/200, we know the subset of patients that can be treated by the Argus II System is less than 25,000 in the US. Reliable market data estimating the actual number of patients with bare light perception or worse vision is unavailable. We believe that the majority of patients with vision 20/200 or worse have vision that is better than bare light perception and thus, are not currently candidates for Argus II. In Europe, the indicated vision loss for Argus II patients is severe to profound which, while better than bare light perception, remains somewhat worse than 20/200. An estimated 42,000 patients in Europe with RP have vision worse than 20/200 and we estimate that the subset of RP patients that can be treated in Europe to be somewhat smaller than this number. As in the US, reliable market data estimating the actual number of patients with severe to profound vision loss or worse is unavailable. We believe that the majority of patients with vision 20/200 or worse in Europe have vision that is too good to be considered a candidate for Argus II with current clinical indications and physician practice. Worldwide, we estimate that 375,000 people are legally blind due to RP, and that a portion of these would be candidates for the Argus II System.

As we improve the quality of vision that the Argus II can produce, we expect to be able to treat a higher percentage of the legally blind population by treating better sighted patients.

1 Weleber, R.G. and Gregory-Evans, K. (2001) ‘Retinitis Pigmentosa and allied disorders.’ In Ryan, S.J. (ed.), Retina. Mosby, St. Louis, pp, 362-470.

2 Foundation Fighting Blindness estimates that about 100,000 Americans are affected by RP or similar diseases. (http://www.ffb.ca/documents/File/rp_guide/Guide_to_RP_and_Other_Related_Diseases.pdf)

3 Eurostat. Retrieved 1 January 2013.

4 Haim M. Epidemiology of Retinitis Pigmentosa in Denmark. Acta Ophthalmol Scand Suppl 2002; 1-34.

5 Grover et al., ‘Visual Acuity Impairment in Patients with Retinitis Pigmentosa at Age 45 Years or Older’, Ophthalmology. 1999 Sept; 106(9):1780-5.

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Age Related Macular Degeneration (AMD)

AMD is a relatively common eye condition and the leading cause of vision loss among people aged 65 and older1. The macula is a small spot near the center of the retina and its damage results in loss of central vision. AMD can start as a blurred area near the center of vision and over time it can grow larger until loss of central vision occurs. Central vision is extremely important for everyday tasks such as reading, writing, and face recognition.

There are three stages of AMD defined in part by the size of drusen (yellow deposits) under the retina. Early and intermediate stage AMD has few symptoms or vision loss. These earlier stages of the disease are usually left untreated or dealt with using diet supplementation. People with advanced AMD have vision loss from damage to the macula. There are two types of late stage AMD:

Dry AMD: There is a breakdown of light sensitive cells in the macula that send visual information to the brain, and the supporting tissue beneath the macula. This damage causes vision loss.

Wet AMD: Blood vessels grow underneath the retina. These vessels might leak blood which may lead to swelling and damage of the macula. This damage may be severe and can progress quickly.

Worldwide, between 20 and 25 million people are estimated to suffer from vision loss due to AMD2, and of these about two million have vision that is considered legally blind, or worse3.  In the US, just over two million people experience vision loss due to AMD according to a 2010 study by the National Eye Institute. Of the 1.3 million legally blind Americans4, we estimate that 42.5% (or 552,500) are due to AMD5.  Applying this percent of legally blind due to AMD (42.5%) to the total number of legally blind people in Europe (2.55 million)6, we estimate the population of legally blind individuals from AMD to be about 1.08 million individuals in Europe. We believe the Argus II System may be able to help a subset of these legally blind AMD patients who have severe to profound vision loss. To date, though clinical testing has produced subjective improvements, we have not yet demonstrated objective benefits. The challenge in demonstrating objective benefits in these patients is that they maintain residual peripheral vision. Thus, we must demonstrate that the quality of the vision we produce is better than their residual vision, which is much more challenging than demonstrating benefit for the RP patients we are currently treating, which have completely lost all vision.

Other diseases resulting in blindness that may be treated by Orion I cortical visual prosthesis system

Many diseases outside of RP and AMD can also cause blindness. Many of the largest causes of visual impairment (i.e. refractive error and cataracts) are avoidable or curable, and their prolonged or untreated impact on vision is largely observed in developing nations and are not part of our target market. Some other causes of blindness, such as brain trauma, may also not be suitable for treatment by a cortical stimulator. However, the remaining causes of severe vision loss which include glaucoma, diabetic retinopathy, eye trauma, retinopathy of prematurity and many others can result in severe visual impairment that we anticipate to be treatable by an Orion I visual prosthesis system.

According to the World Health Organization (WHO)7, 285 million people suffer from vision loss worldwide. Of these, 39 million people are considered legally blind. The WHO further estimates that 80% of legal blindness is avoidable, leaving 7.8 million legally blind individuals, including those blind due to AMD and RP, or 5.8 million excluding AMD and RP. In the US, 1.3 million people are legally blind8, of which we estimate 44.3%, or 575,900, are legally blind due to causes other than preventable/treatable conditions, RP or AMD9. Applying the same logic, we estimate 1.13 million individuals are legally blind in Europe due to causes other than preventable/treatable conditions, RP or AMD. As with Retinitis Pigmentosa, we believe the initial Orion I will treat a subset of these legally blind individuals, likely starting with the ones who are completely blind and moving to better sighted patients as the technology improves.

1 The Eye Diseases Prevalence Research Group, 2004a; CDC, 2009.

2 Choptar, A., Chakravarthy, U., and Verma, D. ‘Age Related Macular Degeneration’. BJM 2003;326:485.

3 Global Data on Visual Impairments 2010, World Health Organization.

4 National Eye Institute (http://www.nei.nih.gov/eyedata/blind.asp).

5 Congdon N, O’Colmain B, Klaver CC, et al. Causes and prevalence of visual impairment among adults in the United States. Arch Ophthalmol. Apr 2004;122(4):477-485. This percent amount was derived from the rates of different causes of blindness by different races and racial demographic data from 2010 US Census data.

6 Global Data on Visual Impairments 2010, World Health Organization.

7 WHO Fact Sheet number 282, updated October 2013.

8 National Eye Institute (http://www.nei.nih.gov/eyedata/blind.asp).

9 Congdon N, O’Colmain B, Klaver CC, et al. Causes and prevalence of visual impairment among adults in the United States. Arch Ophthalmol. Apr 2004;122(4):477-485. This percent amount was derived from the rates of different causes of blindness by different races and racial demographic data from 2010 US Census data.

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Our Strategy

Second Sight’s strategy can be summarized as follows:

•	Establish surgical Centers of Excellence (COE) and expand reimbursement coverage to reach a larger percentage of eligible patients,

•	Improve Argus II performance and significantly expand use in the larger RP population by treating better-sighted RP patients and thereby also enlarge the markets which we currently serve,

•	Leverage proven ARGUS technology to restore useful vision with cortical stimulation and expand addressable market to include a portion of the almost six million patients who are blind from eye trauma, optic nerve disease, and other unpreventable causes, and

•	Continue clinical testing of Argus II in AMD patients with new software to demonstrate benefit and provide necessary data to inform further clinical trials and/or R&D efforts.

Establish Centers of Excellence (COE) and expand reimbursement coverage to reach a larger percentage of eligible patients

We launched the Argus II System in Italy and Germany at the end of 2011; in Saudi Arabia, France, the Netherlands and England in 2013; in Switzerland, Spain, the US and Canada in 2014; and Austria and Turkey in 2015. We are employing a refined Centers of Excellence sales strategy, deploying the Argus II at prominent, reputable eye centers which are equipped to handle all aspects of an Argus II program including patient recruitment, surgery, fitting and rehabilitation. We believe this strategy represents an efficient use of our capital after giving consideration to the following factors:

•	Size of the RP patient population that is currently treatable by Argus II,
•	Complexity of the technology, surgery, post-surgery programming and rehabilitation, and
•	Cost of selecting, qualifying, training and building qualified Centers of Excellence.

When selecting new sites, we focus on high quality health providers considering the following factors:

•	Geographic location,
•	Facility and surgeon skill and reputation,
•	Willingness of the site to recruit and screen for eligible patients,
•	Established regulatory and reimbursement pathways,
•	Desire and capability of institution to perform a significant number of surgeries annually,
•	Ability of site to perform post-surgery programming of Argus technology, and
•	Capability of site and/or local resources to direct artificial vision rehabilitation.

As of December 31, 2016, we have 15 qualified centers in the United States and Canada that are actively implanting the Argus II.  Ultimately, we anticipate serving the North American RP market with approximately 35 implanting centers across the US and Canada. In Europe and the Middle East, we currently have 21 centers that are actively implanting the Argus II (eight in Germany, three in France, one in Saudi Arabia, four in Turkey, two in Spain, and three in Italy).  We believe that we will be able to serve the European and Middle East markets for RP by having approximately 50 centers across Europe and the Middle East.

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To date, we have employed direct sales and clinical specialists to service our markets in the US and Canada.  The majority of our markets in Europe are also serviced by a direct sales and clinical specialist team. As of December 31, 2016, the sales/clinical specialist team for North America numbered four persons and the sales team for Europe and the Middle East numbered seven persons.  In some cases, we believe that we can more efficiently expand our reach by securing distributors in key markets. To date, we have appointed distributors in Spain, Turkey, Saudi Arabia, South Korea, Taiwan, and Argentina. We expect that our distributors will commit to providing support services that include marketing, market access, sales, surgical support, post-surgery programming, rehab coordination and service.

The Company is evaluating potential new markets including countries in Latin America or Asia Pacific regions. We will selectively enter markets based on multiple factors including: the presence of RP patients, skilled surgeons, a facility with the necessary support infrastructure, a reliable source of funding or reimbursement along with the assurance that needed clinical, rehab and surgical support can be provided.

Centers of Excellence

Our revised COE strategy in the US market is designed to help our centers more effectively manage Argus II patients and achieve better, more consistent patient outcomes. The COE strategy consists of four major initiatives: (1) financial, (2) patient recruitment, education and screening, (3) post-surgery programming, and (4) patient support and artificial vision rehab.

•	First, there are the financial considerations. As reported, the CMS hospital outpatient final rule assigned a payment rate of $150,000 for the Argus II and the associated surgical procedure beginning January 1, 2017. Physician fees continue to be reimbursed separately. Our current pricing strategy should generally ensure full reimbursement coverage of hospital surgical procedure costs including the Argus II system. We are also pleased that effective July 1, 2017, CPT codes for post-surgery programming will be available. These developments should ensure a favorable economic analysis for any center evaluating an Argus II program.

•	Second, regarding patient recruitment, education and screening, we will focus our outreach efforts around select centers to ensure a steady flow of patients. We have upgraded the pathways by which we screen prospective patients so that individuals who are referred to hospitals have a higher probability of being a candidate for surgery. In addition, we have a significant number of eligible, motivated patients that don’t currently have access to Argus because they must travel hundreds of miles to a center, for screening, for surgery, and for post-surgery programming and rehabilitation. We are working closely with a few of our most experienced centers to provide highly qualified treatment for these patients.

•	Third, in terms of the post-surgery programming, our recent and future product improvements are aimed at simplifying the programming procedure for the site and for the patient. In fact, we’ve recently reduced the expected time to program our system from two days down to a half day. As with the surgery, repetition will make the programming more routine for the institution. And, as mentioned earlier, we have secured CPT codes to allow sites to submit for reimbursement when they program an Argus system.

•	Finally, the last pillar of this initiative - patient support and artificial vision rehab - is extremely important. We have been working with various sites to identify and document best practices related to rehab with the goal being an improved, comprehensive rehab guide. Our new rehabilitation program will include certification level training to our dedicated customers and rehab providers in the U.S. We are now proactively coordinating with our customers to ensure their Argus II patients complete this rehab curriculum, with attention to the important first three to four months post-surgery.

In summary, the aim of the COE program is to establish implanting centers and physician clinics that are more intimately knowledgeable, self-sufficient, and confident, enabling them to be able to treat a higher volume of patients. We also feel the COE program is important development work that prepares the Company and our customers for the support requirements necessary to serve expanded patient populations in the future such as better-sighted RP patients.

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Global Reimbursement

Obtaining reimbursement from governmental and private insurance companies is critical to our commercial success. Due to the cost of the Argus II System, our sales would be limited without the availability of third party reimbursement. In the US, coding, coverage, and payment are necessary for the surgical procedure and Argus II system to be reimbursed by payers. Coding has been established for the device and the surgical procedure. Coverage and payment vary by payer. The majority of Argus II patients are eligible for Medicare, and coverage is primarily provided through traditional Medicare (sometimes referred to as Medicare Fee-for-Service (FFS) or Medicare Advantage. A small percentage of patients are covered by commercial insurers.

•	Medicare FFS patients – Coverage is determined by Medicare Administrative Contractors (MACs) that administer various geographic regions of the US. As of January 1, 2017, positive coverage decisions for the Argus II are effective in five of 12 MAC jurisdictions (comprising 17 states). Effective January 1, 2017, CMS established a New Technology Ambulatory Payment Class (APC) 1906, Level 51, with a payment rate of $150,000 for both the procedure and the Argus II Retinal Prosthesis System.

•	Medicare Advantage patients – Medicare Advantage plans are required to cover the same benefits as those covered by the MAC in that jurisdiction. For example, if a MAC in a jurisdiction has favorable coverage for the Argus II, then all Medicare Advantage plans in that MAC jurisdiction are required to offer the same coverage for the Argus II. Individual hospitals and ASCs may negotiate contracts specific to that individual facility, which may include additional separate payment for the Argus II implant system. In addition, procedural payment is variable and can be based on a percentage of billed charges, payment groupings or other individually negotiated payment methodologies. Medicare Advantage plans also allow providers to confirm coverage and payment for the Argus II procedure in advance of implantation. In 2015 and 2016 combined, 93% of all Medicare Advantage pre-authorization requests for Argus II procedures were granted.

•	Commercial insurer patients – Commercial insurance plans make coverage and payment rate decisions independent of Medicare, and contracts are individually negotiated with facility and physician providers.

During the nine months ended September 30, 2016, 10 individuals in the US and Canada were implanted with the Argus II technology. Of the 10 patients, seven were Medicare FFS patients, one was a Medicare Advantage patient, one was a Veteran’s Administration patient and the remaining one was a privately funded patient in Canada.

Second Sight employs dedicated employees and consultants with insurance reimbursement expertise engaged to expand and enhance coverage decisions. Currently, five MAC jurisdictions comprising 17 states have agreed to cover the Argus II System when medically necessary for the FDA approved indications. The MACs now covering the Argus II include First Coast Service Options (Florida, Puerto Rico and U.S.V.I.), CGS Administrators, LLC (for the states of Ohio and Kentucky), Palmetto GBA (for the states of North and South Carolina, West Virginia and Virginia, other than the counties of Arlington and Fairfax in Virginia and the City of Arlington in Virginia), National Government Services, Inc. (NGS), Jurisdiction 6 (for the states of Illinois, Minnesota and Wisconsin), and NGS, Jurisdiction K (for the states of Connecticut, New York, Maine, Massachusetts, New Hampshire, Rhode Island and Vermont). We are actively engaged with the remaining MACs and are committed to supporting their requests for additional information and clinical evidence. We expect that additional positive coverage decisions will be issued over time but cannot predict timing or ultimate success with each MAC.

Within Europe, we have obtained reimbursement approval or funding in Germany, France and one region of Italy. On December 22, 2016, NHS England announced it would cover 10 Argus implantations as part of a Commissioning through Evaluation (CtE) program. The CtE program is especially designed for treatments that show significant promise for the future, while new clinical and patient experience data are collected within a formal evaluation program. This program is similar to the Forfait Innovation program in France. NHS England is known to be under significant financial pressure and also highly selective in adopting innovative technologies – which must demonstrate sufficient value for the cost expended.

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We are seeking reimbursement approval in other countries including Belgium, Switzerland, Turkey and we are also seeking reimbursement approval in additional regions of Italy. In France, Second Sight was selected to receive the first "Forfait Innovation" (Innovation Bundle) from the Ministry of Health, which is a special funding program for breakthrough procedures to be introduced into clinical practice. As part of this program, Second Sight is conducting a post-market study in France which has enrolled a total of 18 subjects and will follow them for two years.  The French program will fund implantation of up to 18 additional patients that will not be part of the post-market study. After review of the study’s results, we expect Argus II therapy to be covered and funded through the standard payment system in France, however, we can provide no assurance that the French government will continue to fund the Argus II after the first 36 implants.

To date, we have not faced traditional sales challenges in any of our markets, largely due to the currently unmet clinical need and the lack of any other commercially available device or competitive treatment for RP-caused profound blindness. Our marketing activities have focused on raising awareness of the Argus II System with potential patients, implanting physicians, and referring physicians. Our marketing activities include exhibiting, sponsoring symposia, and securing podium presence at professional and trade shows, securing journalist coverage in popular and trade media, attending patient meetings focused on educating patients about existing and future treatments, and sponsoring information sessions for the Argus II System. In the US, our efforts in 2017 will focus on media ads dedicated to RP patients and their families. These ads will be placed in geographic areas where we have Centers of Excellence committed to Argus II.

Improve Argus II performance and significantly expand use in the RP population by treating better-sighted patients

The Argus II System is currently approved for RP patients with bare or no light perception in the US, and in Europe for severe to profound vision loss due to outer retinal degeneration, such as from retinitis pigmentosa, choroideremia, and other similar conditions. The number of people who are legally blind due to RP is estimated to be about 25,000 in the US, 42,000 in Europe, and about 375,000 total worldwide. As discussed above, a subset of these patients would be eligible for the Argus II System since the approved baseline vision for the Argus II System is worse than legally blind (20/200). Scarce epidemiological data on visual acuity below legal blindness make it difficult to determine a precise estimate of the potential patient population for this device, but resulting from our commercial efforts thus far we believe most legally blind patients have vision too good for Argus II’s current clinical indications.

The Company believes an opportunity exists to expand the use of its technology to better sighted individuals with RP who are currently not being treated. In order to achieve this market expansion, the Company plans to start collecting clinical data in 2017 and is undertaking multiple development efforts to improve the technology’s performance. Our clinical and R&D plans for this market segment can be summarized as follows:

•	Clinical trials with better-sighted individuals – The Company intends to start collecting clinical data at multiple sites in Europe and the U.S. during 2017 to determine if the Argus II provides sufficient clinical benefit to these better-sighted patients. If successful, the Company would proceed with the various required steps to obtain regulatory approval and reimbursement coverage for treatment of this expanded patient group.

•	Retinal stimulation protocols – We believe that we can achieve improved resolution by adjusting retinal stimulation protocols. An example is the use of current steering to cause perception of pixels between electrodes. By producing these ‘virtual’ pixels, we may be able to increase the effective resolution of the Argus II beyond the physical number of electrodes (which today total 60). We began testing these protocols in patients during Q4 2016 and have obtained some encouraging initial results, but testing is still in early stage and no assurance can be given that we will be successful. We expect to continue patient testing in 2017, and assuming successful clinical results, would target commercial implementation of these revised retinal stimulation protocols in 2018. Given the initial positive results with our retinal stimulation protocol testing, we have prioritized this work ahead of our next-generation external hardware.

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•	External hardware – We continue our development of a new external system. The new externals will include redesigns of the head mounted telemetry system (glasses), camera and video processing unit (VPU). The new VPU will possess processing power many times greater than the current Argus II system, which will enable enhanced image processing and support for the commercial implementation of the new retina stimulation protocols discussed above. We anticipate that the new external system will be commercially available in 2018.

•	Other longer-term R&D efforts – We are developing even more advanced software to improve the quality and usefulness of the Argus II vision delivered to patients. If successful, we expect that these software packages will run on the new external system described above. As part of this effort, we recently signed an exclusive license and funding agreement for issued and future patents with a commercial partner, providing funding to Second Sight for research including two research grants, totaling more than $450,000, from the National Eye Institute. This research will be related to distance filtering and thermal imaging. The development of advanced software packages is in the early phases and no assurance can be made that our efforts will be successful nor can we predict commercialization dates.

Leverage proven ARGUS technology to restore some vision with cortical stimulation and expand addressable market to include a portion of the almost six million patients who are blind from eye trauma, optic nerve disease, and other unpreventable causes

We believe we can further expand our market to include nearly all profoundly blind individuals, other than those who are blind due to preventable diseases or due to brain damage, by developing a visual cortical prosthesis. We refer to this product as the OrionTM I visual prosthesis system. We estimate that there are approximately 5.8 million people worldwide who are legally blind due to causes other than preventable conditions, RP or AMD. If approved for marketing, the FDA and other regulatory agencies will determine the subset of these patients who are eligible for the Orion I.

Our objective in designing and developing the Orion I visual prosthesis system is to bypass the optic nerve and directly stimulate the part of the brain responsible for vision. As currently under development, the Orion I visual prosthesis system is based on technology that we utilize in our Argus II system, thereby reducing engineering investment costs and risks, and leveraging the reliability of the Argus II platform. We plan to submit an Investigational Device Exemption (IDE) application to the FDA in 2017 to begin a human feasibility study of the Orion I visual prosthesis system. We also expect to implant and activate our Orion I visual prosthesis system in human subjects during 2017. This study will confirm initial findings in our human pilot study we announced in Q4 2016 and provide the first human data of a fully functional wireless visual cortical stimulator system including the external video camera system. This initial study in a small number of subjects, if successful, should also form the basis for an expansion to a pivotal clinical trial in 2018.

In Q4 2016 the Company announced the successful implantation and activation of a wireless visual cortical stimulator in a human subject. In the UCLA study supported by Second Sight, a 30-year-old patient was implanted with a wireless multichannel neurostimulation system on the visual cortex and was able to perceive and localize individual phosphenes or spots of light with no significant adverse side effects. While the technology implanted was not the Orion I, the study is significant in our efforts to advance our technology and is providing valuable data to support the ongoing development and subsequent clinical trial of our Orion I. This important clinical result so far confirms our hypothesis that the Orion I will function similarly to the Argus II and has increased the priority of this program.

Continue clinical testing of Argus II in AMD patients to demonstrate benefit and provide necessary data to inform further clinical trials and/or R&D efforts

We began a five-subject pilot study in the United Kingdom in June 2015, to determine the utility of the Argus II System for use in persons suffering from dry AMD. In Q2 2016 we completed enrollment and continue to track the subjects via the site in Manchester. The subjects have reported the ability to integrate their native peripheral vision with their artificial central vision. Subjects also report that they enjoy using their Argus system. To date, however, the subjects have not demonstrated significant objective benefit over their residual vision when using the Argus II. We plan to continue testing these subjects and will submit a revised clinical protocol in early 2017. Our approaches to improving the effective resolution in RP patients may also work in AMD patients, which could help us demonstrate objective benefit over their residual vision. The revised protocol will request approval to test new retinal stimulation techniques with the existing subjects with the belief they will benefit. If this clinical testing is successful, we plan to enroll additional patients in our pursuit of a solution for this large patient population.

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We estimate the population of people who are legally blind due to AMD to be about 552,500 in the US, 1.08 million in Europe, and two million worldwide. If Argus II is approved for AMD, we believe that a subset of these patients would be eligible for the Argus II. Because of the clinical uncertainly, we are not yet prepared to predict a timeline to commercialize our technology for this large patient population. No assurance can be given that we will be successful in any of these endeavors.

Our Competition

The US life sciences industry is highly competitive and well-positioned for future growth. The treatment of blindness is a significant clinically unmet need and others continue to make progress. There are several approaches to treating blindness including:

•	Retinal Prostheses (including the Argus II): aimed at giving more visual ability to a blind patient via implanting a device in the eye to stimulate remaining retina cells. Electrical neurostimulation technology has seen growing use in recent years for numerous applications– such as chronic pain, Parkinson’s disease, essential tremor, epilepsy, and others.

•	Transplants: transplanting retinal tissue to stimulate remaining retina cells.

•	Stem Cells: generally involves implanting immature retinal support cells aimed at slowing retinal degeneration. A single patient with wet AMD was implanted in London in 2015 with an embryonic stem cell line in a study sponsored by Pfizer. Patients with dry AMD are also being recruited in Los Angeles for a similar study. No data is yet available as to safety or efficacy of these implantations.

•	Genetics and Gene Therapy: involves identifying a specific gene that is causing retinal problems (there are over 120 for retinitis pigmentosa alone) resulting in visual impairments and blindness; and inserting healthy genes into an individual’s cells using a virus to treat the diseases. A company recently announced phase 3 data for a 21-patient study with a median age of 11 for a gene that affects a very small percentage of retinitis pigmentosa patients, RPE65. That company reportedly met its primary endpoint (completing a maze test) but did not report improved visual acuity. That company is expected to apply for FDA approval in 2017. If this product garners FDA approval (which would make it the first gene therapy ever approved by the FDA), we believe that there is no overlap with our current market since our patients are generally older (Argus II is indicated for an age minimum of 25 in the US) while the other company injects better sighted patients since it is attempting to show an improvement in residual vision rather than restoring vision that is completely lost which is our objective for Argus II market.

•	Optogenetics Therapy: aimed at slowing down, reversing, and/or eliminating the process by which photoreceptors in the eye are compromised. This therapy also requires infecting the patient’s cells with a virus. However, instead of fixing a gene defect, this approach would cause cells within the eye to become light sensitive. Animal work has shown that these cells are not sensitive enough to respond to ambient light, so this approach currently also requires a light amplifier outside the body to increase light delivered to the retina.

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•	Nutritional Therapy: involves diets or supplements that are thought to prevent or slow the progress of vision loss.

•	Implantable Telescope: VisionCare, Ophthalmic Technologies, Inc. offers an FDA approved implantable miniature telescope for AMD, a magnifying device that is implanted in the eye. The VisionCare telescope is approved for use in patients with severe to profound vision impairment (best corrected visual acuity of 20/160 to 20/800) due to dry AMD.

•	Wicab’s The BrainPort® V100 includes a video camera mounted on a pair of sunglasses, a hand-held controller, and tongue array. The tongue array contains 400 electrodes and is connected to the glasses via a flexible cable. White pixels from the camera are felt on the tongue as strong stimulation, black pixels as no stimulation, and gray levels as medium levels of stimulation. This device is indicated for the profoundly blind.

•	There are currently no treatments for AMD after the disease has caused severe to profound vision loss nor are there any established treatments that delay or reverse the progression of Dry AMD other than supplements.

•	Therapies exist for Wet AMD that delay the progression of visual impairment or slightly improve the vision, rather than completely curing or reversing its course. These therapies are approved in many regions throughout the world, including the US and EU.

Commercial efforts to develop retinal implants by others include:

•	Retina Implant AG: A privately held German company that is developing the Alpha IMS, a wireless sub-retinal implant. Although this company obtained a CE Mark in 2013 and was expected to begin commercialization during 2015 in the EU, to our knowledge this product is still not generally available to commercial patients. Publications from the company reported frequent device failures of the Alpha IMS in patients. The company has reportedly improved the design and rebranded its system as the Alpha AMS. Two clinical trial patients are reported to have been implanted in the UK during 2015 and/or 2016. Other reports of implants are unconfirmed. To our knowledge, Retina Implant has not obtained FDA approval to begin a clinical trial in the US but has announced that it plans to advance commercialization efforts that include obtaining reimbursement and opening new implanting centers.

•	Pixium Vision S.A.: A publicly held French company that is developing the IRIS (Intelligent Retinal Implant System) which is surgically placed into the eye and attached to the surface of the retina. Similar to our Argus II technology, its system uses a camera and a wireless transmitter. Pixium is in clinical studies with IRIS and received a CE Mark in 2016. Pixium has indicated it plans to begin commercialization of its product during 2017 in the EU. In January 2017 Pixium announced that it had completed 10 implants in its IRIS II study. It also reportedly had planned to implant a passive sub-retinal implant, the PRIMA, in AMD subjects in 2016, but it has not yet announced any implants. To our knowledge, Pixium Vision has not obtained FDA approval to begin any clinical trial in the US.

•	NanoRetina Inc., a company based in Israel, and several other early stage companies are reported to have developed intellectual property or technology that may improve retinal prostheses in the future, but to our knowledge none of these efforts has resulted in a completed system that has been tested clinically in patients.

•	Academic entities are also working on vision restoring implants. These include Bionic Vision Australia (an early prototype device has been developed and to our knowledge implanted in three human subjects), Boston Retinal Implant project (preclinical phase), Stanford University (preclinical), Monash Vision Group (preclinical phase) , and the Illinois Institute of Technology (preclinical phase) . Of these projects, we believe most have not yet demonstrated a working implant, only one has reportedly begun long-term clinical work in humans, and to our knowledge none has received FDA approval to begin clinical trials in the US.

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To our knowledge, no other retinal prosthesis has been successful in long-term human trials, with the Argus II System currently the sole implant generally available to commercial patients for treating RP in the US, Canada, EU, and Saudi Arabia. We anticipate that our competitors are unlikely to obtain significant commercial traction in EU until they have developed in depth clinical data showing the reliability and functionality of their products.

Our Manufacturing and Quality Assurance

We have a single manufacturing facility, located at our principal office in Sylmar, California. The manufacturing areas at this location are housed in a single building, and include approximately 10,000 square feet of controlled environment rooms (CERs) suitable for implant manufacturing. We currently utilize less than half of this space for Argus II implant production. At the same site we maintain spaces for assembling the external (non-implantable) components of our system and for the labeling, receiving and shipping, and stockroom functions. Finished goods are held at this location and at our contracted distributor in Europe.

We rely on many suppliers to provide materials and services necessary to produce and test our products. Many of these materials or services are currently provided by sole source suppliers. In a number of instances we maintain sole source suppliers because our current purchasing volumes do not warrant developing more than one supplier. We expect to secure additional providers as our production volumes increase. If we experience a loss of a sole supplier before confirming an alternative, we risk possible disruptions in our operations. We attempt to mitigate the sole source risk, by among other things, increasing parts inventory as a partial hedge against interruptions in parts supply and by actively seeking to develop alternative suppler sources before experiencing any such disruptions.

Our manufacturing department currently employs 22 persons and the quality assurance department has an additional nine members. We operate a day shift and smaller swing shift, and at this staffing level we can manufacture approximately 10 devices per month. Due to the reduction in sales of the Argus II during 2016, we curtailed manufacturing output beginning in the second quarter of 2016. We believe that the space available at the current facility when fully utilized and operating at two full shifts will prove sufficient to build and assemble a combined total of approximately 100 Argus II or Orion I devices per month.

Employees

As of December 31, 2016, we had 110 employees, including approximately 31 in operations; 18 in selling, marketing and distribution; 44 in clinical, regulatory and research and development; and 17 in administration. Of these persons, we employed 92 in the United States and 18 in Europe. We believe that the continued success of our business will depend, in part, on our ability to attract and retain qualified personnel, and we are committed to developing our people and providing them with opportunities to contribute to our growth and success. None of these employees is covered by a collective bargaining agreement, and we believe our relationship with our employees is good to excellent.

Properties

Our principal office and facilities are located at 12744 San Fernando Road, Suite 400, Sylmar, California 91342, and consists of approximately 45,351 rentable square feet at a current base rent of about $34,500 per month. Our lease expires in February 2022 and grants us an option to extend the lease term for an additional 60 months. We originally rented these premises from Mann Biomedical Park LLC, an entity affiliated with our former Chairman of the Board, Alfred E. Mann. We believe that the terms of this lease are at least as favorable as those that may have been obtained from a non-affiliated third party. We believe that these premises are adequate for our foreseeable needs. In November 2014, the industrial center in which these premises are located was sold to an independent third party.

Our European office is located on the Innovation Park at EPFL, Rue Jean Daniel Colladon, CH 1015 Lausanne, Switzerland. These premises consist of 180 square meters at a base rent of about 8,200 CHF per month, or currently about $8,200 per month. We rent these premises on a month-to-month basis subject to a six-month notice required for termination, from the Foundation for the Innovation Park at EPFL.

Legal Proceedings

We are not a party to any pending legal proceedings other than those involving Pixium Vision, and Retina Implant AG, described in “Risk Factors—Risks Related to Intellectual Property and Other Legal Matters.”

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MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the section of this prospectus titled “Summary Selected Financial Information” and our financial statements and related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis here and throughout this prospectus contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited, to those set forth under “Risk Factors” and elsewhere in this prospectus.

Business Overview

We were founded in 1998 with a mission to develop, manufacture, and market prosthetic devices that restore vision to the blind. Our principal offices are in Sylmar, California, approximately 25 miles northwest of downtown Los Angeles. We also have an office in Lausanne, Switzerland that manages our commercial and clinical operations in Europe, the Middle East, Latin America and Asia-Pacific.

Our current product, the Argus® II System, treats outer retinal degenerations, such as retinitis pigmentosa, also referred to as RP. RP is a hereditary disease, affecting an estimated 1.5 million people worldwide including about 100,000 people in the United States, that causes a progressive degeneration of the light-sensitive cells of the retina, leading to significant visual impairment and ultimately blindness. The Argus II System is the only retinal prosthesis approved in the United States by the Food and Drug Administration (FDA), and was the first approved retinal prosthesis in the world. The Argus II System provides an artificial form of vision that differs from the vision of people with normal sight. It does not restore normal vision and it does not reverse the progression of the disease. Results vary among patients: while the majority of patients receive significant benefit from the Argus II, some patients report receiving little or no benefit.

Our major corporate, clinical, and regulatory milestones include:

•	In 1998, we were founded.

•	In 2002, we commenced clinical trials for our prototype product, the Argus I retinal prosthesis.

•	In 2006, we commenced clinical trials for the Argus II System, which later became our first commercial product.

•	In 2007, we commenced clinical trials in the US for the Argus II System, which later became our first commercial product.

•	In 2011, we received marketing approval in Europe (CE Mark) for the Argus II System.

•	In 2013, we received marketing approval in the United States (FDA) for the Argus II System.

•	In 2014, we completed our initial public offering and began trading on NASDAQ under the symbol “EYES.”

•	In 2015, we commenced a clinical trial in the UK for an expanded indication for the Argus II System in individuals with dry AMD.

•	In 2016, we successfully implanted and activated a wireless cortical visual prosthesis.

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Currently, after more than 18 years of research and development, more than $180 million of investment and over $34 million of grants awarded in support of our technology development, we employ over 100 people in the development (research, engineering and clinical), manufacture, and commercialization of the Argus II System and future products.

Going Concern

From inception, our operations have been funded primarily through the sales of our common stock, as well as from the issuance of convertible debt, research and clinical grants, and limited product revenue generated by the sale of our Argus II System. During the years ended December 31, 2015, 2014 and 2013, we funded our business primarily through:

•	Revenue of $8.9 million, $3.4 million, and $1.6 million in 2015, 2014 and 2013, respectively, generated by sales of our Argus II System,
•	Issuance of convertible debt with the face value of $19.5 million in 2013,
•	A $4.1 million grant under Joint Research and Development Agreement with The Johns Hopkins University Applied Physics Laboratory in 2014,
•	Issuance of common stock in a private placements aggregating $9.1 million and $2.4 million in 2014 and 2013, respectively, and
•	Issuance of common stock in our Initial Offering in November 2014 which generated net proceeds of $34.2 million of cash after offering expenses

Our financial statements have been presented on the basis that our business is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We are subject to the risks and uncertainties associated with a business with one product line and limited commercial product revenues, including limitations on our operating capital resources and uncertain demand for our products. We have incurred recurring operating losses and negative operating cash flows since inception, and we expect to continue to incur operating losses and negative operating cash flows for at least the next few years. As a result, management has concluded that there is substantial doubt about our ability to continue as a going concern, and our independent registered public accounting firm, in its report on our 2015 consolidated financial statements, has raised substantial doubt about our ability to continue as a going concern.

In June 2016, the Company completed a Rights Offering to existing stockholders, raising proceeds of $19.5 million net of cash offering costs, and selling approximately 6.0 million shares of common stock at $3.315 per share, representing 85% of the Company’s stock price at the close of the Rights Offering. Based on the proceeds of the June 2016 Rights Offering, and current revenue and expense forecasts, we believe that the Company has sufficient funds to last into the second quarter of 2017. In order to continue business operations past that point, the Company currently anticipates that it will need to raise additional debt and/or equity capital during the next several months.

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Our current offering is a registered rights offering of securities to allow the holders of our common stock to purchase units, as of a future record date, that will be sold at the lower of (i) $2.00 per unit or (ii) the closing price as quoted on Nasdaq on the last day of the offering period. Each unit will consist of one newly-issued share of common stock and one newly-issued warrant to purchase an additional share of stock at the same price as the unit is offered. Assuming (a) full subscription, (b) approximately 42.7 million shares of common stock outstanding as of December 31, 2016, and (c) a closing stock price on Nasdaq of between $1.53 and $2.00 per share on the last day of the Offering Period, we expect to sell between 13.1 million and 10.0 million units for gross proceeds of approximately $20.1 million and estimated net proceeds of approximately $19.7 million. The actual number of units sold and proceeds raised will depend on, among other factors, the extent to which current shareholders participate in the rights offering and the final price per unit at which we sell units. See “Rights Offering – Limitation on Purchase of Units.” We intend to use the proceeds from this rights offering to invest in our business to expand sales and marketing efforts, enhance current products, gain regulatory approvals for additional indications, and continue research and development into next generation technology. Management believes that these funds will be sufficient to fund the Company into the second quarter of 2018.

We have received verbal indications of interest from Gregg Williams, who is currently a director and a principal stockholder of the Company, that he expects to exercise his subscription rights in full. Moreover,, to the extent that other shareholders do not exercise their subscription rights in full, Mr. Williams has further advised us that he anticipates exercising his over-subscription privilege at the subscription price for up to an aggregate investment amount of $10 million. Mr. Williams is however not obligated to invest this amount or any amount in the rights offering and as a result we cannot determine whether any particular amount will be obtained in the rights offering. We expect that the rights offering will close on March 6,2017.

No assurances can be given that we will ultimately be successful in completing this rights offering, or if unsuccessful, that we will be able to raise sufficient funds through other means so as to be able to continue operating our business at current levels beyond the second quarter of fiscal 2017. If cash resources become insufficient to satisfy the Company’s ongoing cash requirements, the Company would be required to scale back or discontinue its technology and product development programs and/or clinical trials, or obtain funds, if available (although there can be no certainty), through strategic alliances that may require the Company to relinquish rights to its products, or to discontinue its operations entirely.

Insurance Reimbursement

Obtaining reimbursement from governmental and private insurance companies is critical to our future commercial success. Due to the cost of the Argus II System, our sales would be limited without the availability of third party reimbursement.

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In the U.S., coding, coverage, and payment are necessary for the surgical procedure and Argus II system to be reimbursed by payers. Coding has been established for the device and the surgical procedure. Coverage and payment vary by payer. Argus II patients are eligible for Medicare, and coverage is primarily provided through traditional Medicare Fee-for-Service (FFS) or Medicare Advantage. A small percentage of U.S. patients are covered by commercial insurers. In the first nine months of 2016, 10 individuals in the US and Canada were implanted with the Argus II technology. Of the 10 patients, seven were Medicare FFS patients, one was a Medicare Advantage patient, one was a Veteran’s Administration patient and the remaining one was a privately funded patient in Canada.

Within Europe, we have obtained reimbursement approval or funding in Germany, France and one region of Italy. In December 2016, NHS England announced it would cover 10 Argus implantations as part of a Commissioning through Evaluation (CtE) program. The CtE program is especially designed for treatments that show significant promise for the future, while new clinical and patient experience data are collected within a formal evaluation program. This program is similar to the Forfait Innovation program in France. NHS England is known to be under significant financial pressure and also highly selective in adopting innovative technologies – which must demonstrate sufficient value for the cost expended.

In France, Second Sight was selected to receive the first "Forfait Innovation" (Innovation Bundle) from the Ministry of Health, which is a special funding program for breakthrough procedures to be introduced into clinical practice. As part of this program, Second Sight is conducting a post-market study in France which has enrolled a total of 18 subjects and will follow them for two years. The French program will fund implantation of up to 18 additional patients that will not be part of the post-market study. After review of the study’s results, we expect Argus II therapy to be covered and funded through the standard payment system in France, however, we can provide no assurance that the French government will continue to fund the Argus II after the first 36 implants.

Product and Clinical Development Plans

The Argus II System is currently approved for RP patients with bare or no light perception in the US, and in Europe for severe to profound vision loss due to outer retinal degeneration, such as from retinitis pigmentosa (RP), choroideremia, and other similar conditions. The number of people who are legally blind due to RP is estimated to be about 25,000 in the US, 42,000 in Europe, and about 375,000 total worldwide. A subset of these patients would be eligible for the Argus II System since the approved baseline vision for the Argus II System is worse than legally blind (20/200).

The Company believes an opportunity exists to expand the use of its Argus II technology to better sighted individuals with RP who are currently not being treated. In order to achieve this market expansion, the Company plans to start collecting clinical data in 2017 and is undertaking multiple development efforts to improve the technology’s performance, including:

•	Clinical trials with better-sighted individuals;

•	Development of retinal stimulation protocols that we believe can achieve improved resolution by adjusting electronic retinal stimulation methods;

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•	Redesigns of the externals (glasses, camera, and video processing unit) that will possess processing power many times greater than the current Argus II system, which will enable enhanced image processing support for the commercial implementation of the new retina stimulation protocols, possibly by 2018.

We believe we can further expand our market to include nearly all profoundly blind individuals, other than those who are blind due to preventable diseases or due to brain damage, by developing a visual cortical prosthesis. We refer to this product as the Orion I visual prosthesis system. We estimate that there are approximately 5.8 million people worldwide who are legally blind due to causes other than preventable conditions, RP or AMD. If approved for marketing, the FDA and other regulatory agencies will determine the subset of these patients who are eligible for the Orion I.

Our objective in designing and developing the Orion I visual prosthesis system is to bypass the optic nerve and directly stimulate the part of the brain responsible for vision. We plan to submit an IDE application to the FDA in 2017 to begin a human feasibility study of the Orion I visual prosthesis system. We also expect to implant and activate our Orion I visual prosthesis system in human subjects during 2017. This study will confirm initial findings in our human pilot study we announced in Q4 2016 and provide the first human data of a fully functional wireless visual cortical stimulator system including the external video camera system. This initial study in a small number of subjects, if successful, should also form the basis for an expansion to a pivotal clinical trial in 2018.

We began a five-subject pilot study in the United Kingdom in June 2015, to determine the utility of the Argus II System for use in persons suffering from dry AMD. In Q2 2016 we completed enrollment and continue to track the subjects via the site in Manchester. The subjects have reported the ability to integrate their native peripheral vision with their artificial central vision. Subjects also report that they enjoy using their Argus system. To date, however, the subjects have not demonstrated significant objective benefit over their residual vision when using the Argus II. We plan to continue testing these subjects and will submit a revised clinical protocol in early 2017. Our approaches to improving the effective resolution in RP patients may also work in AMD patients, which could help us demonstrate objective benefit over their residual vision. The revised protocol will request approval to test new retinal stimulation techniques with the existing subjects with the belief they will benefit. If this clinical testing is successful, we plan to enroll additional patients in our pursuit of a solution for this large patient population.

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Weakness in Internal Control Over Financial Reporting

As of September 30, 2016, there were control deficiencies which constituted material weaknesses in our internal control over financial reporting. Management has taken, and is taking, steps to strengthen our internal control over financial reporting. Specifically:

•	Control over Financial Reporting. We have implemented additional processes and procedures surrounding the closing process, including the preparation and review of journal entries and account reconciliations to ensure accuracy of financial reporting including timely account reconciliation review. We have adopted further procedures and review processes surrounding revenue, deferred revenue, inventory and stock-based compensation that will reduce end of accounting period adjustments. We are also in the process of implementing a software application that will help us to automate controls surrounding the closing process, including the review of journal entries and account reconciliations.

•	Control over Tracking of Back-up Prosthesis Units. We conducted a multi-departmental review of how we track our back-up prosthesis units and implemented a software solution that allows us to track back-up units that are sent to customers and facilitates proper tracking and accounting for these units within our enterprise software system. Additionally, we continue to perform a manual reconciliation of the back-up units.

While we have taken certain actions to address the material weaknesses identified, additional measures may be necessary as we work to improve the overall effectiveness of our internal controls over financial reporting. Through the actions in the remediation plan reported in our Annual Report on Form 10-K for the year ended December 31, 2015, as amended, in our Quarterly Report on Form 10-Q for the period ended March 31, 2016, as amended, in our quarterly reports on Form 10-Q for the periods ended June 30, and September 30, 2016, and new actions which have since been initiated, we believe that we are addressing the deficiencies that affected our internal control over financial reporting for the year and quarterly periods then ended however we have not completed all of the corrective processes and procedures as contemplated herein for the identified material weaknesses. Until the remediation plan is fully implemented and operating for a sufficient period of time, we will not be able to conclude that the material weaknesses have been remediated. We will continue to monitor and assess our remediation activities to address the material weaknesses discussed above through remediation as soon as practicable and to provide reasonable assurance that they will prevent or detect material error in the financial statements.

Recent Developments

During the fourth quarter of 2016, there were seven Argus II systems implanted, bringing the total number of implants for fiscal 2016 to 42 systems. These amounts compare to 21 implants in the fourth quarter of 2015 and 75 implants for fiscal 2015, which represents a decline in 2016 of 67% and 44%, respectively. Through January 23, 2017, there has been one Argus II unit implanted with an additional 11 units scheduled with specific patients and implant dates. Some of these scheduled implants may be cancelled or rescheduled to future periods. There may be additional Argus II implants that get scheduled and completed in the first quarter of 2017 in addition to those currently scheduled.

On February 3, 2017, the Securities and Exchange Commission filed a civil complaint against Thomas Miller, the Company’s Chief Financial Officer, and another co-defendant, in the United States District Court, Central District of California. The complaint alleges that Mr. Miller and a co-defendant, violated various provisions of the Securities and Exchange Act of 1934, as amended, during Mr. Miller’s tenure as Chief Financial Officer and Principal Accounting Officer at Ixia in 2012 and 2013. More specifically, the SEC alleges that Mr. Miller and his co-defendant, his director of accounting at Ixia, purposely circumvented and exploited Ixia’s internal accounting controls, made false statements in Ixia’s public filings with the SEC, and in effect subsequently lied to Ixia’s auditors in an effort prematurely to recognize and misstate Ixia’s revenue. The SEC’s complaint seeks judgments from the court enjoining Mr. Miller and his co-defendant, who according to the complaint was responsible for revenue recognition accounting at Ixia, from violating various rules under the Exchange Act, including, but not limited to, Rule 13b2-2, Rule 13a-14, Section 13(b)(5) of the Exchange Act and Rule 13b2-1 thereunder. The complaint also seeks from Mr. Miller and his co-defendant payment of civil penalties in an unspecified amount. Our company is not involved in this proceeding and we do not have any control over the disposition of this matter.

Recent Accounting Pronouncements

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230), which updates the guidance as to how certain cash receipts and cash payments should be presented and classified. The update is intended to reduce the existing diversity in practice. The amended guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017, with early adoption permitted, including adoption in an interim period. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial statements.

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In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting (Topic 718), a new standard that changes the accounting for certain aspects of share-based payments to employees. The new guidance requires excess tax benefits and tax deficiencies to be recorded in the income statement when the awards vest or are settled. In addition, cash flows related to excess tax benefits will no longer be separately classified as a financing activity apart from other income tax cash flows. The standard also allows the Company to repurchase more of an employee’s shares for tax withholding purposes without triggering liability accounting, clarifies that all cash payments made on an employee’s behalf for withheld shares should be presented as a financing activity on the cash flow statement, and provides an accounting policy election to account for forfeitures as they occur. The new standard is effective for the annual periods beginning after December 15, 2016, and interim periods within those annual periods with early adoption permitted. The Company is currently evaluating the impact of the standard on the Company’s financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if adopted, would have a material effect on the consolidated financial statements.

Critical Accounting Policies and Estimates

The following discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States of America. Certain accounting policies and estimates are particularly important to the understanding of our financial position and results of operations and require the application of significant judgment by our management or can be materially affected by changes from period to period in economic factors or conditions that are outside of our control. As a result, they are subject to an inherent degree of uncertainty. In applying these policies, our management uses their judgment to determine the appropriate assumptions to be used in the determination of certain estimates. Those estimates are based on our historical operations, our future business plans and projected financial results, the terms of existing contracts, our observance of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate. See Note 2 of notes to our consolidated financial statements on page F-24 of this registration statement for a more complete description of our significant accounting policies.

Revenue Recognition. The Company’s revenue is derived primarily from the sale of its Argus II retinal implant, which is implanted during retinal surgery to restore some functional vision to patients blinded by Retinitis Pigmentosa. The Company sells to a variety of customers including university hospitals, large medical centers and distributors.

Revenue is recognized when persuasive evidence of an arrangement exists, the fee is fixed or determinable, collectability is probable, and delivery has occurred.

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Revenue is generated under sales agreements with multiple deliverables (multiple-element arrangements), comprising the following deliverables:

•	Hospital start up kits (one per site),

•	Surgical support,

•	Training, and

•	The Argus II System

The deliverables may vary by transaction.

The Company evaluates each deliverable in a multiple-element arrangement to determine whether it represents a separate unit of accounting. An element constitutes a separate unit of accounting when the delivered item has standalone value and delivery of the undelivered element is probable and within the Company's control. The Company has determined that the elements listed above do not have standalone value to the customer until delivery of all components has occurred.  Accordingly, revenue from multiple-element arrangements is recognized when delivery of all of deliverables has taken place and all other revenue recognition criteria have been met.  Generally, revenue recognition occurs at the time of implantation, but revenue recognition can be delayed if certain training has not been delivered to the implanting sites, or if other revenue recognition criteria have not been met.

In the United States, the amount of revenue recognized per unit has been limited in some situations due to the uncertainties of the reimbursement environment and payment terms. In such cases, revenue is not recognized until the consideration becomes fixed, generally when paid to the Company.

In order to determine whether collection is reasonably assured, the Company assesses a number of factors, including creditworthiness of the customer and medical insurance coverage. The Company may periodically grant extended payment terms to customers. In such situations, the Company defers the recognition of revenue until collection becomes probable, which is generally upon receipt of payment.

The Company also sells surgical supplies to customers and recognizes revenue on these products when they are shipped and other revenue recognition criteria have been met.

The Company sells through distributors in certain countries.  The Company provides these distributors with clinical start-up kits, surgical supplies and the Argus II System, as well as training them to provide pre- and post-surgical support.  The Company monitors the surgery. Other than surgical support which is provided by the Company, the distributor is responsible for delivering products and services to its customers.  In the past, the Company has allowed distributors to return or exchange products in certain situations. Due to the Company’s continuing involvement and its returns policy, the Company recognizes revenue from distributors when the implantation procedure has been performed by the distributor’s customer, and all other revenue recognition criteria between the Company and the distributor have been met.

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Stock-Based Compensation. Pursuant to Financial Accounting Standards Board (“FASB”) ASC 718 Share-Based Payment (“ASC 718”), the Company records stock-based compensation expense for all stock-based awards. Under ASC 718, the Company estimates the fair value of stock options granted using the Black-Scholes option pricing model. The fair value for awards that are expected to vest is then amortized on a straight-line basis over the requisite service period of the award, which is generally the option vesting term.

•	The grant price of the issuances, with certain exceptions, is determined based on the estimated fair value of the shares at the date of grant.

•	The risk-free interest rate for periods within the contractual life of the option is based on the U.S. treasury yield in effect at the time of grant.

•	As permitted by SAB 107, due to the Company’s insufficient history of option activity, management utilizes the simplified approach to estimate the options expected term, which represents the period of time that options granted are expected to be outstanding.

•	Volatility is determined based on average historical volatilities of comparable companies in similar industry.

•	Expected dividend yield is based on current yield at the grant date or the average dividend yield over the historical period. The Company has never declared or paid dividends and has no plans to do so in the foreseeable future.

 Patent Costs. The Company has 381 domestic and foreign patents. Due to the uncertainty associated with the successful development of one or more commercially viable products based on Company’s research efforts and any related patent applications, all patent costs, including patent-related legal, filing fees and other costs, including internally generated costs, are expensed as incurred. Patent costs are included in general and administrative expenses in the consolidated statements of operations.

Convertible Promissory Notes and Warrants. The warrants and embedded beneficial conversion feature of convertible promissory notes were classified as equity under FASB ASC Topic 815-40 “Derivatives and Hedging — Contracts in Entity’s Own Equity”. The Company allocated the proceeds of the convertible promissory notes between convertible promissory notes and the financial instruments related to warrants associated with convertible promissory notes based on their relative fair values at the commitment date. The fair value of the financial instruments related to warrants associated with convertible promissory notes was determined utilizing the Black-Scholes option pricing model and the respective allocated proceeds to the warrants were recorded in additional paid-in capital. The Company utilized the Black-Scholes option valuation model using the same valuation assumptions as described herein for Stock Based Compensation. The embedded beneficial conversion feature associated with convertible promissory notes was recognized and measured by allocating a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital in accordance with ASC Topic 470-20 “Debt — Debt with Conversion and Other Options.” The portion of debt discount resulting from the allocation of proceeds to the financial instruments related to warrants associated with convertible promissory notes was amortized over the life of the convertible promissory notes. The portion of debt discount resulting from the allocation of proceeds to the beneficial conversion feature was amortized over the term of the notes from the respective dates of issuance.

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Long Term Investor Right. Each beneficial owner (“IPO Shareholder”) of the Company’s common stock, who purchased shares directly in the Company’s November 2014 IPO (“IPO Shares”), had the opportunity to receive up to one additional share of common stock from the Company for each share purchased in the offering (“IPO Supplemental Shares”) pursuant to the Long Term Investor Right that was included with each IPO Share. To qualify for receipt of IPO Supplemental Shares, an IPO Shareholder was required to act to become the direct registered owner of its IPO Shares within 90 days following the closing date of the offering, or by February 22, 2015. Furthermore, IPO Shareholders were required to hold their IPO Shares in their own names and not place them in “street name” or trade them at any time during the 24 month period immediately following the IPO closing date. This Long Term Investor Right was non-detachable and transferable only in limited circumstances.

The Company committed to issue IPO Supplemental Shares to IPO Shareholders who have not otherwise forfeited their Long Term Investor Right if, during the two-year period immediately following the IPO closing date, the Company’s common stock did not trade at or above $18.00 per share (200% of the IPO price per share) for any five consecutive day period. Had the Company’s common stock traded on its principal exchange at 200% of the IPO price per share or greater on five consecutive trading days during the two years after the IPO closing date, the Long Term Investor Right would have terminated.

The formula to determine the number of IPO Supplemental Shares issued was: (i) $18.00 minus (ii) the average of the highest consecutive closing prices in any 90 day trading period on the principal exchange during the two years after the Closing Date (the “Measurement Average”) divided by the Measurement Average. Fractional shares issuable to a qualifying IPO Shareholder resulting from the calculation were rounded up to the next whole share of common stock, taking into account the aggregate number of Long Term Investor Rights of a holder.

During the two years after the Closing Date, the highest average of consecutive closing prices over any 90 calendar day period was $13.96 per share. Therefore each qualified Long Term Investor Right was entitled to 0.2894 additional shares of common stock, which was calculated as: ($18.00 - $13.96)/$13.96. Subsequent to November 24, 2016, the two-year anniversary of the Company’s IPO, an additional 349,613 shares were issued to IPO Shareholders under the terms of the Long Term Investor Right.

Results of Operations

Net sales. Our net sales are derived primarily from the sale of our Argus II System. We began selling our products in Europe in 2011, Saudi Arabia in 2012, in the United States and Canada in 2014, and in Turkey in 2015. Our objective is to increase our product revenue over the next several years as we pursue commercialization of our product, as our product becomes more well-known and accepted in the market, and as insurance coverage becomes more widespread.

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Cost of sales. Cost of sales includes the salaries, benefits, material, overhead, third party costs, warranty, charges for excess and obsolete inventory, and other costs required to make our Argus II System at our Sylmar, California facility. Historically, our cost of sales has been greater than our revenues, which has resulted in gross losses. Beginning in the second half of fiscal 2014 and continuing through the first quarter of 2016, due to higher revenues and increased manufacturing output and efficiencies, we began generating positive gross margins for the first time in our operating history. However, beginning in the second 2016, due to lower revenues, limited production activity and reserves recorded for excess inventory, we once again recorded gross losses. Our ability to generate a gross profit in the future will be dependent on our ability to (1) sell more Argus II systems and generate higher revenues, and (2) produce our product in sufficient amounts that will allow us to absorb all production costs in a given period by spreading our costs over a larger production base.

Operating Expenses. We generally recognize our operating expenses as we incur them in four general operational categories: research and development, clinical and regulatory, sales and marketing, and general and administrative. Our operating expenses also include a non-cash component related to the amortization of deferred stock-based compensation allocated to research and development, clinical and regulatory, sales and marketing and general and administrative personnel. From time to time we have received grants from institutions or agencies, such as the National Institutes of Health, to help fund the some of the cost of our development efforts. We have recorded these grants as offsets to the costs as they are incurred to complete the related work.

•	Research and development expenses consist primarily of employee compensation and consulting costs related to the design, development, and enhancements of our current and potential future products, offset by grant revenue received in support of specific research projects. We expense our research and development costs as they are incurred. We expect research and development expenses to increase in the future as we pursue further enhancements of our existing product and develop technology for our potential future products, such as the Orion I visual cortical prosthesis. We also expect that expenses may increase in the future if we do not receive additional grant funds to help offset our research and development expenditures.

•	Clinical and regulatory expenses consist primarily of salaries, travel and related expenses for personnel engaged in clinical and regulatory functions, as well as internal and external costs associated with conducting clinical trials and maintaining relationships with regulatory agencies. We expect clinical and regulatory expenses to increase as we assess the safety and efficacy of enhancements to our current Argus II System, seek to expand the indications for the Argus II System, such as AMD, and prepare to initiate clinical studies of potential future products, such as the Orion I visual cortical prosthesis.

•	Sales and marketing expenses consist primarily of salaries, commissions, travel and related expenses for personnel engaged in sales, marketing and business development functions, as well as costs associated with promotional and other marketing activities. We expect sales and marketing expenses to increase as we hire additional sales personnel, initiate additional marketing programs, develop relationships with new distributors, and expand the number of doctors and medical centers that buy and implant our Argus II System and any future products.

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•	General and administrative expenses consist primarily of salaries and related expenses for executive, legal, finance, human resources, information technology and administrative personnel, as well as recruiting and professional fees, patent filing costs, insurance costs and other general corporate expenses, including rent. We expect general and administrative expenses to increase as we add personnel and incur additional costs related to the growth of our business and operate as a public company.

Interest expense on convertible promissory notes. Interest expense was a non-cash expense associated with the Company’s convertible promissory notes. Simple interest was accrued at 7.5% per annum based on the face value of the convertible promissory notes outstanding during the year. The accrued interest was added to the amount of outstanding debt, but does not earn additional interest. The terms of the convertible promissory notes provided for automatic conversion of principal and accrued interest into equity on our IPO, at $5.00 per share. Accordingly, subsequent to our IPO in the fourth quarter of 2014, the Company no longer incurred interest expense on the convertible promissory notes.

Amortization of discount on convertible promissory notes. As discussed more fully above, our convertible promissory notes issued during 2012 and 2013 were issued with detachable warrants and an embedded beneficial conversion feature, which were recorded as an issuance discount with an offsetting credit to additional paid-in capital. This issuance discount was amortized as a non-cash charge over the term of the convertible promissory note. The terms of the convertible promissory notes provided for conversion into equity on an IPO, at $5.00 per share. At December 31, 2013, the unamortized issuance cost related to our convertible promissory notes was $12.0 million. As a result of our IPO in November 2014, $7.0 million of unamortized issuance costs were charged to income due to the automatic conversion of all outstanding convertible promissory notes into common stock.

Comparison of the Years Ended December 31, 2015 and 2014

Net Sales. Our net sales increased from $3.4 million in 2014 to $8.9 million in 2015, an increase of $5.5 million, or 162%. This increase in net sales was primarily due to selling 75 Argus II systems that were implanted in 2015 compared to 29 in 2014. Average revenue recognized per implant was fairly constant at approximately $119,000 in 2015 compared to $117,000 in 2014. In 2015, there were 43 implants in Europe and the Middle East (EMEA) compared to 13 implants in the prior year. The increase in implants in EMEA is primarily attributable to reimbursement programs in France and Italy, which combined accounted for 31 implants in 2015 compared to three in the 2014. In the United States and Canada (North America), implants increased to 32 in 2015 compared to 16 in 2014. We began selling the Argus II in North America in 2014, and the growth in 2015 represents the positive results of our ongoing commercial efforts.

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The amount of revenue recognized per implant in a period depends on several factors, including reimbursement policies set by private and government payers, the mix of implants between EMEA and North America, exchange rates, payment terms that may affect revenue recognition, and sales of ancillary products, such as clinical start-up kits and surgical supplies. Given the October 2015 decision by Medicare to set reimbursement for the Argus II implant and procedure to $95,000, we made the determination in late February 2016 to temporarily discount the Argus device in the US to approximately $92,000 compared to the $144,000 at which we sold the product in 2015. Accordingly, our average revenue per implant is approximately 36.1% lower in 2016 than it was in 2015. The actual impact of this pricing decision on our average revenue during 2016 will depend on the number of US patients implanted with the Argus II in a given period. For 2017, with the Medicare reimbursement rate set at $150,000 effective for sales after January 1, 2017 for U.S. Medicare patients, we would expect to have our average revenue per implant to increase to approximately $100,000 to $120,000, depending on the geographic mix of implants.

In the United States, the amount of sales revenue recognized per unit has been limited in some situations due to the uncertainties of the reimbursement environment and payment terms. Favorable claims outcomes and the development of positive coverage policies in the United States may eventually result in greater and earlier revenue recognition.

Cost of sales. Cost of sales increased from $3.6 million in 2014 to $5.3 million in 2015, an increase of $1.7 million or 47%. This increase is primarily due to increasing our production volume and yields in 2015 relative to 2014, resulting in more finished goods and sub-assemblies being accepted into inventory and a lower level of scrapped product being expensed. As we manufactured more products in 2015, our manufacturing overhead was spread over more units and our cost per unit produced decreased. Also, as our yields improved during this period, the amount of scrapped product that was written off to cost of sales decreased. However, based on lower implant levels in 2016, we curtailed our manufacturing in the second quarter of 2016, which resulted in unabsorbed manufacturing costs increasing our cost of sales and generating negative gross margins.

Research and development expense. Research and development expense decreased from $5.0 million in 2014 to $3.0 million in 2015, a decrease of $2.0 million, or 40%. The decrease is primarily attributable to utilizing $1.9 million of grant funding from The Johns Hopkins University Applied Physics Laboratory to offset labor, consulting and overhead costs incurred during 2015 compared to no grant funding in the prior year. To date, we have recognized $1.9 million out of a total $4.1 million related to this grant. We expect research and development costs to increase in the future as we pursue further enhancements of our existing product and develop technology for our potential future cortical implant product.

Clinical and regulatory expense. Clinical and regulatory expense increased from $2.6 million in 2014 to $3.5 million in 2015, an increase of $0.9 million, or 35%. This increase is primarily attributable to the cost of post-market and other clinical trials to assess the safety and efficacy of our current product, to assess possible enhancements to our existing product, and to assess the efficacy of our technology for treating blindness due to Age-Related Macular Degeneration.

Selling and marketing expense. Selling and marketing expense increased from $6.8 million in 2014 to $8.9 million in 2015, an increase of $2.1 million or 31%. This increase in costs is attributable to an increase in personnel, as well as higher costs for marketing and customer awareness programs, as we increased our efforts to commercialize the Argus II System. Beginning in 2014, we began selling our product in the United States, Canada and Spain. These costs increased as we intensified our selling and marketing efforts to accelerate the commercialization of our product.

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General and administrative expense. General and administrative expense increased from $6.6 million in 2014 to $8.2 million in 2015, an increase of $1.6 million, or 24%. This increase is primarily attributable to $0.8 million of higher stock-based compensation charges in 2015, $0.5 million in higher compensation costs, as well as higher legal, accounting, insurance and regulatory costs associated with being a public company.

Interest expense on the convertible promissory notes. Interest expense on the convertible promissory notes decreased from $2.0 million in 2014 to $0 in 2015. This decrease is due to the Company’s IPO, effective November 18, 2014, when all of the Company’s convertible promissory notes were converted into common stock. After the IPO, the Company did not incur interest expense on the convertible promissory notes.

Amortization of issuance discount on convertible promissory notes. Amortization of issuance discount on convertible promissory notes decreased from $5.1 million in 2014 to $0 in 2015. This decrease is due to the Company’s IPO, effective November 18, 2014, when all of the Company’s convertible promissory notes were converted into common stock. After the IPO, the Company did not incur the amortization of issuance discount on the convertible promissory notes

Write-off of unamortized discount on conversion of convertible promissory notes. The original terms of the Company’s convertible promissory notes specified that the notes automatically converted into common stock of the Company in the event, among other things, of an IPO. Accordingly, as of the IPO date, the Company wrote off $7.0 million of deferred issuance costs related to the convertible promissory notes that converted into common stock.

Net loss. The net loss was $35.2 million in 2014, as compared to $20.0 million in 2015. The $15.2 million reduction in net loss from 2014 to 2015 was primarily attributable to approximately $14.1 million of non-cash charges related to convertible debt and the conversion of convertible debt into common stock as a result of the Company’s IPO in November 2014. These expenses include approximately $2.0 million in non-cash interest expense, $5.1 million for the amortization of debt issuance discounts, and $7.0 million related to the write-off of unamortized debt issuance discounts.

Comparison of the Years Ended December 31, 2014 and 2013

Net Sales. Our net sales increased from $1.6 million in 2013 to $3.4 million in 2014, an increase of $1.8 million or 113%. This increase in product revenue was due to selling more implants in 2014 and attaining a higher average selling price for implanted devices. We sold 29 Argus II Systems that were implanted in 2014, compared to 22 in the prior year. In 2013, all implants were in Europe and the Middle East, whereas in 2014, there were 16 implants in the United States and Canada and 13 in Europe and the Middle East. The decrease in implants in Europe and the Middle East during 2014, as compared to 2013, is primarily due to sites in Italy and Saudi Arabia, which together accounted for 10 implants in 2013, performing no implants in the first three quarters of fiscal 2014, before resuming activity with a combined 4 implants in the fourth quarter of 2014. The increase in average selling price in 2014 was primarily due to establishing a higher selling price on the introduction of the Argus II system in the United States and Canada, combined with a lower level of discounting and free goods in Europe in comparison to 2013.

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Cost of sales. Cost of sales decreased from $5.6 million in 2013 to $3.6 million in 2014, a decrease of $2.0 million, or 36%. This decrease is primarily due to increasing our production volume and yields in 2014 relative to 2013, resulting in more finished goods and sub-assemblies being accepted into inventory and a lower level of scrapped product being expensed. As we manufacture more products, our manufacturing overhead is spread over more units and our cost per unit produced decreases. Also, as our yields improve and we accept more units into inventory, the amount of scrapped product that is written off to cost of sales decreases. However, based on lower implant levels in 2016, we curtailed our manufacturing in the second quarter of 2016, which resulted in unabsorbed manufacturing costs increasing our cost of sales and generating negative gross margins.

Research and development expense. Research and development expense increased from $3.2 million in 2013 to $5.0 million in 2014, an increase of $1.8 million, or 56%. This increase in expense is primarily related to work developing our next generation externals, which includes new eyewear and a new video processing unit. In 2014, we spent $0.9 million more on salaries and other compensation costs than in 2013, and we spent $0.3 million more on materials, consulting services and other supplies to make and evaluate prototypes. We expect research and development expenditures to increase in the future as we pursue further enhancements of our existing product and develop technology for our potential future cortical implant product. However, the amount of expense recognized will decrease in 2015 and 2016 due to grant funds that will be used to offset research and development expenses.

Clinical and regulatory expense. Clinical and regulatory expense decreased from $3.2 million in 2013 to $2.6 million in 2014, a decrease of $0.6 million, or 19%. This decrease is primarily attributable to lower levels of staffing in 2014 compared to 2013. We expect clinical and regulatory costs to increase in the future as we conduct clinical trials to assess possible enhancements to our existing product, and to assess the safety and efficacy of our current product for treating blindness due to age related macular degeneration.

Selling and marketing expense. Selling and marketing expense increased from $3.3 million in 2013 to $6.8 million in 2014, an increase of $3.5 million, or 106%. This increase in costs is attributable to an increase in personnel, as well as higher costs for marketing and customer awareness programs, as we increased our efforts to commercialize the Argus II System as, beginning in 2014, we began selling our product in the United States, Canada and Spain. We expect these costs to increase in the future as we increase our selling and marketing resources to accelerate the commercialization of our product, however, we eventually expect that selling and marketing expense will decrease over time when expressed as a percentage of product revenue.

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General and administrative expense. General and administrative expense increased from $4.2 million in 2013 to $6.6 million in 2014, an increase of $2.4 million or 57%. This increase is primarily attributable to $0.8 million of higher stock-based compensation charges in 2014, $0.8 million in higher compensation costs, which includes $0.4 million due to forgiveness of a loan receivable to an officer to finance stock options, $0.2 million of expense related to a stock award to the Company’s Chairman, as well as higher spending on patent and audit related fees. The stock-based compensation charge in 2014 includes $0.6 million related to option grants to our chief executive officer.

Interest expense on the convertible promissory notes. Interest expense on the convertible promissory notes increased from $1.6 million in 2013 to $2.0 million in 2014, an increase of $0.4 million, or 25%. This increase is due to the higher average level of debt outstanding during 2014 compared to 2013, although the debt was only outstanding for ten and one-half months in 2014. As a result of the Company’s IPO, in November 2014, all of the Company’s convertible promissory notes were converted into common stock. After the IPO, the Company no longer incurred interest expense on the convertible promissory notes.

Amortization of issuance discount on convertible promissory notes. Amortization of issuance discount on convertible promissory notes increased from $3.4 million in 2013 to $5.1 million in 2014, an increase of $1.7 million or 50%. This increase is due to the higher average level of debt outstanding during 2014 compared to 2013, although the debt was only outstanding for ten and one-half months in 2014, and to higher value attributed to the beneficial conversion feature associated with promissory notes issued during 2013, but which was only outstanding for a part of 2013. As a result of the Company’s IPO, effective November 18, 2014, all of the Company’s convertible promissory notes were converted into common stock. After the IPO, the Company will no longer incur the amortization of issuance discount on convertible promissory notes.

Write-off of unamortized discount on conversion of convertible promissory notes. The original terms of the Company’s convertible promissory notes specified that the notes automatically converted into common stock of the Company in the event, among other things, of an IPO. Accordingly, as of the IPO date, the Company wrote off $7.0 million of deferred issuance costs related to the convertible promissory notes that converted into common stock.

Net loss. The net loss was $23.0 million in 2013, as compared to $35.2 million in 2014.

Comparison of the Nine Months Ended September 30, 2016 and 2015

Net Sales. Our net sales decreased from $6.6 million in the first nine months of 2015 to $3.3 million in same period in 2016, a decrease of $3.3 million, or 50%. This decrease in net sales was due to a lower number of implants in 2016, and at a lower average amount of recognized revenue per implant than in the same period of the prior year.

A total of 35 Argus II Systems were implanted in the first nine months of 2016 compared to 54 in the first nine months of 2015. Of these, there were 25 implants in EMEA in the first nine months of 2016 compared to 32 in the first nine months of 2015. The decrease in EMEA between the 2015 and 2016 periods is primarily attributable to a decrease of 10 implants in France due, in part, to two potential competitors recruiting retinitis pigmentosa patients for clinical trials in France and other parts of Europe.

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In North America, there were 10 implants in the first nine months of 2016 compared to 22 implants in the same period of the prior year. The decline in U.S. implants was due, in part, to the 2016 Medicare reimbursement level being reduced to $95,000, which in early Q1 was approximately $50,000 below our U.S. list price. We made the decision in late February 2016 to implement temporary discounts in the U.S., lasting through December 2016, to alleviate concerns of our customers that they would lose money on Argus II patient cases due to the difference between the device cost and the reimbursement amount. With this U.S. pricing issue addressed for fiscal year 2016, and with the hiring of a new commercial vice president for the U.S. and Canada in March 2016, we expect that implant volumes in North America will rebound from current levels, and potentially grow, over the next few quarters.

In the first nine months of 2016, revenue recognized per implant was approximately $93,000 compared to approximately $122,000 in the same period of 2015. Average revenue per implant was lower in the first nine months of 2016 compared to the first nine months of 2015 primarily due to the lower Medicare reimbursement rate in the United States in 2016. For the balance of 2016, due to our temporary discounting strategy in the U.S., we expect our overall revenue per implant will be approximately $80,000 to $90,000. For 2017, with the Medicare reimbursement rate increased to $150,000 for U.S. Medicare patients, we expect our average revenue per implant will increase to approximately $100,000 to $120,000, depending on the geographic mix of implants.

Cost of sales. Cost of sales increased from $3.6 million in the first nine months of 2015 to $6.8 in the first nine months of 2016, an increase of $3.2 or 87%. This increase of the cost of goods sold in the first nine months of 2016 represents a lower cost of goods associated with the lower volume of implants in the first nine months of 2016 offset by charges in the first nine months of 2016 for excess inventory of $2.6 million and unabsorbed overhead costs of $2.1 million. Our gross margin was a negative 107% in the first nine months of 2016 compared to a positive 45% in the first nine months of 2015. We made the decision during the second quarter of 2016 to reduce our production levels, lay off certain direct manufacturing personnel and reassign certain other indirect personnel to where the Company could better utilize their skills. As a result of the reduced production output, we are spreading our production costs over a lower number of units, which resulted in unabsorbed production variances that we recognize in the period incurred. In addition, we are utilizing certain manufacturing resources to support our research and development efforts to build prototypes for our Orion cortical product. We will continue to monitor our inventory levels, sales volume, and sales projections. In future quarters, if implant volumes and projections are lower than we now expect them to be, we may book additional reserves for slow-moving inventory. Conversely, if implant volumes and projections remain constant or improve from current levels, we may increase production of Argus II units and components. Until then, we will utilize a significant portion of our manufacturing resources to support our research and development efforts.

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Research and development expense. Research and development expense, net of grant revenue, increased by $0.8 million or 31%, from $2.5 million in the first nine months of 2015 to $3.3 million in the first nine months of 2016. In the first nine months of 2016, we utilized $2.0 million of grant funds to offset costs versus $1.3 million of grant funds utilized in the same period of 2015. Excluding this grant offset, there was an increase in research and development costs of $1.5 million or 38%, primarily as a result of increased expenditures for compensation costs, outside consulting services and higher labor and material costs for internally produced prototypes for next generation products. We expect that the amount of grant funding utilized to offset research and development costs will decrease in 2017, and that more resources and increased expenditures will be directed to our research and development projects. We expect these factors will lead to a higher level of research and development expense in 2017.

Clinical and regulatory expense. Clinical and regulatory expense decreased by $0.5 million, or 23%, from $2.5 million in the first nine months of 2015 to $2.0 million in the same period of 2016. This decrease is primarily attributable to a lower level of clinical and regulatory activity reflecting decreased new enrollment in post-market studies being conducted in the US and Europe. We expect clinical and regulatory costs to increase in the future as we conduct clinical trials to assess new products, further enhancements to our existing product for treating better-sighted patients, and continue to assess the safety and efficacy of our current product for treating blindness due to age related macular degeneration.

Selling and marketing expense. Selling and marketing expense increased by $0.1 million, or 1%, from $6.4 million in the first nine months of 2015 to $6.5 million in the same period of 2016. This increase in costs was primarily the net of $657,000 less in people related costs, including lower salaries, stock based compensation, travel and commissions, offset by $731,000 in higher costs for consultants related to items such as customer outreach programs and insurance reimbursement for our products in the U.S. and foreign markets. While we expect these costs to increase in the future as we increase our selling and marketing resources to accelerate the commercialization of our product, we expect selling and marketing expense to decrease over time when expressed as a percentage of product revenue.

General and administrative expense. General and administrative expense increased by $1.5 million, or 25%, from $6.1 million in the first nine months of 2015 to $7.6 million in the same period of 2016. This increase is primarily attributable to $1.4 million of higher people related costs in the current year, including $365,000 for higher salaries and $958,000 for higher-stock based compensation charges (which includes the value of fees earned by directors and paid in stock). These higher salary and stock-based compensation expenses relate primarily to the Company’s chief executive officer who was hired in August 2015. While we expect general and administrative costs to increase in the future, we expect these expenses to grow at a slower rate than in the past 12 months.

Liquidity and Capital Resources

Our company’s consolidated financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. We have experienced recurring operating losses and negative operating cash flows since inception, and have financed our working capital requirements through the recurring sale of our equity securities in both public and private offerings. As a result, our independent registered public accounting firm, in its report on our 2015 consolidated financial statements, has raised substantial doubt about our ability to continue as a going concern (see “Going Concern” above”).

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On November 18, 2014, we sold 4,025,000 shares of common stock in an IPO, including 525,000 shares sold upon exercise of the underwriter’s over-allotment option, at a price of $9.00 per share. Our net proceeds totaled $34.2 million after cash offering costs of $2.0 million, and excluding non-cash costs of $2.9 million for the fair value of warrants and common stock issued in connections with services rendered.

In accordance with the original terms of the Company’s convertible promissory notes, the notes converted into the Company’s common stock upon the Company’s IPO. In November 2014, convertible promissory notes with a face value of $29.5 million, plus accrued interest of $3.7 million, converted into 6.6 million shares of common stock.

Working capital was $18.8 million at December 31, 2015, as compared to $33.5 million at December 31, 2014, a decrease of $14.7 million or 44.0%. Working capital was $33.5 million at December 31, 2014, as compared to $9.1 million at December 31, 2013, an increase of $24.4 million or 268%. We use our cash, money market funds and working capital to fund our operating activities.

Years Ended December 31, 2015, 2014 and 2013

Cash Flows from Operating Activities

During 2015, we used $20.6 million of cash in operating activities, consisting primarily of a net loss of $20.0 million, offset by non-cash charges of $3.3 million for depreciation and amortization of property and equipment, stock-based compensation, and common stock issuable and decreased by a net change in operating assets and liabilities of $3.9 million. This compares to 2014, when we used $17.1 million of cash in operating activities, consisting of a net loss of $35.2 million, offset by a non-cash charge of $6.9 million for the write off of unamortized issuance costs related to the automatic conversion of convertible debt triggered by our IPO, reduced by non-cash charges of $9.6 million for amortization of discount on convertible notes payable, non-cash interest accrued on convertible notes payable, depreciation and amortization of property and equipment, stock-based compensation, a stock grant to a related party, common stock issued for services, and common stock issuable and decreased by a net change in operating assets and liabilities of $1.6 million.

During 2014, we used $17.1 million of cash in operating activities, consisting primarily of a net loss of $35.2 million, offset by non-cash charges of $6.9 million for the write off of unamortized issuance costs related to the automatic conversion of convertible debt triggered by our IPO, $9.6 million for amortization of discount on convertible notes payable, non-cash interest accrued on convertible notes payable, depreciation and amortization of property and equipment, stock-based compensation, a stock grant to a related party, common stock issued for services, and common stock issuable and decreased by a net change in operating assets and liabilities of $1.6 million. This compares to 2013, when we used $17.4 million of cash in operating activities, consisting of a net loss of $23.0 million, reduced by non-cash charges of $6.1 million for depreciation and amortization of property and equipment, stock-based compensation, amortization of discount on convertible notes payable, and non-cash interest accrued on convertible notes payable, and increased by a net change in operating assets and liabilities of $0.5 million.

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Cash Flows from Investing Activities

Investing activities in 2015 provided $17.5 million of cash, reflecting $18.3 million in proceeds from money market investments offset by $0.8 million for the purchase of equipment.

Investing activities in 2014 used $25.9 million of cash, reflecting $25.4 million in purchases of money market investments and $0.5 million for the purchase of equipment.

Investing activities in 2013 used $4.5 million of cash, reflecting $4.3 million in purchases of money market investments and $0.2 million used to purchase property and equipment in 2013.

Cash Flows from Financing Activities

Financing activities provided $2.8 million of cash in 2015, including $2.7 million from stock option and warrant exercises, issuance of common stock for ESPP purchases of $0.2 million offset by $0.1 million for payment of employment taxes related to stock option exercises. Financing activities provided $43.8 million of cash in 2014, including of $34.2 million net proceeds from our IPO, $9.1 million from the issuance of 1.3 million shares of common stock at $7.00 per share in a private placement, and $0.5 million from stock option and warrant exercises

Financing activities provided $43.8 million of cash in 2014, including of $34.2 million net proceeds from our IPO, $9.1 million from the issuance of 1.3 million shares of common stock at $7.00 per share in a private placement, and $0.5 million from stock option and warrant exercises. Financing activities provided $21.9 million of cash in 2013, including $19.5 million from the issuance of convertible promissory notes primarily to existing investors and $2.4 million from the issuance of 0.3 million shares of common stock to new investors at $7.00 per share to new investors and $0.1 million from stock option exercises, offset by a convertible note repayment of $0.1 million.

Nine Months Ended September 30, 2016 and 2015

In June 2016, the Company completed a Rights Offering to existing shareholders, raising proceeds of $19.5 million net of cash offering costs, and selling 5,978,465 shares of common stock at $3.315 per share. Based upon this funding, management believes that it has sufficient funds to last into the second quarter of 2017. In order to continue business operations past that point, we currently anticipate that we will need to raise additional debt and/or equity capital during the next several months.

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Cash and money market funds increased by $1.8 million, or 12%, from $16.0 million at December 31, 2015 to $17.8 million at September 30, 2016. Working capital was $19.0 million at September 30, 2016, as compared to $18.8 million at December 31, 2015, an increase of $0.2 million, or 1%. We use our cash, money market funds and working capital to fund our operating activities.

Cash Flows from Operating Activities

During the first nine months of 2016, we used $18.1 million of cash in operating activities, consisting primarily of a net loss of $22.8 million, offset by non-cash charges of $5.9 million for depreciation and amortization of property and equipment, stock-based compensation, excess inventory reserve, bad debt expense and common stock issuable and increased by a net change in operating assets and liabilities of $1.2 million. This compares to the first nine months of 2015, we used $14.7 million of cash in operating activities, consisting primarily of a net loss of $14.6 million, offset by non-cash charges of $2.4 million for depreciation and amortization of property and equipment, stock-based compensation and common stock issuable, and increased by a net change in operating assets and liabilities of $2.5 million.

Cash Flows from Investing Activities

Investing activities in the first nine months of 2016 used $2.2 million of cash, reflecting $1.8 million used by the purchase of money market investments and $0.4 million used for the purchase of equipment. This compares to the first nine months of 2015 when investing activities provided $12.0 million, reflecting $12.6 million in proceeds from the sales of money market investments, offset by $0.6 million for the purchase of equipment.

Cash Flows from Financing Activities

Financing activities provided $20.3 million of cash in the first nine months of 2016, $19.5 million of net proceeds from the Rights Offering and $0.5 million from the exercise of stock options and $0.3 million from the proceeds from sale of stock for the ESPP plan. Financing activities provided $2.4 million of cash in first nine months of 2015, $2.5 million from the exercise of stock options and warrants offset by $0.1 million of cash used to satisfy the related income and payroll tax withholding amounts related to stock option exercises for our current chairman, who at the time was our chief executive officer.

Financial Commitments

Effective August 2012, we entered into a lease agreement (the “Sylmar Lease”) with a Company owned by the major stockholder of the Company for office space for a term of five years that was to expire on February 28, 2017. The Sylmar Lease included rental of additional space commencing January 1, 2013 and a five year option to renew. The lease requires us to pay real estate taxes, insurance and common area maintenance each year, and is subject to periodic cost of living adjustments. In April 2014, the Sylmar Lease was renegotiated with the term ending on February 28, 2022, and a five year option to renew. The new lease also requires us to pay real estate taxes, insurance and common area maintenance each year and includes automatic increases in base rent each year. In November 2014, the industrial center in which Company’s premises are located was sold to an independent third party.

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Our Swiss subsidiary rents office space in Switzerland on a month-to-month basis for CHF 8,200 (approximately $8,200) per month.

Future minimum rental payments required under the operating leases are as follows for the years ended December 31 (in thousands).

Years	Amount
2016	$808
2017	833
2018	858
2019	884
2020	910
Thereafter	1,095

Total	$5,388

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the names and ages of all of our executive officers and directors as of December 31, 2016.  Our officers are appointed by, and serve at the pleasure of, the Board of Directors.

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Name	Age	Position
Will McGuire	54	President, Chief Executive Officer and Director
Robert J. Greenberg, M.D., Ph.D.	48	Chairman of the Board and Director
Thomas B. Miller	61	Chief Financial Officer
Gregoire Cosendai	44	Vice President of European Operations
Edward Randolph	59	Vice President of Manufacturing
Stephen Okland	53	Commercial Vice President, U.S. and Canada
William J. Link	70	Director
Aaron Mendelsohn	65	Director
Gregg Williams	57	Director
Matthew Pfeffer	59	Director

Will McGuire, President, Chief Executive Officer and Director

Mr. McGuire has been our President and Chief Executive Officer since August 2015. Prior to that, Mr. McGuire worked at Volcano Corporation, where he was President of Americas Commercial since 2014 and prior to that, Senior Vice President and General Manager of Coronary Imaging, Systems and Program Management since 2013. Volcano, a global leader in intravascular imaging for coronary and peripheral applications and physiology, was acquired by Royal Philips in February 2015. Prior to joining Volcano, Mr. McGuire served as Vice President and General Manager of Patient Monitoring at Covidien. He previously served as President and Chief Executive Officer of AtheroMed, Inc., a venture capital-backed peripheral atherectomy company, prior to which he was Chief Operating Officer at Spectranetics Corporation, a publicly-traded medical device company. In addition, Mr. McGuire held various positions at Guidant Corporation from 1998 to 2005 including General Manager of Guidant Latin America; Director of U.S. Marketing for Vascular Intervention (VI); Director of Global Marketing for VI; and, Production Manager for Coronary Stents. Prior to 1998, Mr. McGuire held positions in Finance and Production at IVAC Medical Systems. A graduate of the Georgia Institute of Technology, Mr. McGuire received his M.B.A. from the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill.

Robert J. Greenberg, Chairman of the Board

Dr. Greenberg has been Chairman of our Board from August 2015. Prior to that, Dr. Greenberg was a founder and served as the President, Chief Executive Officer and Director of Second Sight Medical Products, Inc. since its inception until August 2015. Prior to the formation of Second Sight, Dr. Greenberg worked co-managing the Alfred E. Mann Foundation and since February 2007 he has been chairman of that foundation. From 1997 to 1998, he served as lead reviewer for IDEs and 510(k) s at the Office of Device Evaluation at the US Food and Drug Administration in the Neurological Devices Division. In 1998, he received his medical degree from The Johns Hopkins School of Medicine. From 1991 to 1997, Dr. Greenberg conducted pre-clinical trials demonstrating the feasibility of retinal electrical stimulation in patients with retinitis pigmentosa. This work was done at the Wilmer Eye Institute at Johns Hopkins in Baltimore and led to the granting of his Ph.D. from the Johns Hopkins Department of Biomedical Engineering. His undergraduate degree was in Electrical Engineering and Biomedical Engineering from Duke University. Dr. Greenberg currently is also the chairman of the Board of Directors of the Southern California Biomedical Council and the Alfred Mann Foundations. In addition, he is a member of the board of directors of Pulse Biosciences, a public development stage medical device company.

Tom Miller, Chief Financial Officer

Mr. Miller has been our Chief Financial Officer since May 2014. From 2000 to 2014 he was Chief Financial Officer of Ixia, a public company engaged in the design and manufacture of network test and monitoring products for the telecommunications industry. From 1997 to 1999 he was the Director of Finance and Controller of CoCensys, a public biotechnology company engaged in the discovery and development of new drugs to treat neurological and psychiatric disorders. Mr. Miller received a Master of Business Administration from the University of Southern California and a Bachelor of Arts, Economics from the University of California, Berkeley.

Gregoire Cosendai, Vice President of European Operations

Mr. Cosendai was our Director of European Operations from 2008 to 2010 and has since 2010 been our Vice President of European Operations. Between 2005 and 2008 he acted as a consultant for Second Sight. From 2001 to 2008 he was director of business development for the Alfred E. Mann Foundation. From 1995 to 2001 he was clinical engineer at the ENT clinic at the Geneva Hospital. Mr. Cosendai received a Ph.D. from EPFL Lausanne on developing new speech coding strategies for cochlear implants and a Master of Electrical Engineering (Ing. dipl. EPFL elec.) from EPFL Lausanne.

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Edward Randolph, Vice President of Manufacturing

  Mr. Randolph has been our Vice President of Manufacturing since 2007. Prior to that, Mr. Randolph was Director of Manufacturing Engineering at the electrophysiology division of Boston Scientific Corp. from 2003 to 2007. He served as Director of Manufacturing Engineering at Cygnus, Inc., a manufacturer of non-invasive transdermal drug delivery systems, from 2001 to 2003, and as Director of CVS Manufacturing Engineering at Perclose, Inc. (now Abbot Laboratories) from 1999 to 2001. Prior to that, Mr. Randolph spent six years in various engineering management positions at Ventritex, Inc. (now St. Jude Medical), a manufacturer of implantable cardiac defibrillators. Mr. Randolph received his Master of Science in Engineering from Stanford University and his Bachelor of Science in Architecture from Massachusetts Institute of Technology.

Stephen Okland, Commercial Vice President, U.S. and Canada

Mr. Okland has been our Commercial Vice President, U.S. and Canada since April 2016. Prior to that Mr. Okland served as Vice President, Worldwide Marketing and Sales, at Miramar Labs, Inc., a company that develops, manufactures, and distributes medical devices to treat dermatologic medical conditions, where he led all commercialization activities. At Medivance, Inc., Mr. Okland served as Vice President, Worldwide Marketing and U.S. Sales and directed the turnaround of all commercialization activities resulting in a $250 million acquisition by Bard Medical. At Spectranetics, Inc., as Vice President, U.S. Sales and Marketing, he directed all U.S. sales and marketing operations during a period when the company was named to Fortune’s 100 Fastest Growing Companies three years in a row. Mr. Okland also served as Chief Operating Officer of Vasca, Inc., directing and managing sales, marketing, R&D and manufacturing operations for a proprietary dialysis access company. He held positions of increasing responsibility during 12 years at Boston Scientific Corporation and at Johnson & Johnson Medical, Inc., where he began his career. He earned a Bachelor of Science degree with double-major in finance and marketing from the University of Wisconsin, and a Masters of Business Administration from Texas Christian University.

William J. Link, Director and Chairman of the Compensation Committee

Mr. Link has been a member of our Board of Directors since 2003. Mr. Link   is a co-founder and managing director of Versant Ventures, a venture capital firm specializing in early-stage investing in healthcare companies, since its inception in 1999. Prior to co-founding Versant Ventures, Mr. Link was a general partner at Brentwood Venture Capital from 1998 to present. Mr. Link also founded and served as chairman and CEO of Chiron Vision, a subsidiary of Chiron Corporation specializing in ophthalmic surgical products, from 1986 to 1997 which was sold to Bausch and Lomb in 1997. Prior to Chiron Vision, Mr. Link founded in 1978 and served as President of American Medical Optics (AMO), a division of American Hospital Supply Corporation, which was sold to Allergan in 1986. Mr. Link also served on the Board of AMO’s successor company, Advanced Medical Optics (AMO) which was acquired by Abbott in 2009, from 2002 to 2009. Mr. Link was an Assistant Professor in the Department of Surgery at the Indiana University School of Medicine from 1973 to 1976. Mr. Link received his BSc, MSc and Ph.D. from Purdue University. Our board has concluded that Mr. Link’s senior executive history with a focus on medical products as well as his extensive financial and other experience with technology companies in general, including his experience of serving on other boards of directors make him a qualified and valued member of our board.

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Aaron Mendelsohn, Director

Mr. Mendelsohn is a founder and has been a director of Second Sight since inception. Mr. Mendelsohn served on the board of Advanced Bionics since shortly after its founding in 1993 until its sale in 2004. Mr. Mendelsohn was also a founder and director of MRG from its inception in 1998 until its sale in 2001 to Medtronic, Inc.  Mr. Mendelsohn served on the board of directors for the Alfred E. Mann Institute for Biomedical Engineering at the University of Southern California from its inception in 1998 until 2016 Mr. Mendelsohn is a founder and since 2007 a director of Nanoprecision Holding Company, Inc., a world leader in manipulating materials at nanometer scale. He is also a founder and director of Nanoprecision Medical, Inc, a drug delivery company working in nanotechnology, since its inception in 2011. Mr. Mendelsohn is a founder and serves as Chairman of the Maestro Foundation since it was organized in 1983. The Maestro Foundation is a leading non-profit musical philanthropic organization which hosts a premier chamber music series and lends professional-level instruments and bows to young, career-bound classical musicians. Mr. Mendelsohn received his B.A. from UCLA and J.D. from The Loyola Law School Los Angeles at Loyola Marymount University. Our board believes that Mr. Mendelsohn’s business experience, including his experience as a founder, board member and executive officer of medical device companies, combined with his financial experience, business acumen and judgment provide our Board with valuable managerial and operational expertise and leadership skills making him well qualified to continue serving as one of our directors.

Gregg Williams, Director

Mr. Williams has been a member of our Board of Directors since June 2009. Mr. Williams has been the Chief Executive Officer at Williams International Corporation, a leading developer and manufacturer of small gas turbine engines, since April 2005. Mr. Williams serves as the Chairman, President, and CEO of Williams International, and prior to becoming CEO served as its Chief Operating Officer. Mr. Williams received a Bachelor of Science in Engineering from the University of Utah in 1982. Mr. Williams is a Director of the General Aviation Manufacturers Association. Our board believes that Mr. William’s executive and managerial experience together with his leadership skills make him well qualified to continue serving as one of our directors.

Matthew Pfeffer, Director and Chairman of Audit Committee

Mr. Pfeffer became Chief Executive Officer and Director of MannKind Corporation on January 10, 2016 as well as remaining the Chief Financial Officer. Mr. Pfeffer served as the Corporate Vice President and Chief Financial Officer of MannKind Corporation from April 2008 until January 2016. Mr. Pfeffer served as Chief Financial Officer and Senior Vice President of Finance and Administration of VaxGen, Inc. from March 2006 until April 2008, with responsibility for finance, tax, treasury, human resources, IT, purchasing and facilities functions. Prior to VaxGen, Mr. Pfeffer served as CFO of Cell Genesys, Inc. During his nine year tenure at Cell Genesys, Mr. Pfeffer served as Director of Finance before being named CFO in 1998. Prior to that, Mr. Pfeffer served in a variety of financial management positions at other companies, including roles as Corporate Controller, Manager of Internal Audit and Manager of Financial Reporting. Mr. Pfeffer began his career at Price Waterhouse. He was elected to the board of directors of the Company in June 2016. Mr. Pfeffer graduated from the University of California, Berkeley and is a Certified Public Accountant.

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Code of Business Conduct and Ethics

Our Board of Directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, Chairman and other executive and senior financial officers. The full text of our code of business conduct and ethics is available on the investor relations page on our website. We intend to post any amendment to our code of business conduct and ethics, and any waivers of such code for directors and executive officers, on our website or in filings under the Exchange Act.

Board of Directors

Director Independence

Our common stock is listed on the Nasdaq Capital Market. Under the rules of The Nasdaq Stock Market, independent directors must comprise a majority of a listed company’s Board of Directors and, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees must also be independent. Under the rules of The Nasdaq Stock Market, a director will only qualify as an “independent director” if, in the opinion of that company’s Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the Board of Directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our Board of Directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise or impair such director’s ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our Board of Directors has determined that each of Matthew Pfeffer, William J. Link, Gregg Williams, and Aaron Mendelsohn is an “independent director” as defined under the applicable rules and regulations of the Securities and Exchange Commission, or SEC, and the listing requirements and rules of The Nasdaq Stock Market.

Committees of the Board of Directors

Our Board of Directors has established an audit committee, a compensation committee and a nominating and governance committee, each of which has the composition and responsibilities described below. Our Board of Directors has appointed a chair of each committee upon its establishment.  Members serve on these committees until their resignation or as otherwise determined by our Board of Directors.

Audit Committee

Matthew Pfeffer, William J. Link, Gregg Williams and Aaron Mendelsohn, each of whom is a non-employee member of our Board of Directors, are members of and serve on our audit committee. Our Board of Directors has determined that each of Matthew Pfeffer, William J. Link, Gregg Williams and Aaron Mendelsohn satisfies the requirements for independence and financial literacy under the rules and regulations of The Nasdaq Stock Market and the SEC. Our Board of Directors has also determined that Matthew Pfeffer qualifies as an “audit committee financial expert,” as defined in the SEC rules, and satisfies the financial sophistication requirements of The Nasdaq Stock Market. The audit committee is responsible for, among other things:

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•	appointing, overseeing, and if necessary, terminating any independent auditor;
•	assessing the qualification, performance, and independence of our independent auditor;
•	reviewing the audit plan and pre-approving all audit and non-audit services to be performed by our independent auditor;
•	reviewing our financial statements and related disclosures;
•	reviewing the adequacy and effectiveness of our accounting and financial reporting processes, systems of internal control and disclosure controls and procedures;
•	reviewing our overall risk management framework;
•	overseeing procedures for the treatment of complaints on accounting, internal accounting controls, or audit matters;
•	reviewing and discussing with management and the independent auditor the results of our annual audit, reviews of our quarterly financial statements and our publicly filed reports;
•	reviewing and approving related person transactions; and
•	preparing the audit committee report that the SEC requires in our annual proxy statement.

Our audit committee operates under a written charter, adopted by our Board of Directors, which satisfies the applicable rules and regulations of the SEC and the applicable listing standards of The Nasdaq Stock Market.

Compensation Committee

William J. Link, Matthew Pfeffer, and Gregg Williams, each of whom is a non-employee member of our Board of Directors, comprise our compensation committee. Our Board of Directors has determined that each of William J. Link, Matt Pfeffer and Gregg Williams meets the requirements for independence under the rules of The Nasdaq Stock Market and the SEC and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The compensation committee is responsible for, among other things:

•	reviewing the elements and amount of total compensation for all officers;
•	formulating and recommending any proposed changes in the compensation of our Chief Executive Officer for approval by the board;
•	reviewing and approving any changes in the compensation for officers, other than our Chief Executive Officer;
•	administering our equity compensation plans;
•	reviewing annually our overall compensation philosophy and objectives, including compensation program objectives, target pay positioning and equity compensation; and
•	preparing the compensation committee report that the SEC will require in our annual proxy statement.

Our compensation committee operates under a written charter, adopted by our Board of Directors, which satisfies the applicable rules and regulations of the SEC and the applicable listing standards of The Nasdaq Stock Market.

Nominating and Governance Committee

William J. Link and Gregg Williams, each a non-employee member of our Board of Directors, comprise our nominating and governance committee. Our Board of Directors has determined that each of William J. Link and Gregg Williams meets the requirements for independence under the rules of The Nasdaq Stock Market for service on this committee. The nominating and governance committee is responsible for, among other things:

•	evaluating and making recommendations regarding the composition, organization and governance of our Board of Directors and its committees,
•	identifying, recruiting and nominating director candidates to the board if and when necessary,

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•	evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees,
•	reviewing and making recommendations concerning our corporate governance guidelines and compliance with laws and regulations, and
•	reviewing and approving conflicts of interest of our directors and corporate officers, other than related person transactions reviewed by the audit committee.

Our nominating and governance committee operates under a written charter adopted by our Board of Directors, which satisfies the applicable listing standards of The Nasdaq Stock Market.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the compensation committee or director (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of any entity that has one or more executive officers who will serve on our compensation committee or our Board of Directors.

Non-Employee Director Compensation

Each of our non-employee directors is paid an annual retainer of $50,000 for service on the Board of Directors. Each of our non-employee directors who serves as a committee chair receives, in addition to the annual retainer, an additional retainer of $6,000 per year for his or her service as committee chair and non-chair committee members receive an additional retainer of $4,000 per year; provided, however, the Audit Committee chair’s additional retainer is $16,000 per year and each non-chair Audit Committee member’s additional retainer is $8,000 per year. All fees are paid in shares of our stock on June 1 of each year and the stock price per share value is determined by an average closing price of our stock for the preceding twenty trading days of our common stock on its principal exchange.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers during 2016.

		Salary	Bonus	Option Awards	Other	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)
		(1)	(2)	(3)	(4)

Will McGuire	2016	394,000	86,680	42,154	5,451	528,285
Chief Executive Officer (5)	2015	128,523	66,426	4,936,300	644	5,131,893

Robert J. Greenberg, M.D., Ph.D.	2016	394,000	86,680	113,975	13,410	608,064
Chairman and Founder (5)	2015	338,821	62,411	210,000	8,572	619,804
	2014	343,647	33,882	2,795,320	437,058	3,609,907

Thomas B. Miller	2016	281,000	39,340	75,686	5,079	401,105
Chief Financial Officer	2015	225,000	41,445	86,735	4,705	357,885
	2014	130,398	13,993	728,858	1,549	874,798

Anthony Moses (6)	2016	105,521	-	13,678	114,889	234,088
Former Commercial Vice President, the Americas	2015	150,804	-	978,000	51,109	1,179,913

Steve Okland	2016	235,467	-	370,500	2,108	608,075
Commercial Vice President, U.S. and Canada (7)

Edward Randolph	2016	237,084	29,280	22,796	4,031	293,191
Vice President of Manufacturing	2015	192,775	26,632	42,000	3,690	265,097
	2014	189,734	14,458	369,728	3,860	577,780

Gregoire Cosendai, Ph.D.	2016	283,695	-	22,796	16,198	322,689
Vice President of European	2015	234,150	-	42,000	13,657	289,807
Operations	2014	205,491	15,129	319,552	13,925	554,097

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1.	Includes commissions earned and payable in 2016 of $47,300 for Mr. Okland, $36,410 for Mr. Cosendai and $5,500 for Mr. Moses. For 2015, includes commissions earned and payable of $32,000 for Mr. Moses and $33,175 for Mr. Cosendai.

2.	Represents the amounts earned and payable as cash bonuses for the indicated year.

3.	Represents the aggregate grant date fair value of stock option awards granted during the years shown as measured pursuant to ASC Topic 718 as stock-based compensation in our consolidated financial statements. This calculation does not give effect to any estimate of forfeitures related to service-based vesting but assumes that the executive will perform the requisite service for the award to vest in full. The assumptions we used in valuing equity awards are described in Note 10 to our audited consolidated financial statements included in our Annual Report on Form 10-K, as amended for the fiscal year ended December 31, 2015.

4.	Includes contributions to the officer's retirement plan, and payments for supplemental life and health insurance plans. In addition, in 2014, 2015 and 2016, Dr. Greenberg received an $8,000 per year car allowance, and in 2014 Dr. Greenberg was granted debt forgiveness related to stock option exercises of $422,643. In 2015, Mr. Moses received a $50,000 relocation payment and a severance payment of $113,667.

5.	Effective August 18, 2015, Dr. Greenberg was appointed Chairman of the Board and resigned as President and Chief Executive Officer, and Will McGuire joined the Company as Director, President and Chief Executive Officer.

6.	Mr. Moses became the Company's Commercial Vice President, the Americas in May 2015. Mr. Moses resigned as an executive officer effective March 28, 2016.

7.	Mr. Okland became the Company's Commercial Vice President, U.S. and Canada in March 2016.

Executive Officer Employment Agreements

We have no long term employment agreements with any of our executive officers and all of our executive officers are at will employees. We entered into an at-will Executive Employment Agreement as of June 19, 2015 with Will McGuire, our Chief Executive Officer, by which principally we agreed to:

•	appoint him Chief Executive Officer and President effective no later than August 18, 2015,
•	pay him an annual salary of $390,000,
•	issue him upon Board approval 190,000 RSUs,
•	grant him upon Board approval an option under our equity incentive plan to purchase 420,000 shares of our common stock,
•	make him eligible for annual bonuses at Board discretion,
•	provide him with various benefits including vacation and sick leave,
•	provide life insurance in the amount of $300,000,
•	reimburse reasonable commuting and relocation costs,
•	provide him his annual base salary and targeted bonus if we terminate his employment without cause, or if such employment is terminated as a result of a change of control, for a period of 12 months.

A copy of our Executive Employment Agreement with Will McGuire is attached as an exhibit to our Form 8-K filed with the Commission on June 25, 2015 and the description above is qualified in its entirety by reference to that agreement.

In December 2016 the Board of Directors approved the following executive and management compensation policies:

•      Adopted a “double-trigger” change of control severance plan for the company’s Chairman, Chief Executive Officer and officers who report directly to the Chief Executive Officer. The two triggers for payment of severance are (1) a change of control and (2) a “qualifying” termination, which would be termination without cause by a buyer or a voluntary resignation for good reason. A change of control is defined to include (i) an acquisition or merger in which 50% or more of outstanding voting power changes hands, and (ii) a transaction in which the sale of all or substantially all of the company’s assets occurs.

•      For the Chairman and Chief Executive Officer, cash severance includes one year of salary continuation, bonus equal to a prorated amount for the year-to-date bonus earned but not yet paid, 100% of target bonus for the cash severance period, and a continuation of health insurance benefits for the severance period. For officers who report directly to the Chief Executive Officer, cash severance includes six months of salary continuation, bonus equal to a prorated amount for the year-to-date bonus earned but not yet paid, 100% of target bonus for the cash severance period, and a continuation of health insurance benefits for the severance period.

Pension Benefits and Nonqualified Deferred Compensation

We do not provide a defined benefit pension plan for our employees, and none of our named executive officers participated in a nonqualified deferred compensation plan in 2016.

Non-Equity Incentive Plan Compensation

We do not provide a non-equity compensation plan for our employees.

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Employee Benefit and Stock Plan

In 2003, the Board of Directors adopted a 2003 Equity Incentive Plan. On July 15, 2011, the Board of Directors adopted a 2011 Equity Incentive Plan to substantially replace the 2003 Plan and also approved a complete restatement of the 2003 Plan. Our stockholders approved the Restatement of the 2003 Plan and the adoption of the 2011 Plan on July 21, 2011. The 2003 and 2011 Plans are substantially identical and shall hereinafter be collectively referred to as our “Plan”. Our Plan permits the grant of non-statutory incentive stock options and restricted stock units to our employees and any parent and subsidiary corporations’ employees. Our Plan also permits option grants to certain independent contractors who provide services to us and allows for repricing and exchanges of outstanding options at the discretion of the Board of Directors.

The maximum number of shares that we are authorized to grant under our 2011 plan, as amended, is 7,500.000.

Shares Available

Plan administration. The Plan is administered by the compensation committee appointed by our Board of Directors, consisting of Matthew Pfeffer, William J. Link and Gregg Williams. The compensation committee has the authority to determine the terms and conditions of awards, and to interpret and administer the Plan.

Stock options. Stock options may be granted under our Plan. The term of an incentive stock option may not exceed 10 years. The committee determines the exercise price of an option. Payment of the exercise price may be made in cash, shares or other property acceptable to the committee, as well as other types of consideration permitted by applicable law. After the termination of service of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for thirty days following the termination of service (subject to extension upon approval of the Committee). However, in no event may an option be exercised later than the expiration of its term. Subject to the provisions of our Plan, the committee determines the other terms of options.

Non-transferability of awards. Unless the committee provides otherwise, our Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Certain adjustments. In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under our Plan, the committee will adjust the number and class of shares that may be delivered under our Plan and/or the number, class and price of shares covered by each outstanding award and the numerical share limits set forth in our Plan. In the event of our proposed liquidation or dissolution, the committee will notify participants as soon as practicable and all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or change in control. Our Plan provides that in the event of a merger or change in control, as defined under the Plan, each outstanding award will be treated as provided for in the individual award agreement.

Amendment, termination. Our Board of Directors will have the authority to amend, suspend or terminate the Plan provided such action does not require stockholder approval and will not impair the existing rights of any participant. Our Plan will automatically terminate in 2021, unless we terminate it sooner.

401(k) Plan

The Company has a 401(k) Savings Retirement Plan that covers substantially all full-time employees who meet the plan’s eligibility requirements and provides for an employee elective contribution. The Plan provides for employer matching contributions or profit sharing contributions to eligible employees. Employer contributions are discretionary and determined annually by the Board of Directors. Contributions to the plan totaled approximately $112,000 and $104,000 for the nine months ended September 30, 2016 and 2015, respectively, and $137,000 and $127,000 for the years ended December 31, 2015 and 2014, respectively.

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We are required to contribute to a government-sponsored pension plan for the employees of our Switzerland-based subsidiary. The employer’s portion of the amounts contributed to the subsidiary’s pension plan on behalf of the employees was approximately $105,000 and $99,000 for the nine months ended September 30, 2016 and 2015, respectively, and $134,000 and $101,000 for the years ended December 31, 2015 and 2014, respectively.

Second Sight Medical Inc. 2015 Employee Stock Purchase Plan (referred to as the “ESPP”)

Our shareholders adopted the ESPP in May 2015. A total of 250,000 shares of common stock was initially reserved for issuance under the ESPP and, until the Board of Directors or the Compensation Committee determine otherwise, the number of shares of common stock available for purchase by participating employees under the ESPP is automatically increased on January 1st of each year, commencing January 1, 2016 and continuing until the expiration of the ESPP, in an amount equal to the lesser of (a) 1% of the total number of shares of common stock outstanding on December 31st of the preceding calendar year, or (b) 100,000 shares of common stock. As of January 1, 2017, the total shares of common stock reserved for issuance under the ESPP represent less than 1% of the company’s outstanding shares. The Board of Directors believes that the ESPP is in the best interests of the Company, as it provides a convenient way for the company’s employees to purchase shares of the common stock at a discounted price, which stock ownership aligns their interests with that of our stockholders.

In general, all company employees and those of participating subsidiaries at the beginning of a purchase period are eligible to participate in the ESPP. As of January 1, 2017, there were approximately 109 employees eligible to participate in the ESPP, including six executive officers. Employees must also be actively employed on the last day of the purchase period to purchase shares under the ESPP, except that in the event of a participant’s death, his or her legal representative may elect that such participant’s account balance be used to purchase shares on the purchase date for the then-current offering period. Participation in the ESPP is voluntary. An employee who owns, or would own after an ESPP purchase, 5% or more of the company’s outstanding shares, including rights to purchase stock because of ESPP participation, is ineligible to participate in the ESPP.

The ESPP is a broad-based plan that allows employees to purchase shares of the company’s common stock at up to a 15% discount, measured at the lesser of the closing price of the company’s shares on (i) the first day of the offering period or (ii) on last day of the purchase period. The Compensation Committee determines the Offering Period and the Purchase Periods, and Each Offering Period may consist of one or more Purchase Periods, as the Compensation Committee may determine. A participant may contribute up to 15% of his or her gross base pay. All deductions are made on an after-tax basis. Our Board of Directors may terminate the ESPP at any time.

Indemnification of Officers and Directors

Our restated articles of incorporation contain provisions that limit the liability of officers and directors for monetary damages to the fullest extent permitted under California law. Consequently, our directors will not be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duties as directors, except liability that might arise from:

•	acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;
•	acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director;
•	any transaction from which a director derived and improper personal benefit;
•	for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of a serious injury to the corporation or its shareholders;
•	acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders; or
•	unlawful payments of dividends, stock repurchases or redemptions under Sections 310 and 316 of the California Code.

In addition, our restated articles of incorporation authorize us to provide indemnification to directors, officers, employees or other agents through bylaw provisions, agreements with agent, vote of shareholders or disinterested directors or otherwise to the fullest extent permitted by law.

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Our amended and restated bylaws provide that we will indemnify directors and officers and we may indemnify other employees or agents.

Our amended and restated bylaws further provide that we may advance expenses incurred by or on behalf of a director or officer in defending any proceeding for which indemnification is required or permitted before the final disposition of the proceeding, subject to limited exceptions.

We have entered into indemnification agreements with our directors, officers, and key employees, and we maintain director’s and officer’s liability insurance under which directors and officers are insured against loss (as defined in the policy) as a result of certain claims that could be brought against them. Our indemnification agreements may be broader than the specific indemnification provisions contained in the California Code. These agreements require us to advance expenses incurred by our directors, officers, and key employees in defending or investigating any action, suit or proceeding in which they may become involved. We believe that our bylaws provisions and these agreements are necessary to attract and retain qualified individuals to serve as directors, officers, and key employees.

The limitation of liability and indemnification provisions in our amended and restated articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as we may provide indemnification for liabilities arising under the Securities Act to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

USE OF PROCEEDS

If our shareholders subscribe and invest for the full amount available, based on 42,247,000 shares outstanding as of September 30, 2016 and our closing price of $1.37 per share on September 25, 2016, we estimate that the proceeds from the Rights Offering will be approximately $19,856,000 before deducting fees and expenses payable by us estimated at approximately $410,000.

We intend to use the net proceeds we receive from the offering to (i) improve performance of the Argus II which will permit us to enlarge our current markets by also treating better-sighted RP patients (ii) continue funding the ongoing development of the Orion I visual prosthesis, (iii) continue funding the ongoing clinical study of Argus II in patients with AMD, and (iv) for other operating and general corporate purposes.

There is no minimum amount that must be raised in the Rights Offering. Our management will retain broad discretion as to the allocation of the net proceeds from this offering. Until we use the net proceeds of this offering, we intend to invest the funds in short-term, interest bearing investments.

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CAPITALIZATION

The following table presents our cash, cash equivalents, money market funds and capitalization as of September 30, 2016:

•	on an actual basis; and

•	by way of example, on a pro forma as adjusted basis to give effect to the sale by us in this Rights Offering of approximately 12,978,000 shares at the Subscription Price of $1.53 per share, which is based on the lower of $2.00 or actual closing price of $1.53 of our common stock on Nasdaq as of January 23, 2017, and our receipt of the net proceeds from that sale after deducting our estimated offering expenses of approximately $410,000 (including bonus compensation of $100,000 payable to Aaron Mendelsohn, one of our directors, for his services on behalf of the board in connection with this offering).

The pro forma as adjusted information set forth below is illustrative only and will be adjusted based on the number of Units sold and the Subscription Price.  The Subscription Price could be materially different than the price utilized herein as a result of future changes in the market price of our common stock. You should read this information in conjunction with our consolidated financial statements and notes thereto included elsewhere in this prospectus.

	As of September 30, 2016
	Actual	Pro Forma as Adjusted
(in thousands)	(unaudited)	(unaudited)
Cash, cash equivalents and money market funds	$17,823	$37,269

Stockholders’ equity:
Preferred stock, no par value, 10,000 shares authorized; none issued and outstanding, actual or pro forma as adjusted	-	-
Common stock, no par value, 200,000 shares authorized; actual – 42,247 issued and outstanding, pro forma as adjusted – 55,225 issued and outstanding,	186,618	206,064
Common stock to be issued	87	87
Additional paid-in capital	29,911	29,911
Notes receivable to finance stock option exercises	(2)	(2)
Accumulated other comprehensive loss	(524)	(524)
Accumulated deficit	(195,491)	(195,491)

Total stockholders’ equity	$20,599	$40,045

The information above is as of September 30, 2016 and excludes:

•	Approximately 12,978,000 shares of common stock issuable on exercise of Warrants sold in this offering if fully subscribed at $1.53 per Unit;

•	3,669,000 shares of common stock issuable upon the exercise of stock options outstanding at September 30, 2016 with a weighted average exercise price of $7.28 per share;

•	2,637,000 shares of common stock reserved for future issuance to our employees under the Company’s 2011 Equity Incentive Plan;

•	142,000 shares of common stock issuable upon the settlement of restricted stock units outstanding at September 30, 2016;

•	342,000 shares of common stock issuable through Long Term Investor Rights issued in connection with the Company’s initial public offering;

•	1,840,000 shares of common stock issuable upon the exercise of warrants outstanding at September 30, 2016 with a weighted average exercise price of $7.72 per share;

•	196,000 shares of common stock reserved for future issuance to our employees under the Company’s Employee Stock Purchase Plan.

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DILUTION

Purchasers of our common stock in the Rights Offering (and upon exercise of the Warrants issued pursuant to this Rights Offering) will experience an immediate dilution of the net tangible book value per share of our common stock. Our net tangible book value as of September 30, 2016, was approximately $20,599,000, or $0.49 per share of our common stock (based upon 42.2 million shares of our common stock outstanding). Net tangible book value per share is equal to our total net tangible book value, which is our total tangible assets less our total liabilities, divided by the number of shares of our outstanding common stock. Dilution per share equals the difference between the amount per share paid by purchasers of shares of common stock in the Rights Offering and the net tangible book value per share of our common stock immediately after the Rights Offering.

By way of illustration, based on the sale by us in this Rights Offering of approximately 12,978,000 shares at the Subscription Price of $1.53 per share, which is based on the lower of (i) $2.00 or (ii) actual closing price of $1.53 of our common stock on Nasdaq as of January 23, 2017, and after deducting estimated offering expenses and fees payable by us of approximately $410,000 (including bonus compensation of $100,000 payable to Aaron Mendelsohn, one of our directors, for his services on behalf of the board in connection with this offering) and the application of the estimated $19,446,000 of net proceeds from the Rights Offering, our pro forma net tangible book value as of September 30, 2016 would have been approximately $40,045,000, or $0.73 per share. This represents an immediate increase in pro forma net tangible book value to existing shareholders of $0.24 per share and an immediate dilution to purchasers in the Rights Offering of $0.80 per share.

The pro forma dilution in net tangible book value per share to purchasers set forth below is illustrative only and will be adjusted based on the number of shares sold and the Subscription Price.  The Subscription Price could be materially different than the price utilized herein as a result of future changes in the market price of our common stock.  You should read this information in conjunction with our consolidated financial statements and notes thereto included elsewhere in this prospectus.

The following table illustrates this per-share dilution as of September 30, 2016:

Subscription Price		$1.53
Net tangible book value per share as of September 30, 2016, before Rights Offering	$0.49
Increase in net tangible book value per share attributable to Rights Offering	0.24
Pro forma net tangible book value per share as of September 30, 2016, after giving effect to Rights Offering		0.73

Dilution in net tangible book value per share to purchasers		$0.80

The information above is as of September 30, 2016 and excludes:

•	Approximately 12,978,000 shares of common stock issuable on exercise of Warrants sold in this offering if fully subscribed at $1.53 per Unit;

•	3,669,000 shares of common stock issuable upon the exercise of stock options outstanding at September 30, 2016 with a weighted average exercise price of $7.28 per share;

•	2,637,000 shares of common stock reserved for future issuance to our employees under the Company’s 2011 Equity Incentive Plan;

•	142,000 shares of common stock issuable upon the settlement of restricted stock units outstanding at September 30, 2016;

•	342,000 shares of common stock issuable through Long Term Investor Rights issued in connection with the Company’s initial public offering;

•	1,840,000 shares of common stock issuable upon the exercise of warrants outstanding at September 30, 2016 with a weighted average exercise price of $7.72 per share;

•	196,000 shares of common stock reserved for future issuance to our employees under the Company’s Employee Stock Purchase Plan.

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MARKET PRICE OF OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock is traded on Nasdaq under the symbol “EYES.” The table below shows the high and low sales closing prices for our common stock for the periods indicated, as reported by Nasdaq.

	Price Ranges
	High	Low
Fiscal Year Ended December 31, 2016
First Quarter	$6.79	$3.78
Second Quarter	5.85	3.18
Third Quarter	4.24	3.22
Fourth Quarter	3.48	1.76

Fiscal Year Ended December 31, 2015
First Quarter	$17.44	$8.43
Second Quarter	16.28	11.56
Third Quarter	14.45	5.93
Fourth Quarter	8.07	4.70

The closing price of our common stock on January 23, 2017 was $1.53 per share and there were approximately 164 holders of record of our common stock, excluding shareholders for whom shares are held in “nominee” or “street name” as of that date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of December 31, 2016 based on 42,696,000 shares then outstanding and as adjusted to reflect the sale of 13,116,000 shares of our common stock included in the Units offered by this prospectus assuming a subscription price of $1.53 per share which was the closing price of our stock on January 23, 2017, and assuming no purchase of units in this offering, by:

•each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•each of our executive officers, directors and director nominees that beneficially owns shares of our common stock; and

•all our executive officers, directors and director nominees as a group.

Following this offering we have based our calculation of the percentage of beneficial ownership on 55,812,000 shares of our common stock outstanding . In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of common stock subject to warrants held by the person that are currently exercisable or exercisable within 60 days of December 31, 2016. However, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

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Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Second Sight Medical Products, Inc., 12744 San Fernando Road, Suite 400, Sylmar, California 91342.

	Number of Shares	Percentage of Shares Beneficially Owned
Name of Beneficial Owner	Beneficially Owned	Before the Offering	After the Offering
Greater than 5% Stockholders
Alfred E. Mann Living Trust (1) 12744 San Fernando Road, Suite 600 Sylmar, California 91342	8,941,583	20.8%	15.9%
Directors and Executive Officers:
Gregg Williams(2)	9,036,834	20.9%	16.1%
William J. Link(3)	4,515,622	10.6%	8.1%
Robert J. Greenberg, M.D., Ph.D.(4)	973,071	2.2%	1.7%
Jonathan Will McGuire(5)	208,514	*	*
Edward Randolph(6)	163,734	*	*
Gregoire Cosendai(7)	133,526	*	*
Aaron Mendelsohn(8)	127,110	*	*
Thomas Miller(9)	111,203	*	*
Matthew Pfeffer (10)	17,461	*	*
Steve Okland (10)	4,810	*	*

All current directors and executive officers as a group (10 persons)(11)	15,291,885	34.3%	26.5%

*	Represents beneficial ownership of less than one percent.

1.	Includes 5,218,420 shares of common stock held by Alfred E. Mann Living Trust, 360,000 shares of common stock issuable to the Alfred E Mann Living Trust upon exercise of warrants, and 3,363,163 shares of common stock held by IncuMed, LLC.
2.	Includes 4,358,082 shares held by the Sam Williams Family Investments, LLC, 1,484,254 shares held by Williams International Co. LLC, 2,739,577 shares owned by the Gregg G. Williams 2006 Trust, and 454,921 shares of common stock issuable to Sam Williams Family Investments, LLC and Williams International Co. LLC upon exercise of warrants.
3.	Includes 4,370,964 shares held by Versant Venture Capital II, L.P.(“VVC”), 82,949 shares held by Versant Affiliates Fund II-A, L.P. (“VAF”), 39,062 shares held by Versant Side Fund II, L.P., and 22,647 shares held directly by Mr. Link. Mr. Link is managing director of Versant Ventures II, LLC, the general partner of VVC, VAF and VSF and may be deemed a beneficial owner of these shares.
4.	Includes 800,160 shares subject to options held by Dr. Greenberg which are exercisable or become exercisable within 60 days of December 31, 2016.
5.	Includes 162,823 shares subject to options held by Mr. McGuire which are exercisable or become exercisable within 60 days of December 31, 2016.
6.	Includes 163,712 shares subject to options held by Mr. Randolph which are exercisable or become exercisable within 60 days of December 31, 2016
7.	Includes 126,497 shares subject to options held by Mr. Cosendai which are exercisable or become exercisable within 60 days of December 31, 2016.
8.	Includes 72,233 shares of common stock issuable to Mendelsohn Family Enterprises LLC, an entity principally owned and managed by Aaron Mendelsohn, upon exercise of warrants.
9.	Includes 100,284 shares subject to options held by Mr. Miller which are exercisable or become exercisable within 60 days of December 31, 2016.
10.	Includes shares directly held by Mr. Pfeffer and Mr. Okland.
11.	Includes the shares described in notes 2 through 10 above.

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DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock and we do not intend to pay cash dividends in the foreseeable future. We expect as of the date hereof to retain any future earnings to fund the operation and expansion of our business.

THE RIGHTS OFFERING

The Subscription Rights

We are distributing to holders of our common stock, at no charge, non-transferable subscription rights to purchase Units consisting of one share of our common stock and a Warrant to purchase one share of our common stock for each whole share of common stock you purchase in the Rights Offering. In the Rights Offering, you will receive the right to invest $0.47 for each share of common stock owned at 5:00 p.m., New York City Time, on February 10, 2017, the record date of the Rights Offering, or the Record Date. The Subscription Rights will not be tradable. The price per Unit will be determined on March 6, 2017, which is the expiration date of our offering period, or the Expiration Date, and will equal the lesser of $2.00 or the closing price of our shares as reported by Nasdaq on the Expiration Date. We refer to the price as so determined as the Subscription Price.

Each Subscription Right will entitle you to invest $0.47 towards the purchase of Units, which we refer to as the Basic Subscription Right, at the Subscription Price. If you exercise your Basic Subscription Rights in full, and other shareholders do not fully exercise their Basic Subscription Rights, you will be entitled to an Over-Subscription Privilege to purchase a portion of the unsubscribed Units at the Subscription Price, subject to proration and ownership limitations, which we refer to as the Over-Subscription Privilege. Each Subscription Right consists of a Basic Subscription Right and an Over-Subscription Privilege. The number of Units that you will obtain will equal the accepted dollar amount of your investment divided by the Subscription Price rounded down to the nearest whole Unit. If all the Subscription Rights were exercised, the total gross proceeds to us from the sale of Units offered in the rights offering would be approximately $20 million.

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Basic Subscription Rights

Your Basic Subscription Rights will entitle you to invest $0.47 for each share of common stock you own on the Record Date. You may exercise all or a portion of your Basic Subscription Rights, or you may choose not to exercise any of your Basic Subscription Rights. If you do not exercise your Basic Subscription Rights in full, you will not be entitled to exercise your Over-Subscription Privilege.

For example, if you owned 1,000 shares of our common stock as of the Record Date, you would have the right to invest $0.47 for each share of Common Stock you own as of the Record Date, or $470, at the Subscription Price. If you invest $470, and if on the Expiration Date the closing price of our common stock as reported by Nasdaq is $2.03 per share, the Subscription Price will be $2.00 (which constitutes the lesser of $2.00 or the closing price per share on the Expiration Date), you would receive 235 Units consisting in the aggregate of 235 shares of our common stock and Warrants to purchase 235 shares of our common stock. If you invest $470, and on the Expiration Date the closing price of our common stock is $1.53 per share, the Subscription Price will be $1.53 and you would receive a rounded down 307 Units and a refund of $0.29. You may exercise all or a portion of your Basic Subscription Rights or you may choose not to exercise any Basic Subscription Rights at all. Subscription Rights may only be exercised in aggregate for whole numbers of shares of units; no fractional shares of our common stock or warrants exercisable for fractional shares will be issued in the Rights Offering. If all the Subscription Rights were exercised based on the foregoing, the total gross proceeds to us from the sale of units offered in the rights offering would be approximately $20 million, however, see “Limitation on the Purchase of Units” below. You may exercise all or a portion of your Basic Subscription Rights or you may choose not to exercise any Basic Subscription Rights at all.

Over-Subscription Privilege

If you exercise your Basic Subscription Rights in full, you may also choose to exercise your Over-Subscription Privilege. Subject to proration and stock ownership limitations, and limitations on Unit sales we may impose that are described below, if applicable, we will seek to honor the Over-Subscription Privilege requests in full. If Over-Subscription Privilege requests exceed the number of Units available, however, we will allocate the available Units pro rata among the record holders exercising the Over-Subscription Privilege in proportion to the number of shares each of those record holders owned on the Record Date, relative to the number of shares owned by all record holders exercising the Over-Subscription Privilege. If this pro rata allocation results in any record holder receiving a greater number of Units than the record holder subscribed for pursuant to the exercise of the Over-Subscription Privilege, then such record holder will be allocated only that number of Units for which the record holder oversubscribed, and the remaining Units will be allocated among all other record holders exercising the Over-Subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all Units have been allocated.

Broadridge Inc., the Subscription Agent for the Rights Offering, will determine the over-subscription allocation based on the formula described above.

To the extent the aggregate subscription payment of the actual number of unsubscribed Units available to you at the Subscription Price pursuant to the Over-Subscription Privilege is less than the amount you actually paid in connection with the exercise of the Over-Subscription Privilege, you will be allocated, after the Subscription Price is determined, only the number of unsubscribed Units available to you, and any excess subscription payments will be returned to you, without interest or penalty, within 10 business days after expiration of the Rights Offering.

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We can provide no assurance that, following determination of the Subscription Price, you will be entitled to purchase the number of Units issuable upon the exercise of your Over-Subscription Privilege in full at the expiration of the Rights Offering. We will not be able to satisfy any requests for Units pursuant to the Over-Subscription Privilege if all our shareholders exercise their Basic Subscription Rights in full, and we will only honor an Over-Subscription Privilege to the extent sufficient Units are available following the exercise of Basic Subscription Rights.

Limitation on the Purchase of Units

You may only purchase the number of Units purchasable upon exercise of the number of Basic Subscription Rights distributed to you in the Rights Offering, plus the Over-Subscription Privilege, if any. Accordingly, the number of Units that you may purchase in the Rights Offering is limited by the number of shares of our common stock you held on the Record Date and by the extent to which other shareholders exercise their Basic Subscription Rights and Over-Subscription Privileges, which we cannot determine prior to completion of the Rights Offering. Because the Subscription Price is not fixed as of the date of this prospectus (see “Subscription Price” below), we cannot determine prior to completion of the Rights Offering on the Expiration Date the total number of shares we might issue pursuant to Units sold, however, notwithstanding the price of our shares on the date that the Subscription Price is fixed and notwithstanding the subscribed for amounts that we may receive, in the event of further volatility and market or price declines we nevertheless will sell no more than 15 million Units, in the Rights Offering, which would entail a Subscription Price of about $1.34 per Unit. As a consequence, a Subscription Price that is less than $1.34 per Unit will result in gross proceeds to us of less than $20.1 million even if the Rights Offering is fully subscribed by our shareholders. See “Return of Funds upon Completion, Termination or Amendment” below and see “Risk Factors.”

Subscription Price

We recognize that prices of our shares may fluctuate and that trading in our securities may be volatile during the period that this Rights Offering may be open to our shareholders. As a result, we have elected to establish the Subscription Price immediately after the close of trading on March 6, 2017, which is the Expiration Date of this offering, at a price per Unit that will be the lower of (i) $2.00 or (ii) the closing price per share on that date. The Subscription Price as so determined does not necessarily bear any relationship to our past or expected future results of operations, cash flows, current financial condition, or any other established criteria for value.

Method of Determining Subscription Price

In establishing the method of determining the Subscription Price, the Board of Directors considered a variety of factors including those listed below:

•	our need to raise capital in the near term to continue our operations;

•	the current and historical trading prices of our common stock and volatility of trading markets;

•	a price that would increase the likelihood of shareholder participation in the Rights Offering;

•	the value of the Warrant being issued as a component of the Unit;

•	the cost of capital from other sources;

•	comparable precedent transactions, including the percentage of shares offered, the terms of the subscription rights being offered, the Subscription Price and the discount that the Subscription Price represents to the immediately prevailing closing prices for these offerings;

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•	an analysis of stock price trading multiples for companies similar to us that, among other things, did not need to raise capital in the near-term; and

•	our most recently forecasted revenue relative to our peer group.

The Subscription Price does not necessarily bear any relationship to any established criteria for value. No valuation consultant or investment banker has opined upon the fairness or adequacy of the Subscription Price. You should not consider the Subscription Price as an indication of actual value of our company or our common stock. You should not assume or expect that, after the Rights Offering, our shares of common stock will trade at or above the Subscription Price in any given time period. The market price of our common stock may decline during or after the Rights Offering. We cannot assure you that you will be able to sell the shares of our common stock purchased during the Rights Offering or pursuant to the exercise of Warrants at a price equal to or greater than the Subscription Price. You should obtain a current price quote for our common stock before exercising your Subscription Rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this Rights Offering. Once made, all exercises of Subscription Rights are irrevocable, unless set forth otherwise herein.

Non-Transferability of Subscription Rights

The Subscription Rights are non-transferable (other than by operation of law) and, therefore, you may not sell, transfer, assign or give away your Subscription Rights to anyone. The Subscription Rights will not be listed for trading on any stock exchange or market.

Expiration Date; Extension

The subscription period, during which you may exercise your Subscription Rights, expires at 5:00 p.m., New York City, on March 6, 2017, which is the expiration date of the Rights Offering. If you do not exercise your Subscription Rights before that time, your Subscription Rights will expire and will no longer be exercisable. We will not be required to issue Units to you if the Subscription Agent receives your Rights Certificate or your subscription payment after that time. We have the option to extend the Rights Offering in our sole discretion, although we do not presently intend to do so. We may extend the Rights Offering by giving oral or written notice to the Subscription Agent before the Rights Offering expires. If we elect to extend the Rights Offering, we will issue a press release announcing the extension no later than 9:00 a.m., New York City Time, on the next business day after the most recently announced expiration date of the Rights Offering.

If you hold your shares of common stock in the name of a broker, dealer, custodian bank or other nominee, the nominee will exercise the Subscription Rights on your behalf in accordance with your instructions. Please note that the nominee may establish a deadline that may be before 5:00 p.m., New York City Time, on March 6, 2017, which is the Expiration Date that we have established for the Rights Offering.

If we amend the Rights Offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms of the Rights Offering set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced.

Termination

We may terminate the Rights Offering at any time and for any reason prior to the completion of the Rights Offering. If we terminate the Rights Offering, we will issue a press release notifying shareholders and the public of the termination.

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Return of Funds upon Completion, Termination or Amendment

The Subscription Agent will hold funds received in payment for Units in a segregated account pending completion of the Rights Offering. The Subscription Agent will hold this money until the Rights Offering is completed or is terminated. To the extent you properly exercise your Over-Subscription Privilege for an amount of Units that, following determination of the Subscription Price, exceeds the number of unsubscribed Units available to you, any excess subscription payments will be returned to you within 10 business days after the expiration of the Rights Offering, without interest or penalty. If the Rights Offering is terminated for any reason, all subscription payments received by the Subscription Agent will be returned within 10 business days, without interest or penalty. If the Rights Offering is extended for a period of more than 30 days or terms of the rights offering set forth in this prospectus are fundamentally changed you may cancel your subscription and receive a refund of any money you have advanced by giving the Subscription Agent a written notice of cancellation of subscription within two business days from the date of extension or fundamental change to the terms of this rights offering has been disclosed to the public. Following the receipt of the written notice of cancellation, the Subscription Agent will return all cancelled subscription payments received by the Subscription Agent within 10 business days, without interest or penalty

Shares of Our Common Stock Outstanding After the Rights Offering

The number of shares of common stock outstanding after the Rights Offering will depend on both (i) the total amount we receive in this offering from our shareholders of record and (ii) the Subscription Price once it is established. For example, if the Rights Offering is fully subscribed based on 42,696,000 shares of common stock outstanding as of December 31, 2016, assuming no other transactions by us involving our common stock prior to the expiration of the Rights Offering, and if the Subscription Price is determined to be $2.00 per Unit, we will issue 10,034,000 Units consisting of 10,034,000 shares and Warrants to purchase 10,034,000 shares which will result in our having 52,730,000 shares of common stock issued and outstanding after the Rights Offering. As a further illustration, if on same facts described above the Subscription Price is determined to be $1.53 per unit, we will issue 13,116,000 Units consisting of 13,116,000 shares and 13,116,000 Warrants which will result in our having 55,812,000 shares of common stock after the Rights Offering. However, notwithstanding the Subscription Price, we will sell no more than 15 million Units in this Offering, in which event we will issue 15 million shares and 15 million Warrants and have an aggregate of 57,696,000 shares of common stock outstanding after the Rights Offering. See “Limitations on the Purchase of Units” above.

Methods for Exercising Subscription Rights

The exercise of Subscription Rights is irrevocable and may not be cancelled or modified. You may exercise your Subscription Rights as follows:

Subscription by Record Holders

If you are a shareholder of record, the number of Units you may purchase pursuant to your Subscription Rights in indicated on the enclosed Rights Certificate. You may exercise your Subscription Rights by properly completing and executing the Rights Certificate and forwarding it, together with your full payment, to the Subscription Agent at the address given below under “Subscription Agent,” to be received before 5:00 p.m., New York City Time, on March 6, 2017.

Subscription by Beneficial Owners

If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, dealer, custodian bank, or other nominee, you will not receive a Rights Certificate. Instead, we will issue one Subscription Right to such nominee record holder for all shares of our common stock held by such nominee at the Record Date. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for Units in the Rights Offering and follow the instructions provided by your nominee.

To properly exercise your Over-Subscription Privilege, you must deliver the subscription payment related to your Over-Subscription Privilege before the Rights Offering expires. Because we will not know the total number of unsubscribed Units before the Rights Offering expires, if you wish to maximize the number of Units you purchase pursuant to your Over-Subscription Privilege, you will need to deliver payment in an amount equal to the aggregate subscription payment for the maximum amount that you wish to invest in the Rights Offering taking into consideration that the number of Units you may acquire will not be fixed until after the Rights Offering has expired. See "Shares of Our Common Stock Outstanding After the Rights Offering" above.

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Payment Method

Payments must be made in full in U.S. currency by personal check, certified check or bank draft, or by wire transfer, and payable to “Broadridge Inc., as Subscription Agent for Second Sight Medical Products, Inc.” You timely must pay the full subscription payment, including payment for the Over-Subscription Privilege, for the full number of Units you wish to acquired pursuant to the exercise of Subscription Rights by delivering a:

•	cashier’s, certified or personal check drawn against a U.S. bank payable to “Broadridge, Inc., as Subscription Agent for Second Sight Medical Products, Inc.”;

•	U.S. Postal money order payable to “Broadridge Inc., as Subscription Agent for Second Sight Medical Products, Inc.”; or

•	wire transfer of immediately available funds directly to the account maintained by Broadridge Inc., as Subscription Agent, for purposes of accepting subscriptions in this Rights Offering at U.S. BANK, ABA, 123000848, SWIFT CODE: USBKUS44IMT, Account 153910728465, FBO Second Sight Medical Products, Inc., with reference to the name of the Rights holder.

If you elect to exercise your Subscription Rights, you should consider using a wire transfer or certified check drawn on a U.S. bank to ensure that the Subscription Agent receives your funds before the Rights Offering expires. If you send a personal check, payment will not be deemed to have been received by the Subscription Agent until the check has cleared. The clearinghouse may require five or more business days to clear a personal check. Accordingly, holders who wish to pay the Subscription Price by means of a personal check should make payment sufficiently in advance of the expiration of the Rights Offering to ensure that the payment is received and clears by that date. If you send a certified check, payment will be deemed to have been received by the Subscription Agent immediately upon receipt of such instrument.

You should read the instruction letter accompanying the Rights Certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS DIRECTLY TO US. We will not consider your subscription received until the Subscription Agent has received delivery of a properly completed and duly executed Rights Certificate and payment of the full subscription payment.

The method of delivery of Rights Certificates and payment of the subscription payment to the Subscription Agent will be at the risk of the holders of Subscription Rights. If sent by mail, we recommend that you send those certificates and payments by registered mail, properly insured, with return receipt requested, or by overnight courier, and that you allow a sufficient number of days to ensure delivery to the Subscription Agent and clearance of payment before the Rights Offering expires.

Missing or Incomplete Subscription Forms or Payment

If you fail to complete and sign the Rights Certificate or otherwise fail to follow the subscription procedures that apply to the exercise of your Subscription Rights before the Rights Offering expires, the Subscription Agent will reject your subscription or accept it to the extent of the payment received. Neither we nor our Subscription Agent undertake any responsibility or action to contact you concerning an incomplete or incorrect subscription form, nor are we under any obligation to correct such forms. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

The payment received will be applied to exercise your Subscription Rights to the fullest extent possible based on the amount of the payment received after determination of the Subscription Price. Any excess subscription payments received by the Subscription Agent will be returned, without interest or penalty, within 10 business days following the expiration of the Rights Offering.

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Issuance of Common Stock and Warrants

The shares of common stock and Warrants that are purchased in the Rights Offering as part of the Units will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration (DRS) account statement from our transfer agent reflecting ownership of these securities if you are a holder of record of shares. If you hold your shares of common stock in the name of a custodian bank, broker, dealer, or other nominee or purchase shares of common stock and Warrants that were subscribed for through the placement agent, DTC will credit your account with your nominee with the securities you purchased in the Rights Offering.

Subscription Agent

The Subscription Agent for the Rights Offering is Broadridge Inc. The address to which Rights Certificates and payments should be mailed or delivered by overnight courier is provided below. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the Subscription Agent and clearance or payment before the Rights Offering expires. Do not send or deliver these materials to us.

By mail:	By hand or overnight courier:
Broadridge, Inc.	Broadridge, Inc.
Attention: BCIS Re-Organization Dept.	Attention: BCIS IWS
P.O. Box 1317	51 Mercedes Way
Brentwood, New York 11717-0693	Edgewood, New York 11717
(855) 793-5068 (toll free)	(855) 793-5068 (toll free)

If you deliver the Rights Certificates in a manner different than that described in this prospectus, we may not honor the exercise of your Subscription Rights.

Information Agent

You should direct any questions or requests for assistance concerning the method of subscribing for the Units or for additional copies of this prospectus to the Information Agent as follows:

Broadridge, Inc.

Attention: BCIS Re-Organization Dept.

P.O. Box 1317

Brentwood, New York 11717-0693

(855) 793-5068 (toll free)

No Fractional Units

We will not issue fractional shares of common stock or fractional warrants in the Rights Offering. Rights holders will only be entitled to purchase a number of Units representing a whole number of shares of common stock, and a whole number of warrants, rounded down to the nearest whole number of Units a holder would otherwise be entitled to purchase. Any excess subscription payments received by the Subscription Agent will be returned within 10 business days after expiration of the Rights Offering, without interest or penalty.

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Notice to Brokers and Nominees

If you are a broker, dealer, bank, or other nominee holder that holds shares of our common stock for the account of others on the Record Date, you should notify the beneficial owners of the shares for whom you are the nominee of the Rights Offering as soon as possible to learn their intentions with respect to exercising their Subscription Rights. If a beneficial owner of our common stock so instructs, you should complete the Rights Certificate and submit it to the Subscription Agent with the proper subscription payment by the expiration date. You may exercise the number of Subscription Rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the Record Date, provided that you, as a nominee record holder, make a proper showing to the Subscription Agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your Rights Offering materials. If you did not receive this form, you should contact our Subscription Agent to request a copy.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your Subscription Rights, including time of receipt and eligibility to participate in the Rights Offering. Our determination will be final and binding. Once made, subscriptions are irrevocable; we will not accept any alternative, conditional, or contingent subscriptions. We reserve the absolute right to reject any subscriptions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the expiration date of the Rights Offering, unless we waive them in our sole discretion. Neither we nor the Subscription Agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the Rights Offering, only when the Subscription Agent receives a properly completed and duly executed Rights Certificate and any other required documents and the full subscription payment including final clearance of any personal check. Our interpretations of the terms and conditions of the Rights Offering will be final and binding.

Shareholder Rights

You will have no rights as a holder of the shares of our common stock you purchase in the Rights Offering until shares are issued in book-entry form or your account at your broker, dealer, bank, or other nominee is credited with the shares of our common stock purchased in the Rights Offering.

Foreign Shareholders

We will not mail this prospectus or Rights Certificates to shareholders with addresses that are outside the United States or that have an army post office or foreign post office address. The Subscription Agent will hold these Rights Certificates for their account. To exercise Subscription Rights, our foreign shareholders must notify the Subscription Agent prior to 5:00 p.m., New York City Time, on March 1, 2017, the third business day prior to the Expiration Date, of your exercise of Subscription Rights and provide evidence satisfactory to us, such as a legal opinion from local counsel, that the exercise of such Subscription Rights does not violate the laws of the jurisdiction in which such shareholder resides and payment by a U.S. bank in U.S. dollars before the expiration of the offer. If no notice is received by such time or the evidence presented is not satisfactory to us, the Subscription Rights represented thereby will expire.

No Revocation or Change

Once you submit the Rights Certificate or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of Subscription Rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your Subscription Rights unless you are certain that you wish to purchase Units at the Subscription Price.

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U.S. Federal Income Tax Treatment of Rights Distribution

For U.S. federal income tax purposes, we do not believe holders of shares of our common stock should recognize income or loss upon receipt or exercise of a Subscription Right. See “Material U.S. Federal Income Tax Consequences.”

No Recommendation to Rights Holders

Our Board of Directors is not making a recommendation regarding your exercise of the Subscription Rights. Stockholders who exercise Subscription Rights risk investment loss on money invested. We cannot assure you that the market price of our common stock will reach or exceed the Subscription Price, and even if it does so, that it will not decline during or after the Rights Offering. We also cannot assure you that you will be able to sell shares of our common stock or Warrants purchased in the Rights Offering at a price equal to or greater than the Subscription Price. You should make your investment decision based on your assessment of our business and financial condition, our prospects for the future and the terms of this Rights Offering. See “Risk Factors” for a discussion of some of the substantial risks involved in investing in our securities.

Fees and Expenses

We will pay all fees charged by the Subscription Agent and the Information Agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of your Subscription Rights or fees and costs that may be charged by the Transfer Agent in connection with issuing certificates out of your DRS account statement.

Listing

The Subscription Rights may not be sold, transferred, assigned or given away to anyone, and will not be listed for trading on any stock exchange or market. The shares of our common stock, including the shares to be issued in the Rights Offering, and the shares underlying the Warrants, are traded on Nasdaq under the symbol “EYES.” We have applied to have the Warrants listed for trading on Nasdaq under the symbol “EYESW.” No assurance can be given that a sufficient number of Units will be sold so that the Warrants will meet the minimum listing criteria to be accepted for listing on Nasdaq.

Important

Do not send Rights Certificates directly to us. You are responsible for choosing the payment and delivery method for your Rights Certificate and you bear the risks associated with such delivery. If you choose to deliver your Rights Certificate and payment by mail, we recommend that you use registered mail, properly insured, with return receipt requested. We also recommend that you allow a sufficient number of days to ensure delivery to the Subscription Agent and clearance of payment prior to the expiration time.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of material U.S. federal income tax consequences relating to the receipt and exercise (or expiration) of the Subscription Rights acquired through the Rights Offering and the ownership and disposition of shares of our common stock and Warrants received upon exercise of the Subscription Rights or shares of our common stock received upon exercise of the Warrants.

This summary deals only with Subscription Rights acquired through the Rights Offering, shares of our common stock and Warrants acquired upon exercise of Subscription Rights and shares of our common stock acquired upon exercise of the Warrants, in each case, that are held as capital assets by a beneficial owner. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to such a beneficial owner in light of the beneficial owner’s personal circumstances, including the alternative minimum tax and the Medicare contribution tax on investment income. This discussion also does not address tax consequences to holders that may be subject to special tax rules, including, without limitation, insurance companies, real estate investment trusts, regulated investment companies, grantor trusts, tax-exempt organizations, employee stock purchase plans, partnerships and other pass-through entities, persons holding Subscription Rights, shares of our common stock or warrants as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, financial institutions, brokers, dealers in securities or currencies, traders that elect to mark-to-market their securities, persons that acquired Subscription Rights, shares of our common stock or warrants in connection with employment or other performance of services, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, U.S. expatriates, and certain former citizens or residents of the United States. In addition, the discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, or any U.S. federal tax considerations other than income taxation (such as estate, generation skipping or gift taxation).

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, the United States Treasury regulations promulgated thereunder, rulings and judicial decisions, as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively. We have not sought, and will not seek, any rulings from the Internal Revenue Service, or the IRS, regarding the matters discussed below. There can be no assurance that the IRS or a court (if the matter were contested) will not take positions concerning the tax consequences of the receipt of Subscription Rights acquired through the Rights Offering by persons holding shares of our common stock, the exercise (or expiration) of the Subscription Rights, the acquisition, ownership and disposition of shares of our common stock and the acquisition, ownership and disposition (or expiration) of Warrants acquired upon exercise of the Subscription Rights that are different from those discussed below.

As used herein, a “U.S. Holder” means a beneficial owner of shares of our common stock, Subscription Rights and shares of our common stock and Warrants acquired upon exercise of Subscription Rights or shares of our common stock acquired upon exercise of the Warrants, as the case may be, that is for U.S. federal income tax purposes: (1) an individual who is a citizen or resident of the United States; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust (a) the administration of which is subject to the primary supervision of a court within the United States and one or more United States persons as described in Section 7701(a)(30) of the Code have authority to control all substantial decisions of the trust or (b) that has a valid election under the Treasury Regulations in effect to be treated as a United States person. A “Non-U.S. Holder” is such a beneficial owner (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

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If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes is the record owner, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Holders that are partnerships (and partners in such partnerships) are urged to consult their own tax advisors.

HOLDERS OF SHARES OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES UNDER FEDERAL ESTATE AND GIFT TAX LAWS, FOREIGN, STATE, AND LOCAL LAWS AND TAX TREATIES OF THE RECEIPT, OWNERSHIP AND EXERCISE OF SUBSCRIPTION RIGHTS AND THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF SHARES OF OUR COMMON STOCK AND WARRANTS ACQUIRED UPON EXERCISE OF SUBSCRIPTION RIGHTS AND SHARES OF OUR COMMON STOCK ACQUIRED UPON EXERCISE OF WARRANTS.

Tax Consequences to U.S. Holders

Taxation of Subscription Rights

Receipt of Subscription Rights

Although the authorities governing transactions such as this Rights Offering are complex and do not speak directly to the consequences of certain aspects of this Rights Offering, including the inclusion of the right to purchase Warrants in the Subscription Rights (rather than the right to purchase only shares of our common stock), we do not believe your receipt of Subscription Rights pursuant to the Rights Offering should be treated as a taxable distribution with respect to your existing shares of common stock for U.S. federal income tax purposes. Pursuant to Section 305(a) of the Code, in general, the receipt by a shareholder of a right to acquire stock or warrants should not be included in the taxable income of the recipient. The general rule of non-recognition in Section 305(a) is subject to exceptions in Section 305(b), which include “disproportionate distributions”. A disproportionate distribution is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some shareholders and an increase in the proportionate interest of other shareholders in a corporation’s assets or earnings and profits. During the last 36 months, we have not made any distributions of cash or non-stock property with respect to: (i) our common stock or (ii) our options or warrants to acquire common stock. Currently we do not intend to make any future distributions of cash or non-stock property with respect to: (i) our common stock or (ii) our options or warrants to acquire common stock; however, there is no guarantee that we will not make such distributions in the future.

Our position regarding the tax-free treatment of the Subscription Rights distribution is not binding on the IRS or the courts. If this position is finally determined by the IRS or a court to be incorrect, whether on the basis that the issuance of the Subscription Rights is a disproportionate distribution or otherwise, the fair market value of the Subscription Rights would be taxable to holders of our common stock as a dividend to the extent of the holder’s pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. Although no assurance can be given, it is anticipated that we will not have current and accumulated earnings and profits through the end of 2016.

The following discussion is based upon the treatment of the Subscription Rights issuance as a non-taxable distribution with respect to your existing shares of common stock for U.S. federal income tax purposes.

Tax Basis in the Subscription Rights

If the fair market value of the Subscription Rights you receive is less than 15% of the fair market value of your existing shares of common stock (with respect to which the Subscription Rights are distributed) on the date you receive the Subscription Rights, the Subscription Rights will be allocated a zero dollar basis for U.S. federal income tax purposes, unless you elect to allocate your basis in your existing shares of common stock between your existing shares of common stock and the Subscription Rights in proportion to the relative fair market values of the existing shares of common stock and the Subscription Rights, determined on the date of receipt of the Subscription Rights. If you choose to allocate basis between your existing common shares and the Subscription Rights, you must make this election on a statement included with your timely filed tax return (including extensions) for the taxable year in which you receive the Subscription Rights. Such an election is irrevocable.

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However, if the fair market value of the Subscription Rights you receive is 15% or more of the fair market value of your existing shares of common stock on the date you receive the Subscription Rights, then you must allocate your basis in your existing shares of common stock between those shares and the Subscription Rights you receive in proportion to their fair market values determined on the date you receive the Subscription Rights.

The fair market value of the Subscription Rights on the date that the Subscription Rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the Subscription Rights on that date. In determining the fair market value of the Subscription Rights, you should consider all relevant facts and circumstances, including any difference between the Subscription Price of the Subscription Rights and the trading price of our shares of common stock on the date that the Subscription Rights are distributed, the exercise price of the Warrants, the length of the period during which the Subscription Rights may be exercised and the fact that the Subscription Rights are non-transferable.

Exercise of Subscription Rights

Generally, you will not recognize gain or loss upon the effectiveness of the exercise of a Subscription Right in the Rights Offering. Your adjusted tax basis, if any, in the Subscription Right plus the Subscription Price should be allocated between the new common stock and Warrant acquired upon exercise of the Subscription Right. The basis in the stock upon which the Subscriptions Rights were issued which is allocated to the Subscription Rights under the prior section entitled “Tax Basis in the Subscription Rights” would be further allocated between the new common stock and the Warrant acquired upon exercise of the Subscription Right in proportion to their relative fair market values on the date the Subscription Rights were distributed. The Subscription Price should be allocated between the new common stock and Warrant acquired upon exercise of the Subscription Right in proportion to their relative fair market values on the exercise date. These allocations will establish your initial tax basis for U.S. federal income tax purposes in your new common stock and Warrants. The holding period of shares of common stock or a Warrant acquired upon exercise of a Subscription Right in the Rights Offering will begin on the date of exercise. Soon after Closing, we intend to provide a calculation of the basis in each new share of common stock and Warrant to assist those exercising to establish their initial tax basis for U.S. federal income tax purposes.

If you exercise a Subscription Right received in the Rights Offering after disposing of the shares of our common stock with respect to which such Subscription Right is received, then certain aspects of the tax treatment of the exercise of the Subscription Right are unclear, including (1) the allocation of the tax basis between the shares of common stock previously sold and the Subscription Right, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the shares of our common stock previously sold and (3) the impact of such allocation on the tax basis of the shares of our common stock and Warrants acquired upon exercise of the Subscription Right. If you exercise a Subscription Right received in the Rights Offering after disposing of shares of our common stock with respect to which the Subscription Right is received, you should consult with your own tax advisor.

Expiration of Subscription Rights

If you allow Subscription Rights received in the Rights Offering to expire, you should not recognize any gain or loss for U.S. federal income tax purposes, and you should re-allocate any portion of the tax basis in your existing common stock previously allocated to the Subscription Rights that have expired to the existing common stock.

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Taxation of Common Shares

Distributions

Distributions with respect to shares of our common stock acquired upon exercise of Subscription Rights or upon exercise of the Warrants will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. We currently have a substantial accumulated deficit of over $195 million as of September 30, 2016.

Dividend income received by certain non-corporate U.S. Holders with respect to shares of our common stock generally will be “qualified dividends” subject to preferential rates of U.S. federal income tax, provided that the U.S. Holder meets applicable holding period and other requirements. Subject to similar exceptions for short-term and hedged positions, dividend income on our shares of common stock paid to U.S. Holders that are domestic corporations generally will qualify for the dividends-received deduction. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis in such shares of our common stock and thereafter as capital gain.

Dispositions

If you sell or otherwise dispose of shares of common stock acquired upon exercise of Subscription Rights or upon exercise of Warrants in a taxable transaction, you will generally recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in the shares. Such capital gain or loss will be long-term capital gain or loss if your holding period for such shares is more than one year at the time of disposition. Long-term capital gain of a non-corporate U.S. Holder is generally taxed at preferential rates of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

You may be subject to information reporting and/or backup withholding with respect to the gross proceeds from the disposition of Warrants, shares of our common stock acquired through the exercise of Subscription Rights or through the exercise of Warrants, or dividend payments. Backup withholding (currently at the rate of 28%) may apply under certain circumstances if you (1) fail to furnish your social security or other taxpayer identification number, or TIN, (2) furnish an incorrect TIN, (3) fail to report interest or dividends properly or (4) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that you are not subject to backup withholding and that you are a U.S. person for U.S. federal income tax purposes on IRS Form W-9. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Certain persons are exempt from information reporting and backup withholding, including corporations and certain financial institutions, provided that they demonstrate this fact, if requested. You are urged to consult your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Taxation of Warrants

Exercise of Warrants

Upon the exercise of a Warrant by paying the exercise price in cash, in general, you will not recognize gain or loss for U.S. federal income tax purposes, except to the extent you receive a cash payment for any such fractional share that would otherwise have been issuable upon exercise of the Warrant. Your initial tax basis in common stock received will equal your adjusted tax basis in the Warrant exercised (as determined pursuant to the rules discussed above), increased by the amount of cash paid to exercise the Warrant and decreased by the adjusted tax basis allocable to any fractional share that would otherwise have been issuable upon exercise of the Warrant. Your holding period for the shares of our common stock received on exercise generally will commence on the day of exercise.

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Expiration of Warrants

If you allow a Warrant to expire, you will generally recognize a loss for U.S. federal income tax purposes equal to your adjusted tax basis in the Warrant. In general, such a loss will be a capital loss and will be a short-term or long-term capital loss depending on your holding period for the Warrant.

Certain Adjustments to the Warrants

Under Section 305 of the Code, an adjustment to the number of common shares that will be issued on the exercise of the Warrants, or an adjustment to the exercise price of the Warrants, may be treated as a constructive distribution to you if, and to the extent that, such adjustment has the effect of increasing your proportionate interest in our earnings and profits or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders). Adjustments to the exercise price of Warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the Warrants should generally not be considered to result in a constructive distribution. Any such constructive distribution would be taxable whether or not there is an actual distribution of cash or other property. See the more detailed discussion of the rules applicable to distributions made by us under the heading “Taxation of Common Stock — Distributions” below.

Sale, Exchange, Redemption or other Taxable Disposition of Warrants

Upon the sale, exchange, redemption or other taxable disposition of a Warrant, in general, you will recognize taxable gain or loss measured by the difference, if any, between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) your adjusted tax basis in the Warrant as determined pursuant to the rules discussed above. Your gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if, at the time of the sale or other disposition, your holding period for the Warrant is more than one year. The deductibility of capital losses is subject to limitations.

Tax Consequences to Non-U.S. Holders

Taxation of the Subscription Rights

Receipt, Exercise and Expiration of the Subscription Rights

The discussion assumes that the receipt of Subscription Rights will be treated as a nontaxable distribution. See “Tax Consequences to U.S. Holders – Taxation of Subscription Rights – Receipts of Subscription Rights” above. You will not be subject to U.S. federal income tax (or any withholding thereof) on the receipt, exercise or expiration of the Subscription Rights.

Exercise and Expiration of Warrants and Certain Adjustments to Warrants

Exercise of Warrants

In general, a Non-U.S. Holder will not recognize gain or loss for U.S. federal income tax purposes upon exercise of a Warrant, except to the extent the Non-U.S. Holder receives a cash payment for any such fractional share that would otherwise have been issuable upon exercise of the Warrant, which will be treated as a sale subject to the rules described under “Sale or Other Disposition of Common Stock or Warrants” below.

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Expiration of Warrants

In general, a Non-U.S. Holder will not be able to utilize a loss recognized upon expiration of a Warrant against the Non-U.S. Holder’s U.S. federal income tax liability unless the loss is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if an income tax treaty so provides, is attributable to a permanent establishment in the United States) or is treated as a U.S.-source loss and the Non-U.S. Holder is present 183 days or more in the taxable year of disposition and certain other conditions are met.

Certain Adjustments to the Warrants

Under Section 305 of the Code, an adjustment to the number of common shares that will be issued on the exercise of the Warrants, or an adjustment to the exercise price of the Warrants, may be treated as a constructive distribution to a Non-U.S. Holder of the Warrants if, and to the extent that, such adjustment has the effect of increasing such Non-U.S. Holder’s proportionate interest in our earnings and profits or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders). Adjustments to the exercise price of Warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the Warrants should generally not be considered to result in a constructive distribution. Any such constructive distribution would be taxable whether or not there is an actual distribution of cash or other property. See the more detailed discussion of the rules applicable to distributions made by us under the heading “Taxation of Distributions on Common Stock” below.

Taxation of Distributions on Common Stock

Any distributions of cash or property (including any adjustments to the Warrants described in the immediately preceding paragraph) made with respect to our common stock generally will be subject to withholding tax to the extent paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes, if any, at a rate of 30% (or a lower rate prescribed by an applicable income tax treaty). In order to obtain a reduced withholding tax rate, if applicable, you will be required to provide a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, certifying your entitlement to benefits under a treaty. In addition, you will not be subject to withholding tax if you provide an IRS Form W-8ECI certifying that the distributions are effectively connected with your conduct of a trade or business within the United States (and, if an applicable income tax treaty so provides, are attributable to a permanent establishment within the United States); instead, you generally will be subject to U.S. federal income tax, net of certain deductions, with respect to such income at the same rates applicable to U.S. persons. If you are a corporation, a “branch profits tax” of 30% (or a lower rate prescribed by an applicable income tax treaty) also may apply to such effectively connected income.

Non-U.S. Holders may be required to periodically update their IRS Forms W-8.

Any distribution will also be subject to the discussion below under the heading “FATCA”.

Sale or Other Disposition of Our Common Stock or Warrants

Subject to the discussion below regarding backup withholding and FATCA, you generally will not be subject to U.S. federal income tax on any gain realized on a sale or other disposition of shares of our common stock or Warrants unless:

•       the gain is effectively connected with your conduct of a trade or business within the United States (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment in the United States);

•       you are an individual, you hold your Subscription Rights, shares of common stock or Warrants as capital assets, you are present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met (in which case you will be subject to a 30% tax, or such lower rate as may be specified by an applicable income tax treaty, on the net gain derived from the disposition, which may be offset by your U.S.-source capital losses, if any); or

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•       we are or have been a “United States real property holding corporation”, or USRPHC, for U.S. federal income tax purposes unless an exception for 5% or less shareholders applies.

Gain that is effectively connected with your conduct of a trade or business within the United States (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment within the United States) generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. If you are a corporation, a “branch profits tax” of 30% (or a lower rate prescribed in an applicable income tax treaty) also may apply to such effectively connected gain.

A domestic corporation is treated as a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of (1) the fair market value of its United States real property interests, (2) the fair market value of its non-United States real property interests and (3) the fair market value of any other of its assets which are used or held for use in a trade or business. We believe that we are not currently, and have not been within the relevant testing period, a USRPHC. However, no assurance can be given that we will not become a USRPHC in the future. If we are a USRPHC or become a USRPHC in the future, a Non-U.S. Holder may still not be subject to U.S. federal income tax on a sale or other disposition if an exception for 5% or less shareholders applies. You are urged to consult your own tax advisor regarding the U.S. federal income tax considerations that could result if we are, or become, a USRPHC and with respect to the exception for 5% or less shareholders.

Information Reporting and Backup Withholding

Distributions on our common stock and the amount of tax withheld, if any, with respect to such distributions will generally be subject to information reporting. If you comply with certification procedures to establish that you are not a United States person, additional information reporting and backup withholding should not generally apply to distributions on our common stock and information reporting and backup withholding should not generally apply to the proceeds from a sale or other disposition of Warrants or shares of our common stock. Generally, a Non-U.S. Holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable, (or other applicable IRS Form W-8) or otherwise meets documentary evidence requirements for establishing that it is a Non-U.S. Holder, or otherwise establishes an exemption. The amount of any backup withholding will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Sale or Other Disposition of Our Common Stock

In general, you will not be subject to U.S. federal income tax on any gain realized on a sale of shares of our common stock unless:

•	the gain is effectively connected with your conduct of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a permanent establishment in the United States);

•	you are an individual, you hold your Subscription Rights, shares of common stock as capital assets, you are present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes unless an exception for 5% or less shareholders applies.

Gain that is effectively connected with your conduct of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a permanent establishment within the United States) generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. If you are a corporation, a “branch profits tax” of 30% (or a lower rate prescribed in an applicable income tax treaty) also may apply to such effectively connected gain.

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A domestic corporation is treated as a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of (1) the fair market value of its United States real property interests, (2) the fair market value of its non-United States real property interests and (3) the fair market value of any other of its assets which are used or held for use in a trade or business. We believe that we are not currently, and have not been within the relevant testing period, a USRPHC. However, no assurance can be given that we will not become a USRPHC in the future. If we are a USRPHC or become a USRPHC in the future, a Non-U.S. Holder may still not be subject to U.S. federal income tax on a sale or other disposition if an exception for 5% or less shareholders applies. You are urged to consult your own tax advisor regarding the U.S. federal income tax considerations that could result if we are, or become, a USRPHC and with respect to the exception for 5% or less shareholders.

Information Reporting and Backup Withholding

Distributions on our common stock and the amount of tax withheld, if any, with respect to such distributions will generally be subject to information reporting. If you comply with certification procedures to establish that you are not a United States person, additional information reporting and backup withholding should not apply to distributions on our common stock and information reporting and backup withholding should not apply to the proceeds from a sale or other disposition of shares of our common stock. The amount of any backup withholding will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

FATCA

Payments of dividends on our common stock to a Non-U.S. Holder will be subject to a 30% withholding tax if the Non-U.S. Holder fails to provide the withholding agent with documentation sufficient to show that it is compliant with FATCA. Generally, such documentation is provided on an executed and properly completed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. If dividends are subject to the 30% withholding tax under FATCA, they will not be subject to the 30% withholding tax described above under “Tax Consequences to Non-U.S. Holders-Taxation of Distributions on Common Stock.” Starting in 2019, payments of the gross proceeds from a sale or exchange of our common stock or other securities may also be subject to FATCA withholding absent proof of FATCA compliance prior to January 1, 2019.

THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT TAX ADVICE. HOLDERS OF SUBSCRIPTION RIGHTS AND SHARES OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES UNDER FEDERAL ESTATE AND GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS AND TAX TREATIES OF THE RECEIPT, OWNERSHIP AND EXERCISE OF SUBSCRIPTION RIGHTS AND THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK AND WARRANTS ACQUIRED UPON EXERCISE OF SUBSCRIPTION RIGHTS AND SHARES OF OUR COMMON STOCK ACQUIRED UPON EXERCISE OF THE WARRANTS.

115

DESCRIPTION OF SECURITIES

Common Stock

We have 200,000,000 shares of authorized common stock. As of December 31, 2016, there were 42,696,000 shares of common stock issued and outstanding, as well as:

•	3,677,000 shares of common stock issuable upon the exercise of stock options outstanding at December 31, 2016 with a weighted average exercise price of $7.21 per share;

•	2,629,000 shares of common stock reserved for future issuance to our employees under the Company’s 2011 Equity Incentive Plan;

•	131,000 shares of common stock issuable upon the settlement of restricted stock units outstanding at December 31, 2016;

•	1,840,000 shares of common stock issuable upon the exercise of warrants outstanding at December 31, 2016 with a weighted average exercise price of $7.72 per share;

•	109,000 shares of common stock reserved for future issuance to our employees under the Company’s Employee Stock Purchase Plan.

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our shareholders and cumulative voting rights in the election of our directors. Under California law, in any election of directors, each shareholder is entitled to cumulative voting at such election. This means that each shareholder may cast, in person or by proxy, as many votes in the aggregate as that shareholder is entitled to vote, multiplied by the number of directors to be elected. A shareholder is entitled and can elect to cast all of his or her votes for any director or for any two or more as the shareholder would choose. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends declared by our Board of Directors out of assets legally available. Upon our liquidation, dissolution, or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then-outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock offered, as well as shares acquired upon exercise of Warrants, when issued, will be fully paid and nonassessable.

The shares of common stock that are purchased in the Rights Offering will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration (DRS) account statement from our transfer agent reflecting ownership of shares if you are a holder of record of shares. The Subscription Agent will arrange for the issuance of the common stock as soon as practicable after the expiration of the Rights Offering, payment for the shares subscribed for has cleared, and all prorating calculations and reductions contemplated by the terms of the Rights Offering have been effected. If you hold your shares of common stock in the name of a custodian bank, broker, dealer, or other nominee, DTC will credit your account with your nominee with the common stock you purchased in the Rights Offering.

116

Preferred Stock

We have 10,000,000 shares of authorized preferred stock, no par value, none of which none was issued or outstanding at December 31, 2016. We may issue preferred stock, in series, with such designations, powers, preferences and none other rights and qualifications, limitations or restrictions as our Board of Directors may authorize, without further action by our shareholders.

The issuance of preferred stock with certain voting, conversion and/or redemption rights could adversely affect the rights of holders of our common stock, including with respect to voting, dividends and liquidation.  Preferred stock could also be issued quickly with terms calculated to delay, defer, or prevent a change in control of Second Sight or to make removal of management more difficult.  Additionally, the issuance of preferred stock may decrease the market price of our common stock.

Warrants Included in Units Issuable in the Rights Offering

The Warrants to be issued as a part of the Rights Offering and sold by us will entitle the holder to purchase one share of common stock at an exercise price equal to the Subscription Price from the date of issuance through its expiration five years after the date of issuance. We intend to apply to list the Warrants for trading on The Nasdaq Stock Market, although we cannot guarantee that our listing application will be approved. Even if our listing application is approved, we cannot guarantee that a trading market for the Warrants will develop.

We may call the Warrants for redemption, in whole and not in part, at a price of $0.01 per Warrant, at any time after their two year anniversary of issuance, upon not less than 30 days’ prior written notice of redemption to each Warrant holder, provided that, (i) the closing price of the common stock equals or exceeds 200% of the Subscription Price, subject to adjustment, per share, for 15 consecutive trading days and (ii) all of our independent directors vote in favor of a warrants redemption. The Warrants will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration (DRS) account statement from our transfer agent reflecting your ownership of the Warrants. If you hold your shares of common stock in the name of a custodian bank, broker, dealer, or other nominee or purchase shares of common stock, DTC will credit your account with your nominee with the securities you purchased in the Rights Offering.

The Warrants will be exercisable by paying the exercise price in cash only; the Warrants will not include a cashless exercise provision.

The exercise price of the Warrants and the number of shares of common stock issuable upon exercise of the Warrants are subject to adjustment in certain circumstances, including a stock split of, stock dividend on, or a subdivision, combination or recapitalization of the common stock or as a result of certain Fundamental Transactions, as defined in the Warrant Agreement.

Under the terms of the Warrant Agreement, we have committed to maintain a registration statement to permit the exercise of the Warrants and, therefore, be able to deliver free trading shares upon the exercise of the Warrants. There is no assurance that we will be able to do so, and consequently we would be in breach of the Warrant Agreement. If we are unable to maintain such a registration statement, we will not be able to permit the exercise of the Warrants. As a consequence, the Warrants may be of little or no value.

No public market currently exists for the Warrants. Therefore, even if our application to list the Warrants on Nasdaq is approved, we cannot assure you that a trading market for the Warrants will develop.

The Warrants do not confer upon the holder any voting or any other rights of a shareholder of the Company. A holder of the Warrants will not have any rights as a shareholder until the Warrants have been exercised in accordance with their terms and the shares of common stock purchased thereby have been issued.

The Warrants will be issued pursuant to a warrant agreement by and between us and VStock Transfer, LLC, as the warrant agent. A copy of the Warrant Agreement form and form of warrant underlying the Units is attached as an exhibit to the registration statement of which this prospectus is a part, and will be available on SEC’s EDGAR database and copies of the Warrant are available at the offices of the Company and warrant agent. The foregoing description of the Warrants is qualified by the terms of the Warrant agreement.

117

Certain Provisions of our Charter and Bylaws

Certain provisions of our articles of incorporation and our amended and restated bylaws described below may have the effect of delaying, deferring, or discouraging another party from acquiring control of us. Our articles of incorporation and amended and restated bylaws provide that:

•	Our Board of Directors is authorized to issue preferred stock without shareholder approval; and

•	We will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

Transfer Agent and Warrant Agent

The transfer agent, warrant agent and registrar for our common stock is VStock Transfer LLC, 18 Lafayette Place, Woodmere, New York 11598. VStock Transfer LLC will also act as transfer agent and registrar for the Warrants.

118

PLAN OF DISTRIBUTION

On or about February 15, 2017, we will distribute the Subscription Rights, Rights Certificates and copies of this prospectus to the holders of our common stock on the Record Date. Subscription Rights holders who wish to exercise their Subscription Rights and purchase Units must complete the Subscription Rights Certificate and return it with payment for the Units to the Subscription Agent at the following address:

By mail:	By hand or overnight courier:
Broadridge, Inc.	Broadridge, Inc.
Attention: BCIS Re-Organization Dept.	Attention: BCIS IWS
P.O. Box 1317	51 Mercedes Way
Brentwood, New York 11717-0693	Edgewood, New York 11717
(855) 793-5068 (toll free)	(855) 793-5068 (toll free)

See “The Rights Offering—Methods for Exercising Subscription Rights.”

If you have any questions, you should contact our Information Agent for the Rights Offering:

Broadridge, Inc.

Attention: BCIS Re-Organization Dept.

P.O. Box 1317

Brentwood, New York 11717-0693

(855) 793-5068 (toll free)

Other than as described in this prospectus, we do not know of any existing agreements between any shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the underlying common stock and warrants.

119

EXPERTS

The financial statements of Second Sight Medical Products, Inc. for the years ended December 31, 2015 and December 31,2014, included in this prospectus, have been audited by Gumbiner Savett Inc., an independent registered public accounting firm, as set forth in their report dated March 11, 2016. We have included these financial statements in this prospectus in reliance upon the report of Gumbiner Savett, Inc., given upon such firm’s authority as experts in auditing and accounting.

LEGAL MATTERS

The validity of any securities offered by this prospectus will be passed upon for us by Law Offices of Aaron A. Grunfeld & Associates, Los Angeles, California. Aaron A. Grunfeld owns 39,848 shares of common stock and options to purchase 70,000 shares of common stock. Certain matters regarding the material U.S. federal income tax consequences of the rights offering have been passed upon for us by Herbert D. Sturman, Attorney At Law, Los Angeles, California. Herbert D. Sturman beneficially owns approximately 196,376 shares of our common stock.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC under the Securities Act of 1933, as amended. This prospectus is part of the registration statement but the registration statement includes additional information and exhibits. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any document we file with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The website address is www.sec.gov. The information on the SEC’s website is not part of this prospectus, and any references to this website or any other website are inactive textual references only.

120

You may request a copy of any or all of the documents incorporated by reference but not delivered with this prospectus, at no cost, by writing or telephoning us at the following address and number: Investor Relations, Second Sight Medical Products, Inc., 12744 San Fernando Road, Suite 400, Sylmar, California 91342, telephone (818) 833-5000. We will not, however, send exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. We also maintain a website at www.secondsight.com. However, the information on our website is not part of this prospectus and should not be relied upon with respect to this offering.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the company, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

121

SECOND SIGHT MEDICAL PRODUCTS, INC.

AND SUBSIDIARY

F-1

SECOND SIGHT MEDICAL PRODUCTS, INC.

AND SUBSIDIARY

Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2016	2015
	(unaudited)
ASSETS
Current assets:
Cash	$277	$239
Money market funds	17,546	15,721
Accounts receivable, net	447	1,501
Inventories, net	5,810	8,209
Prepaid expenses and other current assets	603	1,094
Total current assets	24,683	26,764

Property and equipment, net	1,527	1,432
Deposits and other assets	55	49
Total assets	$26,265	$28,245

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$694	$710
Accrued expenses	1,711	2,068
Accrued compensation expenses	2,055	2,069
Accrued clinical trial expenses	555	616
Deferred revenue	195	322
Deferred grant revenue	456	2,197
Total current liabilities	5,666	7,982

Commitments and contingencies

Stockholders' equity:
Preferred stock, no par value, 10,000 shares authorized; none outstanding	-	-
Common stock, no par value, 200,000 shares authorized; shares issued and outstanding: 42,247 and 35,942 at September 30, 2016 and December 31, 2015, respectively	186,618	166,049
Common stock to be issued	87	205
Additional paid-in capital	29,911	27,277
Notes receivable to finance stock option exercises	(2)	(5)
Accumulated other comprehensive loss	(524)	(581)
Accumulated deficit	(195,491)	(172,682)
Total stockholders' equity	20,599	20,263

Total liabilities and stockholders' equity	$26,265	$28,245

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-2

SECOND SIGHT MEDICAL PRODUCTS, INC.

AND SUBSIDIARY

Condensed Consolidated Statements of Operations (unaudited)

(In thousands, except per share data)

	Nine Months Ended
	September 30,
	2016	2015

Net sales	$3,270	$6,588
Cost of sales	6,768	3,622
Gross profit (loss)	(3,498)	2,966

Operating expenses:
Research and development, net of grants	3,266	2,490
Clinical and regulatory	1,955	2,543
Selling and marketing	6,473	6,425
General and administrative	7,635	6,079
Total operating expenses	19,329	17,537

Loss from operations	(22,827)	(14,571)

Interest income	19	1
Other income (expense), net	(1)	25

Net loss	$(22,809)	$(14,545)

Net loss per common share - basic and diluted	$(0.57)	$(0.41)

Weighted average common shares outstanding - basic and diluted	39,929	35,555

The accompanying notes are an integral part of these condensed consolidated financial statements

F-3

SECOND SIGHT MEDICAL PRODUCTS, INC.

AND SUBSIDIARY

Condensed Consolidated Statements of Comprehensive Loss (unaudited)

	Nine Months Ended
	September 30,
	2016	2015

Net loss	$(22,809)	$(14,545)

Other comprehensive income (loss):
Foreign currency translation adjustments	57	(72)
Comprehensive loss	$(22,752)	$(14,617)

The accompanying notes are an integral part of these condensed consolidated financial statements

F-4

SECOND SIGHT MEDICAL PRODUCTS, INC.

AND SUBSIDIARY

Condensed Consolidated Statements of Cash Flows (unaudited)

 (In thousands)

	Nine Months Ended
	September 30,
	2016	2015

Cash flows from operating activities:
Net loss	$(22,809)	$(14,545)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	311	231
Stock-based compensation	2,581	1,918
Bad debt expense	191	-
Excess inventory reserve	2,611	-
Common stock issuable for services	206	233
Changes in operating assets and liabilities:
Accounts receivable	874	(600)
Inventories	(166)	(2,416)
Prepaid expenses and other assets	492	195
Accounts payable	(16)	31
Accrued expenses	(377)	469
Accrued compensation expenses	(15)	888
Accrued clinical trial expenses	(61)	68
Deferred revenue	(135)	184
Deferred grant revenue	(1,741)	(1,308)
Net cash used in operating activities	(18,054)	(14,652)

Cash flows from investing activities:
Purchases of property and equipment	(406)	(578)
(Investment) proceeds from money market funds	(1,820)	12,599
Net cash provided by (used) in investing activities	(2,226)	12,021

Cash flows from financing activities:
Net proceeds from rights offering	19,483	-
Proceeds from the exercise of options, warrants and employee stock purchase plan options	816	2,476
Payment of employment taxes related to stock option exercises	-	(124)
Net cash provided by financing activities	20,299	2,352

Effect of exchange rate changes on cash	19	(72)
Cash:
Net increase (decrease)	38	(351)
Balance at beginning of period	239	619
Balance at end of period	$277	$268

Supplemental cash flow information:
Non-cash financing and investing activities:
Fair value of stock options issued for services rendered in connection with rights offering	$53	$-

The accompanying notes are integral part of these condensed consolidated financial statements.

F-5

SECOND SIGHT MEDICAL PRODUCTS, INC.

AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements (unaudited)

Nine Months Ended September 30, 2016 and 2015

1.  Organization and Business Operations

Second Sight Medical Products, Inc. (“Second Sight” or “the Company”), was founded in 1998 as a limited liability company and was subsequently incorporated in the State of California in 2003. Second Sight develops, manufactures and markets implantable prosthetic devices that can restore some functional vision to patients blinded by outer retinal degenerations, such as Retinitis Pigmentosa.

In 2007, Second Sight formed Second Sight (Switzerland) Sarl, initially to manage clinical trials for its products in Europe, and later to manage sales and marketing in Europe and the Middle East. As the laws of Switzerland require at least two corporate stockholders, Second Sight (Switzerland) Sarl is 99.5% owned directly by the Company and 0.5% owned by an executive of Second Sight, who is acting as a nominee of the Company. Accordingly, Second Sight (Switzerland) Sarl is considered 100% owned for financial statement purposes and is consolidated with Second Sight for all periods presented.

Since its inception, the Company has generated limited revenues from the sale of products and has financed its operations primarily through the issuance of common stock, convertible debt (which has been converted into common stock), and grants primarily from government agencies.

Going Concern

The Company’s financial statements have been presented on the basis that its business is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is subject to the risks and uncertainties associated with a business with one product line and limited commercial product revenues, including limitations on the Company’s operating capital resources and uncertain demand for its products. The Company has incurred recurring operating losses and negative operating cash flows since inception, and it expects to continue to incur operating losses and negative operating cash flows for at least the next few years. The Company’s independent registered public accounting firm, in its report on the Company’s 2015 consolidated financial statements, raised substantial doubt about the Company’s ability to continue as a going concern.

In June 2016, the Company successfully completed a Rights Offering to existing stockholders, raising proceeds of $19.5 million net of cash offering costs, and selling 5,978,465 shares of common stock at $3.315 per share, representing 85% of the Company’s stock price at the close of the rights offering. The Company believes that it has sufficient funds to last through the end of the second quarter of 2017. In order to continue business operations past that point, the Company currently anticipates that it will need to raise additional debt and/or equity capital during the next several months. However, there can be no assurances that the Company will be able to secure any such additional financing on acceptable terms and conditions, or at all. If cash requirements, the Company would be required to scale back or discontinue its technology and product development programs and/or clinical trials, or obtain funds, if available (although there can be no certainty), through strategic alliances that may require the Company to relinquish rights to its products, or to discontinue its operations entirely

2.   Basis of Presentation, Significant Accounting Policies and Recent Accounting Pronouncements

Basis of Presentation

The condensed consolidated financial statements of Second Sight Medical Products, Inc. (“Second Sight” or “the Company”) at September 30, 2016, and for the nine months ended September 30, 2016 and 2015, are unaudited. The accompanying unaudited interim condensed financial statements and information have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management of the Company, all adjustments (including normal recurring adjustments) have been made that are necessary to present fairly the financial position of the Company as of September 30, 2016, and the results of its operations for the nine months ended September 30, 2016 and 2015, and its cash flows for the nine months ended September 30, 2016 and 2015. These financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2015 included elsewhere in this document. Operating results for the interim periods presented are not necessarily indicative of the results to be expected for a full fiscal year. The condensed consolidated balance sheet at December 31, 2015 has been derived from the Company’s audited consolidated financial statements at such date.

F-6

Significant Accounting Policies

The Company’s significant accounting policies are set forth in Note 2 of the audited financial statements for the year ended December 31, 2015 included elsewhere in this document.

Recent Accounting Pronouncements

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230), which updates the guidance as to how certain cash receipts and cash payments should be presented and classified. The update is intended to reduce the existing diversity in practice. The amended guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017, with early adoption permitted, including adoption in an interim period. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which requires measurement and recognition of expected versus incurred credit losses for financial assets held. ASU 2016-13 is effective for the Company in the first quarter of fiscal 2020 with early adoption permitted beginning in the first quarter of fiscal 2019. The Company is currently evaluating the impact the adoption of this standard will have on its consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting (Topic 718), a new standard that changes the accounting for certain aspects of share-based payments to employees. The new guidance requires excess tax benefits and tax deficiencies to be recorded in the income statement when the awards vest or are settled. In addition, cash flows related to excess tax benefits will no longer be separately classified as a financing activity apart from other income tax cash flows. The standard also allows the Company to repurchase more of an employee’s shares for tax withholding purposes without triggering liability accounting, clarifies that all cash payments made on an employee’s behalf for withheld shares should be presented as a financing activity on the cash flow statement, and provides an accounting policy election to account for forfeitures as they occur. The new standard is effective for the annual periods beginning after December 15, 2016, and interim periods within those annual periods with early adoption permitted. The Company is currently evaluating the impact of the standard on the Company’s financial statements.

Management does not believe that any recently issued, but not yet effective, accounting standards, if adopted, will have a material effect on the financial statements.

3. Concentration of Risk

Credit Risk

Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash, money market funds, and trade accounts receivable. The Company maintains cash and money market funds with financial institutions that management deems reputable, and at times, cash balances may be in excess of Federal Deposit Insurance Corporation and Securities Investor Protection Corporation insurance limits. The Company extends differing levels of credit to customers, and typically does not require collateral.

The Company also maintains a cash balance at a bank in Switzerland, which is insured up to an amount specified by the deposit insurance agency of Switzerland.

F-7

Customer Concentration

During the nine months ended September 30, 2016 and 2015 (unaudited), the following customers comprised more than 10% of revenues:

	Nine Months	Nine Months
	Ended	Ended
	September 30, 2016	September 30, 2015

Customer 1	8%	1%
Customer 2	3%	2%
Customer 3	16%	15%
Customer 4	5%	8%
Customer 5	3%	10%
Customer 6	10%	1%

As of September 30, 2016 and December 31, 2015, the following customers comprised more than 10% of accounts receivable:

	September 30,	December31,
	2016	2015
	(unaudited)
Customer 1	37%	0%
Customer 2	29%	17%
Customer 3	21%	0%
Customer 4	15%	3%
Customer 5	0%	19%
Customer 6	0%	10%
Customer 7	0%	10%
Customer 8	0%	10%

Geographic Concentration

During the nine months ended September 30, 2016 and 2015 (unaudited), regional revenue, based on customer location, consisted of the following:

	Nine Months	Nine Months
	Ended	Ended
	September 30, 2016	September 30, 2015

United States	47%	46%
Germany	15%	5%
Italy	21%	20%
France	8%	18%
Canada	3%	6%
Turkey	5%	3%

F-8

Sources of Supply

Several of the components, materials and services used in the Company’s current Argus II product are available from only one supplier, and substitutes for these items cannot be obtained easily or would require substantial design or manufacturing modifications. Any significant problem experienced by one of the Company’s sole source suppliers could result in a delay or interruption in the supply of components to the Company until that supplier cures the problem or an alternative source of the component is located and qualified. Even where the Company could qualify alternative suppliers, the substitution of suppliers may be at a higher cost and create time delays that impede the commercial production of the Argus II and impact the Company’s abilities to deliver its products as may be timely required to meet demand.

Foreign Operations

The accompanying condensed consolidated financial statements as of September 30, 2016 (unaudited) and December 31, 2015 include assets amounting to $2,228,000 and $3,041,000, respectively, relating to operations of the Company’s subsidiary based in Switzerland. It is possible that unanticipated events in foreign countries could disrupt the Company’s operations.

4. Money Market Funds

The authoritative guidance with respect to fair value establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels, and requires that assets and liabilities carried at fair value be classified and disclosed in one of three categories, as presented below. Disclosure as to transfers in and out of Levels 1 and 2, and activity in Level 3 fair value measurements, is also required.

Level 1. Observable inputs such as quoted prices in active markets for an identical asset or liability that the Company has the ability to access as of the measurement date. Financial assets and liabilities utilizing Level 1 inputs include active-exchange traded securities and exchange-based derivatives.

Level 2. Inputs, other than quoted prices included within Level 1, which are directly observable for the asset or liability or indirectly observable through corroboration with observable market data. Financial assets and liabilities utilizing Level 2 inputs include fixed income securities, non-exchange based derivatives, mutual funds, and fair-value hedges.

Level 3. Unobservable inputs in which there is little or no market data for the asset or liability which requires the reporting entity to develop its own assumptions. Financial assets and liabilities utilizing Level 3 inputs include infrequently-traded non-exchange-based derivatives and commingled investment funds, and are measured using present value pricing models.

Money market funds are the only financial instrument measured and recorded at fair value on the Company’s balance sheet, and they are considered Level 1 valuation securities. The following table presents money market funds at their level within the fair value hierarchy at September 30, 2016 and December 31, 2015 (in thousands):

	Total	Level 1	Level 2	Level 3

September 30, 2016 (unaudited):
Money market funds	$17,546	$17,546	$—	$—

December 31, 2015:
Money market funds	$15,721	$15,721	$—	$—

F-9

5.  Selected Balance Sheet Detail

Inventories, net

Inventories consisted of the following at (in thousands):

	September 30,	December 31,
	2016	2015
	(unaudited)
Raw materials	$470	$575
Work in process	4,920	5,028
Finished goods	3,499	3,156

	8,889	8,759

Allowance for excess and obsolescence	(3,079)	(550)
Inventories, net	$5,810	$8,209

Property and equipment, net of accumulated depreciation and amortization

Property and equipment consisted of the following at (in thousands):

	September 30,	December 31,
	2016	2015
	(unaudited)
Laboratory equipment	$3,594	$3,369
Computer hardware and software	2,117	1,960
Leasehold improvements	533	508
Furniture, fixtures and equipment	135	135

	6,379	5,972
Accumulated depreciation and amortization	(4,852)	(4,540)

Property and equipment, net	$1,527	$1,432

6. Long Term Investor Right

Investors who purchased shares in the Company’s IPO, and who complied with certain terms and conditions, such as holding their IPO shares in their name during the twenty-four month period following the closing of the IPO, are entitled under certain conditions to receive up to one additional share for each share they purchased in the IPO. For a more complete discussion of the Long Term Investor Right, see Note 2 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

As of September 30, 2016, the Company identified investors who had perfected and maintained Long Term Investor Rights in 1,181,927 shares of common stock that were acquired as part of the Company’s IPO. The highest average closing price for the Company’s common stock on NASDAQ during any consecutive 90 day period ended on or before September 30, 2016 was $13.96. Based on this average closing stock price, an investor who purchased shares as part of the IPO, and who has perfected its Long Term Investor Right, would be entitled to 0.2894 shares for each share purchased in the IPO, rounded up to the next whole share, which represents an aggregate maximum of 342,089 shares that are potentially issuable by the Company pursuant to the Long Term Investor Right at that date. The actual number of common shares issuable pursuant to the Long Term Investor Right is dependent on the future stock price of the Company over the two year period subsequent to the November 24, 2014 closing date of the IPO, and could be as high as 342,089 shares and as low as zero shares. See Note 11.

F-10

The Long Term Investor Right is an equity instrument that will be accounted for as a component of the actual price per common share paid by the investor in the IPO. For basic earnings per share, the common shares associated with the Long Term Investor Right are treated as contingently issuable shares and are not being included in basic earnings per share until the actual number of shares can be calculated and the shares have been issued.

7. Equity Securities

Common Stock Issuable

Beginning with services rendered in 2014, and with payments in June 2015 and 2016, non-employee members of the Board of Directors are paid for their services in common stock on June 1 of each year based on the average closing prices for the immediately preceding twenty trading days. As of September 30, 2016, the Company accrued $87,000 for these services, which equates to 26,274 shares. These shares have not yet been issued and are excluded from the calculation of weighted average common shares outstanding for EPS purposes.

Potentially Dilutive Common Stock Equivalents

At September 30, 2016 and 2015 (unaudited), the Company excluded the outstanding securities summarized below, which entitle the holders thereof to ultimately acquire shares of common stock, from its calculations of earnings per share and weighted average shares outstanding, as their effect would have been anti-dilutive (in thousands).

	September 30,	September 30,
	2016	2015

Long Term Investor Rights	342	412
Underwriter’s warrants	802	802
Warrants associated with convertible debt	1,038	1,038
Common stock options	3,669	3,505
Restricted stock units	142	190
Employee stock purchase plan	109	75

Total	6,102	6,022

Rights Offering

In June 2016, the Company completed a Rights Offering to existing stockholders by selling 5,978,465 shares of common stock. The Company evaluated the financial impact of FASB ASC 260, "Earnings per Share," which states, among other things, that if a rights issue is offered to all existing stockholders at an exercise price that is less than the fair value of the stock, then the weighted average shares outstanding and basic and diluted earnings per share shall be adjusted retroactively to reflect the bonus element of the rights offering for all periods presented. The Company determined that the application of this specific provision of ASC 260 was immaterial to previously issued financial statements and, therefore, did not retroactively adjust previously reported weighted average shares outstanding and basic and diluted earnings per share.

8. Warrants

A summary of warrant activity for the nine months ended September 30, 2016 (unaudited) is presented below (in thousands, except per share and contractual life data).

			Weighted Average
		Weighted	Remaining
	Number of	Average	Contractual
	Shares	Exercise Price	Life (in Years)
Warrants outstanding at December 31, 2015	1,840	$7.72	2.80
Granted	—
Exercised	—
Forfeited or expired	—

Warrants outstanding at September 30, 2016	1,840	$7.72	2.06

Warrants exercisable at September 30, 2016	1,840	$7.72	2.06

F-11

The intrinsic value of warrants outstanding at September 30, 2016 was $0. During the nine months ended September 30, 2016, no warrants were exercised.

9. Stock-Based Compensation

On May 10, 2016, the stockholders approved amendments to the Company’s 2011 Equity Incentive Plan that (i) increase the maximum number of shares of common stock that may be issued under the Plan from 6.0 million shares to 7.5 million shares, (ii) allow issuance of Restricted Stock Units, and (iii) permit repricing and exchanges of options at the discretion of the Board of Directors.

Under the 2003 Plan, as restated in June 2011, the Company was authorized to issue options covering up to 3,500,000 common stock shares. Effective June 1, 2011, the Company adopted the 2011 Equity Incentive Plan (the “2011 Plan”). The maximum number of shares with respect to which options may be granted under the 2011 Plan is 7,500,000 shares, which is offset and reduced by options previously granted under the 2003 Plan. The option price is determined by the Board of Directors but cannot be less than the fair value of the shares at the grant date. Generally, the options vest ratably over either four or five years and expire ten years from the grant date. Both plans provide for accelerated vesting if there is a change of control, as defined in the plans.

A summary of stock option activity for the nine months ended September 30, 2016 (unaudited) is presented below (in thousands, except per share and contractual life data).

			Weighted Average
		Weighted	Remaining
	Number of	Average	Contractual
	Shares	Exercise Price	Life (in Years)
Options outstanding at December 31, 2015	3,472	$8.01	6.39
Granted	690	$4.33
Exercised	(96)	$5.00
Forfeited or expired	(397)	$9.03

Options outstanding at September 30, 2016	3,669	$7.28	6.45

Options exercisable at September 30, 2016	1,934	$6.54	4.40

The estimated aggregate intrinsic value of stock options exercisable at September 30, 2016 was $0. As of September 30, 2016, there was $6.9 million of total unrecognized compensation cost related to outstanding stock options that will be recognized over a weighted average period of 2.84 years.

On January 1, 2015, the Company’s current Chairman, who at the time was the Chief Executive Officer, exercised stock options on a cashless basis to purchase 59,063 shares of common stock at an exercise price of $4.75 per share. Based on the closing market price of the Company’s common stock of $10.26 on December 31, 2014, the Chief Executive Officer tendered 27,344 shares of common stock that he owned to satisfy the aggregate exercise price and surrendered 12,055 shares of common stock to satisfy the related $123,684 income and payroll tax withholding amounts related to the transaction.

During the nine months ended September 30, 2016, the Company granted stock options to purchase 659,973 shares of common stock to certain employees and contractors. The options are exercisable for a period of ten years from the date of grant at prices ranging from $3.44 to $5.16 per share, which was the fair value of the Company’s common stock on the respective grant dates. The options vest over a period of four years. The fair value of these options, as calculated pursuant to the Black-Scholes option-pricing model, was determined to be $1,350,000 ($1.64 to $2.47 per share). Assumptions used in the model were an expected term of 6.25 years, volatility of 48.2%, a risk-free interest rate of 1.40% to 1.87%, and an expected dividend rate of 0%.  During the nine months ended September 30, 2016, the Company issued 95,493 shares of common stock through exercises of stock options that resulted in net proceeds of $479,000.

During the nine months ended September 30, 2016, the Company granted stock options to purchase 30,000 shares of common stock to an outside attorney in connection with his services relating to the Company’s rights offering to stockholders. The options have fully vested and are exercisable for a period of four years from the date of grant at a price of $5.23 per share, which was 125% of the fair value of the Company’s common stock on the grant date of January 14, 2016. The fair value of these options, as calculated pursuant to the Black-Scholes option-pricing model, was determined to be $53,000 ($1.77 per share). Assumptions used in the model were an expected term of 6.25 years, volatility of 48.2%, a risk-free interest rate of 1.87%, and an expected dividend rate of 0%.  The cost of these shares was treated as an issuance cost of the offering and was deducted from the gross proceeds from the offering.

F-12

During the first quarter of 2016, the Company recorded a charge of $55,000 to extend the exercise period of 98,681 vested options for one employee who resigned and became a consultant for the Company. All unvested options for this employee were terminated when this employee ceased full-time employment with the Company.

The following table summarizes Restricted Stock Unit (RSU) activity for the nine months ended September 30, 2016 (in thousands, except per share data):

		Weighted
		Average Grant
	Number	Date Fair Value
	of Awards	Per Share

Outstanding as of December 31, 2015	190	$12.43
Awarded	-	-
Vested	(48)	-
Forfeited/canceled	-	-
Outstanding as of September 30, 2016	142	$12.43

As of September 30, 2016, there was $1,699,000 of total unrecognized compensation cost related to the outstanding RSUs that will be recognized over a weighted average period of 2.88 years.

On August 18, 2016, of the 190,000 RSUs held by the Company’s Chief Executive Officer, 47,500 RSUs vested at a market price of $3.76 per share.

The Company adopted an employee stock purchase plan (“ESPP”) starting in June 2015 for all eligible employees. Under the ESPP, shares of the Company's common stock may be purchased at six-month intervals at 85% of the lower of the closing fair market value of the common stock (i) on the first trading day of the offering period or (ii) on the last trading day of the purchase period. An employee may purchase in any one calendar year shares of common stock having an aggregate fair market value of up to $25,000 determined as of the first trading day of the offering period. Additionally, a participating employee may not purchase more than 100,000 shares of common stock in any one offering period. At September 30, 2016, 154,225 shares had been issued under the plan. Proceeds from the purchase of stock under the plan totaled $337,000 for the nine months ended September 30, 2016.

The total stock-based compensation recognized for stock-based awards granted under the 2003 Plan and the 2011 Plan in the condensed consolidated statements of operations for the nine months ended September 30, 2016 and 2015 (unaudited) is as follows (in thousands):

F-13

	Nine Months	Nine Months
	Ended	Ended
	September 30, 2016	September 30, 2015
Cost of sales	$245	$265
Research and development	238	217
Clinical and regulatory	136	206
Selling and marketing	59	312
General and administrative	1,903	918
Total	$2,581	$1,918

10.  Litigation, Claims and Assessments

Seventeen oppositions have been filed by a third-party in the European Patent Office, each challenging the validity of a European patent owned or exclusively licensed by the Company. The outcome of the challenges is not certain, however, if successful, they may affect the Company's ability to block competitors from utilizing some of its patented technology in Europe. Management of the Company does not believe any successful challenges will have a material effect on the Company’s ability to manufacture and sell its products, or otherwise have a material effect on its operations.

The Company is party to litigation arising in the ordinary course of business. It is management's opinion that the outcome of such matters will not have a material effect on the Company's financial statements.

11. Subsequent Event

Long Term Investor Rights

Subsequent to November 24, 2016, the two-year anniversary of the Company’s IPO, the Company distributed 349,613 shares of its common stock to IPO investors who met the qualifying terms of the Long Term Investor Right (LTIR) as described in Note 6 above. The shares distributed in connection with the LTIR have been accounted for as an equity transaction in the Company’s consolidated statement of stockholders’ equity and had no impact on the consolidated statements of operations.

Stock Option Grants

In January 2017, the Company granted stock options to purchase 2,151,402 shares of common stock to employees, including 1,698,260 options that were granted to senior management of the Company. The options are exercisable for a period of ten years from the date of grant with exercise prices ranging from $1.53 to $1.97 per share. The options vest over a four year term, of which one-fourth vests on the one year anniversary of the date of grant and the remaining options vest quarterly over three years thereafter. The fair value of these options, as calculated pursuant to the Black-Scholes option-pricing model, was determined to be $2,012,162 (a weighted average of $0.94 per share).

F-14

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
of Second Sight Medical Products, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of Second Sight Medical Products, Inc. and Subsidiary (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficiency), and cash flows for each of the years in the three-year period ended December 31, 2015. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully discussed in Note 1 to the consolidated financial statements, the Company is subject to the risks and uncertainties associated with a new business and has incurred significant losses from operations since inception. The Company’s operations are dependent upon it raising additional funds through an equity offering or debt financing. The Company has no committed sources of capital and is not certain whether additional financing will be available when needed on terms that are acceptable, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Gumbiner Savett Inc.

March 11, 2016

Santa Monica, California

F-15

SECOND SIGHT MEDICAL PRODUCTS, INC.
AND SUBSIDIARY

Consolidated Balance Sheets

(In thousands)

	December 31,
	2015	2014
ASSETS
Current assets:
Cash	$239	$619
Money market funds	15,721	34,000
Accounts receivable	1,501	708
Inventories, net	8,209	5,722
Prepaid expenses and other current assets	1,094	927

Total current assets	26,764	41,976

Property and equipment, net	1,432	1,005
Deposits and other assets	49	88

Total assets	$28,245	$43,069

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$710	$513
Accrued expenses	2,068	1,412
Accrued compensation expense	2,069	1,362
Accrued clinical trial expense	616	489
Deferred revenue	322	600
Deferred grant revenue	2,197	4,075

Total current liabilities	7,982	8,451

Commitments and contingencies

Stockholders’ equity:
Preferred stock, no par value, 10,000 shares authorized; none outstanding	—	—
Common stock, no par value; 200,000 shares authorized; shares issued and outstanding: 35,942 and 35,241 at December 31, 2015 and December 31, 2014, respectively	166,049	163,171
Common stock to be issued	205	166
Additional paid-in capital	27,277	24,590
Notes receivable to finance stock option exercises	(5)	(171)
Accumulated other comprehensive loss	(581)	(474)
Accumulated deficit	(172,682)	(152,664)

Total stockholders’ equity	20,263	34,618

Total liabilities and stockholders’ equity	$28,245	$43,069

See accompanying notes to consolidated financial statements.

F-16

SECOND SIGHT MEDICAL PRODUCTS, INC.
AND SUBSIDIARY

Consolidated Statements of Operations

(In thousands, except per share data)

	Years Ended December 31,
	2015	2014	2013

Net sales	$8,950	$3,398	$1,565
Cost of sales	5,293	3,558	5,629
Gross profit (loss)	3,657	(160)	(4,064)

Operating expenses:
Research and development, net of grants	3,036	5,041	3,249
Clinical and regulatory	3,510	2,622	3,215
Selling and marketing	8,935	6,845	3,302
General and administrative	8,223	6,565	4,168
Total operating expenses	23,704	21,073	13,934

Loss from operations	(20,047)	(21,233)	(17,998)

Interest income	2	9	8
Other income, net	27	12	35
Interest expense on convertible promissory notes and loan payable	—	(1,957)	(1,589)
Amortization of discount on convertible promissory notes	—	(5,077)	(3,425)
Write-off of unamortized discount on conversion of convertible promissory notes	—	(6,955)	—

Net loss	$(20,018)	$(35,201)	$(22,969)

Net loss per common share – basic and diluted	$(0.56)	$(1.41)	$(1.02)

Weighted average shares outstanding – basic and diluted	35,637	25,053	22,521

See accompanying notes to consolidated financial statements.

F-17

SECOND SIGHT MEDICAL PRODUCTS, INC.
AND SUBSIDIARY

Consolidated Statements of Comprehensive Loss

(In thousands)

	Years Ended December 31,
	2015	2014	2013

Net loss	$(20,018)	$(35,201)	$(22,969)

Other comprehensive loss:
Foreign currency translation adjustments	(107)	(207)	(82)
Comprehensive loss	$(20,125)	$(35,408)	$(23,051)

See accompanying notes to consolidated financial statements.

F-18

SECOND SIGHT MEDICAL PRODUCTS, INC.
AND SUBSIDIARY

Consolidated Statements of Stockholders’ Equity (Deficiency)

(In thousands)

	Common Stock		Common Stock Issuable		Additional Paid- in	Notes Receivable for Stock Option	Accumulated Other Comprehensive	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Exercises	Loss	Deficit	(Deficiency)
Balance, December 31, 2012	22,375	$85,566	—	$—	$6,420	$(351)	$(185)	$(94,494)	$(3,044)
Issuance of shares of common stock in connection with private placement	343	2,400	—	—	—	—	—	—	2,400
Fair value of warrants issued in connection with convertible promissory notes	—	—	—	—	3,107	—	—	—	3,107
Fair value of beneficial conversion feature in connection with convertible promissory notes	—	—	—	—	10,488	—	—	—	10,488
Exercise of stock options	332	345	—	—	—	—	—	—	345
Stock-based compensation expense	—	—	—	—	770	—	—	—	770
Notes receivable, including amount due from officer of $100 for stock option exercises, net	—	—	—	—	—	(236)	—	—	(236)
Comprehensive loss
Net loss	—	—	—	—	—	—	—	(22,969)	(22,969)
Foreign currency translation adjustment	—	—	—	—	—	—	(82)	—	(82)
Comprehensive loss	—	—	—	—	—	—	(82)	(22,969)	(23,051)
Balance, December 31, 2013	23,050	$88,311	—	$—	$20,785	$(587)	$(267)	$(117,463)	$(9,221)
Issuance of common stock in connection with initial public offering	4,025	36,225	—	—	—	—	—	—	36,225
Issuance costs of initial public offering	—	(4,971)	—	—	—	—	—	—	(4,971)
Fair value of warrants issued in connection with initial public offering	—	—	—	—	2,772	—	—	—	2,772
Issuance of common stock in connection with conversion of convertible promissory notes	6,639	33,196	—	—	—	—	—	—	33,196
Issuance of common stock in connection with warrant exercise	2	10	—	—	—	—	—	—	10
Issuance of common stock in connection with private placement	1,300	9,099	—	—	—	—	—	—	9,099
Finders’ fee paid on private placement	64	451	—	—	(451)	—	—	—	—
Exercise of stock options	115	506	—	—	—	—	—	—	506
Stock-based compensation expense	—	—	—	—	1,475	—	—	—	1,475
Common stock cancelled	(1)	(9)	—	—	9	—	—	—	—
Stock issued in connection with professional services	22	178	—	—	—	—	—	—	178
Common stock issuable for services	—	—	16	166	—	—	—	—	166
Stock grant in connection with services by a director	25	175	—	—	—	—	—	—	175
Repayment of notes receivable for stock option exercises, net	—	—	—	—	—	(7)	—	—	(7)
Forgiveness of notes receivable from an officer for stock option exercises	—	—	—	—	—	423	—	—	423
Comprehensive loss
Net loss	—	—	—	—	—	—	—	(35,201)	(35,201)
Foreign currency translation adjustment	—	—	—	—	—	—	(207)	—	(207)
Comprehensive loss	—	—	—	—	—	—	(207)	(35,201)	(35,408)
Balance, December 31, 2014	35,241	$163,171	16	$166	$24,590	$(171)	$(474)	$(152,664)	$34,618

F-19

SECOND SIGHT MEDICAL PRODUCTS, INC.
AND SUBSIDIARY

Consolidated Statements of Stockholders’ Equity (Deficiency)

(In thousands)

(Continued)

	Common Stock		Common Stock Issuable		Additional Paid- in	Notes Receivable for Stock Option	Accumulated Other Comprehensive	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Exercises	Loss	Deficit	(Deficiency)
Issuance of common stock in connection with cashless exercise of warrants	1	—	—	—	—	—	—	—	—
Issuance of common stock in connection with warrant exercise	140	702	—	—	—	—	—	—	702
Issuance of common stock in connection with Employee Stock Purchase Plan	53	226	—	—	—	—	—	—	226
Exercise of stock options	574	2,782	—	—	—	—	—	—	2,782
Stock-based compensation expense	—	—	—	—	2,687	—	—	—	2,687
Common stock tendered to exercise stock options	(78)	(993)	—	—	—	—	—	—	(993)
Stock issued or issuable in connection with professional services	23	285	17	39	—	—	—	—	324
Common stock tendered to pay taxes on stock option exercise	(12)	(124)	—	—	—	—	—	—	(124)
Repayment of notes receivable for stock option exercises, net	—	—	—	—	—	166	—	—	166
Comprehensive loss
Net loss	—	—	—	—	—	—	—	(20,018)	(20,018)
Foreign currency translation adjustment	—	—	—	—	—	—	(107)	—	(107)
Comprehensive loss	—	—	—	—	—	—	(107)	(20,018)	(20,125)

Balance, December 31, 2015	35,942	$166,049	33	$205	$27,277	$(5)	$(581)	$(172,682)	$20,263

See accompanying notes to consolidated financial statements.

F-20

SECOND SIGHT MEDICAL PRODUCTS, INC.
AND SUBSIDIARY

Consolidated Statements of Cash Flows

(In thousands)

	Years Ended December 31,
	2015	2014	2013
Cash flows from operating activities:
Net loss	$(20,018)	$(35,201)	$(22,969)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	335	279	316
Stock-based compensation	2,687	1,475	770
Stock grant in connection with services by a director	—	175	—
Forgiveness of notes receivable related to stock option exercise	—	423	—
Amortization of discount on convertible notes payable	—	5,077	3,425
Non-cash interest accrued on convertible notes payable	—	1,952	1,589
Write off of unamortized discount on conversion of convertible promissory notes	—	6,955	—
Common stock issued for research and development agreement	—	9	—
Common stock issuable for services	324	166	—
Changes in operating assets and liabilities:
Restricted cash	—	—	163
Accounts receivable	(793)	(239)	(148)
Grants receivable	—	—	47
Inventories	(2,488)	(3,375)	(560)
Prepaid expenses and other assets	(127)	(556)	(34)
Accounts payable	197	199	(417)
Accrued expenses	656	749	176
Accrued compensation expenses	707	216	284
Accrued clinical trial expenses	127	(2)	29
Deferred revenue	(278)	531	(98)
Deferred grant revenue	(1,878)	4,075	—
Net cash used in operating activities	(20,549)	(17,092)	(17,427)
Cash flows from investing activities:
Purchases of property and equipment	(762)	(560)	(246)
Proceeds (investment) in money market funds	18,279	(25,388)	(4,302)
Net cash provided (used) in investing activities	17,517	(25,948)	(4,548)
Cash flows from financing activities:
Proceeds from sale of common stock	—	43,295	2,400
Proceeds from exercise of options, warrants and employee stock purchase plan options	2,883	509	109
Repayment of convertible promissory note	—	—	(54)
Proceeds from issuance of convertible notes payable	—	—	19,519
Payment of employment taxes related to stock option exercises	(124)	—	—
Net cash provided by financing activities	2,759	43,804	21,974
Effect of exchange rate changes on cash	(107)	(207)	(82)
Cash:
Net increase (decrease)	(380)	557	(83)
Balance at beginning of year	619	62	145
Balance at end of year	$239	$619	$62

See accompanying notes to consolidated financial statements.

F-21

SECOND SIGHT MEDICAL PRODUCTS, INC.
AND SUBSIDIARY

Consolidated Statements of Cash Flows

(In thousands)

	Years Ended December 31,
	2015	2014	2013

Supplemental cash flow information:

Non-cash financing and investing activities:
Fair value of warrants issued in connection with convertible promissory notes	$—	$—	$3,107
Fair value of warrant issued as part of underwriting fee for the Company’s initial public offering	$—	$2,772	$—
Fair value of beneficial conversion feature issued in connection with convertible promissory notes	$—	$—	$10,488
Employee exercise of stock options through secured promissory notes	$—	$—	$252
Principal and accrued interest on notes payable converted to common stock	$—	$33,196	$—
Common stock issued in connection with finder fees paid on private placements	$—	$451	$—
Common stock issued for professional services rendered in connection with initial public offering	$—	$170	$—

See accompanying notes to consolidated financial statements.

F-22

SECOND SIGHT MEDICAL PRODUCTS, INC.
AND SUBSIDIARY

Notes to Consolidated Financial Statements

1.   Organization and Business Operations

Second Sight Medical Products, Inc. (“Second Sight” or “the Company”), formerly Second Sight LLC, was founded in 1998 as a limited liability company and was subsequently incorporated in the State of California in 2003. Second Sight develops, manufactures and markets implantable prosthetic devices that can restore some functional vision to patients blinded by outer retinal degenerations, such as Retinitis Pigmentosa.

In 2007, Second Sight formed Second Sight (Switzerland) Sarl, initially to manage clinical trials for its products in Europe, and later to manage sales and marketing in Europe and the Middle East. As the laws of Switzerland require at least two corporate stockholders, Second Sight (Switzerland) Sarl is 99.5% owned directly by the Company and 0.5% owned by an executive of Second Sight, who is acting as a nominee of the Company. Accordingly, Second Sight (Switzerland) Sarl is considered 100% owned for financial statement purposes and is consolidated with Second Sight for all periods presented.

The Company’s current product, the Argus II system, entered clinical trials in 2006, received CE Mark approval for marketing and sales in the European Union (“EU”) in 2011, and approval by the United States Food and Drug Administration (“FDA”) for marketing and sales in the United States in 2013. The Company began selling its product in Europe in 2011, in Saudi Arabia in 2013, in the United States and Canada in 2014, and in Turkey in 2015.

Going Concern

From inception, the Company’s operations have been funded primarily through the sales of its common stock, as well as from the issuance of convertible debt, research and clinical grants, and product revenue generated by the sale of its Argus II System. During the years ended December 31, 2015, 2014 and 2013, the Company funded its business primarily through:

•	Revenue of $8.9 million, $3.4 million, and $1.6 million in 2015, 2014 and 2013, respectively, generated by sales of the Company’s Argus II System,
•	Issuance of convertible debt with the face value of $19.5 million in 2013,
•	A $4.1 million grant under Joint Research and Development Agreement with The Johns Hopkins University Applied Physics Laboratory in 2014,
•	Issuance of common stock in private placements aggregating $9.1 million and $2.4 million in 2014 and 2013, respectively, and
•	Issuance of common stock in the Company’s initial public offering in November 2014, which generated net proceeds of $34.2 million of cash after offering expenses.

The Company’s financial statements have been presented on the basis that its business is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is subject to the risks and uncertainties associated with a business with one product line and limited commercial product revenues, including limitations on the Company’s operating capital resources and uncertain demand for its products. The Company has incurred recurring operating losses and negative operating cash flows since inception, and it expects to continue to incur operating losses and negative operating cash flows for at least the next few years. As a result, management has concluded that there is substantial doubt about the Company’s ability to continue as a going concern, and the Company’s independent registered public accounting firm, in its report on the Company’s 2015 consolidated financial statements, has raised substantial doubt about the Company’s ability to continue as a going concern.

On January 25, 2016, the Company filed a registration statement with the Securities and Exchange Commission to conduct a registered rights offering as of a future record date to allow the holders of its common stock to purchase newly-issued shares of common stock. The shares will be offered at the lower of $4.25 per share or 85% of the closing price of the Company’s common stock as reported by Nasdaq on the last day of the offering period.  Assuming full subscription and a closing stock price of between $4.00 and $6.00 per share on the last day of the offering period, the Company expects to sell between 4.6 million and 5.8 million shares of common stock for gross proceeds of approximately $19.8 million. The actual number of shares sold and proceeds raised will depend on, among other factors, the extent to which current shareholders participate in the rights offering and the final price per share at which the Company sells its common stock. The Company intends to use the proceeds from this rights offering to invest in its business to expand sales and marketing efforts, enhance current products, gain regulatory approvals for additional indications, and continue research and development into next generation technology.

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However, there can be no assurances that the Company will ultimately be successful in completing this rights offering, or if unsuccessful, that the Company will be able to raise sufficient funds through other means so as to be able to continue to operate its business beyond the fourth quarter of fiscal 2016.

2.   Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the financial statements of Second Sight and Second Sight Switzerland. Intercompany balances and transactions have been eliminated in consolidation.

Accounts receivable

Trade accounts receivable are stated net of an allowance for doubtful accounts. The Company performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral from its customers or interest on past due amounts. Management estimates the allowance for doubtful accounts based on review and analysis of specific customer balances that may not be collectible and how recently payments have been received. Accounts are considered for write-off when they become past due and when it is determined that the probability of collection is remote. There was no allowance for doubtful accounts at December 31, 2015 and 2014.

Inventories

Inventories are stated at the lower of cost or market, determined by the first-in, first-out method. Inventories consist primarily of raw materials, work in progress and finished goods, which includes all direct material, labor and other overhead costs. The Company establishes a reserve to mark down its inventory for estimated unmarketable inventory equal to the difference between the cost of inventory and the estimated net realizable value based on assumptions about the usability of the inventory, future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory reserve may be required.

Property and Equipment

Property and equipment are recorded at historical cost less accumulated depreciation and amortization. Improvements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred. Upon disposal of depreciable property, the appropriate property accounts are reduced by the related costs and accumulated depreciation. The resulting gains and losses are reflected in the consolidated statements of operations.

Depreciation is provided for using the straight-line method in amounts sufficient to relate the cost of assets to operations over their estimated service lives. Leasehold improvements are amortized over the shorter of the life of the asset or the related lease term. Estimated useful lives of the principal classes of assets are as follows:

Lab equipment	5 – 7 years
Computer hardware and software	3 – 7 years
Leasehold improvements	1 – 5 years or the term of the lease, if shorter
Furniture, fixtures and equipment	5 – 10 years

The Company reviews its property and equipment for impairment annually or whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. There were no impairment losses recognized in 2015 and 2014.

Depreciation and amortization of property and equipment amounted to $335,000, $279,000 and $316,000 for the years ended December 31, 2015, 2014 and 2013, respectively.

Research and Development

Research and development costs are charged to operations in the period incurred and amounted to $3.0 million, $5.0 million and $3.2 million net of grant revenue, for the years ended December 31, 2015, 2014 and 2013, respectively.

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Patent Costs

The Company has over 380 domestic and foreign patents. Due to the uncertainty associated with the successful development of one or more commercially viable products based on Company’s research efforts and any related patent applications, all patent costs, including patent-related legal, filing fees and other costs, including internally generated costs, are expensed as incurred. Patent costs were $679,000, $666,000 and $669,000 for the years ended December 31, 2015, 2014 and 2013, respectively, and are included in general and administrative expenses in the consolidated statements of operations.

Revenue Recognition

The Company’s revenue is derived primarily from the sale of its Argus II retinal implant, which is implanted during retinal surgery to restore some functional vision to patients blinded by Retinitis Pigmentosa. The Company sells to a variety of customers including university hospitals, large medical centers and distributors.

Revenue is recognized when persuasive evidence of an arrangement exists, the fee is fixed or determinable, collectability is probable, and delivery has occurred.

Revenue is generated under sales agreements with multiple deliverables (multiple-element arrangements), comprising the following deliverables:

•	Hospital start up kits (one per site),
•	Surgical support,
•	Training, and
•	The Argus II System

The deliverables may vary by transaction.

The Company evaluates each deliverable in a multiple-element arrangement to determine whether it represents a separate unit of accounting. An element constitutes a separate unit of accounting when the delivered item has standalone value and delivery of the undelivered element is probable and within the Company's control. The Company has determined that the elements listed above do not have standalone value to the customer until delivery of all components has occurred.  Accordingly, revenue from multiple-element arrangements is recognized when delivery of all of deliverables has taken place and all other revenue recognition criteria have been met.  Generally, revenue recognition occurs at the time of implantation, but revenue recognition can be delayed if certain training has not been delivered to the implanting sites, or if other revenue recognition criteria have not been met.

In the United States, the amount of revenue recognized per unit has been limited in some situations due to the uncertainties of the reimbursement environment and payment terms. In such cases, revenue is not recognized until the consideration becomes fixed, generally when paid to the Company.

In order to determine whether collection is reasonably assured, the Company assesses a number of factors, including creditworthiness of the customer and medical insurance coverage. The Company may periodically grant extended payment terms to customers. In such situations, the Company defers the recognition of revenue until collection becomes probable, which is generally upon receipt of payment.

The Company also sells surgical supplies to customers and recognizes revenue on these products when they are shipped and other revenue recognition criteria have been met.

The Company sells through distributors in certain countries.  The Company provides these distributors with clinical start-up kits, surgical supplies and the Argus II System, as well as training them to provide pre- and post-surgical support.  The Company monitors the surgery. Other than surgical support which is provided by the Company, the distributor is responsible for delivering products and services to its customers.  In the past, the Company has allowed distributors to return or exchange products in certain situations. Due to the Company’s continuing involvement and its returns policy, the Company recognizes revenue from distributors when the implantation procedure has been performed by the distributor’s customer, and all other revenue recognition criteria between the Company and the distributor have been met.

Grant Receipts and Liabilities

From time to time, the Company receives grants that help fund specific development programs. Any amounts received pursuant to grants are offset against the related operating expenses as the costs are incurred. During the years ended December 31, 2015, 2014 and 2013 grants offset against operating expenses were $1,878,000, $19,000 and $175,000, respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ materially from those estimates.

F-25

Concentration of Risk

Credit Risk

Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash, money market funds, and trade accounts receivable. The Company maintains cash and money market funds with financial institutions that management deems reputable, and at times, cash balances may be in excess of FDIC and SIPC insurance limits. The Company extends differing levels of credit to customers, and typically does not require collateral.

The Company also maintains a cash balance at a bank in Switzerland. Accounts at such bank are insured up to an amount specified by the deposit insurance agency of Switzerland.

Customer Concentration

During the years ended December 31, 2015, 2014 and 2013, the following customers comprised more than 10% of revenues:

	2015	2014	2013

Customer 1	14%	7%	0%
Customer 2	7%	21%	0%
Customer 3	4%	10%	0%
Customer 4	0%	6%	13%
Customer 5	0%	0%	31%
Customer 6	0%	3%	13%
Customer 7	0%	0%	12%

As of December 31, 2015 and 2014, the following customers comprised more than 10% accounts receivable:

	2015	2014

Customer 1	19%	0%
Customer 2	17%	32%
Customer 3	10%	2%
Customer 4	10%	0%
Customer 5	10%	0%
Customer 6	4%	13%
Customer 7	0%	13%
Customer 8	0%	20%

Geographic Concentration

During the years ended December 31, 2015, 2014 and 2013, regional revenue, based on customer locations which comprised more than 10% of revenues, consisted of the following:

	2015	2014	2013

United States	46%	47%	0%
Italy	20%	8%	18%
France	16%	3%	7%
Germany	6%	16%	32%
Canada	5%	10%	0%
Saudi Arabia	0%	3%	31%
Netherlands	0%	0%	13%

F-26

Sources of Supply

Several of the components, materials and services used in the Company’s current Argus II product are available from only one supplier, and substitutes for these items cannot be obtained easily or would require substantial design or manufacturing modifications. Any significant problem experienced by one of the Company’s sole source suppliers could result in a delay or interruption in the supply of components to the Company until that supplier cures the problem or an alternative source of the component is located and qualified. Even where the Company could qualify alternative suppliers, the substitution of suppliers may be at a higher cost and cause time delays that impede the commercial production of the Argus II, reduce gross profit margins and impact the Company’s abilities to deliver its products as may be timely required to meet demand.

Foreign Operations

The accompanying consolidated financial statements as of December 31, 2015 and 2014 include assets amounting to approximately $3.0 million and $2.1 million, respectively, relating to operations of the Company in Switzerland. It is always possible unanticipated events in foreign countries could disrupt the Company’s operations.

Fair Value of Financial Instruments

The authoritative guidance with respect to fair value establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels, and requires that assets and liabilities carried at fair value be classified and disclosed in one of three categories, as presented below. Disclosure as to transfers in and out of Levels 1 and 2, and activity in Level 3 fair value measurements, is also required.

Level 1. Observable inputs such as quoted prices in active markets for an identical asset or liability that the Company has the ability to access as of the measurement date. Financial assets and liabilities utilizing Level 1 inputs include active-exchange traded securities and exchange-based derivatives.

Level 2. Inputs, other than quoted prices included within Level 1, which are directly observable for the asset or liability or indirectly observable through corroboration with observable market data. Financial assets and liabilities utilizing Level 2 inputs include fixed income securities, non-exchange based derivatives, mutual funds, and fair-value hedges.

Level 3. Unobservable inputs in which there is little or no market data for the asset or liability which requires the reporting entity to develop its own assumptions. Financial assets and liabilities utilizing Level 3 inputs include infrequently-traded non-exchange-based derivatives and commingled investment funds, and are measured using present value pricing models.

The Company determines the level in the fair value hierarchy within which each fair value measurement falls in its entirety, based on the lowest level input that is significant to the fair value measurement in its entirety. In determining the appropriate levels, the Company performs an analysis of the assets and liabilities at each reporting period end.

Money market funds are the only financial instrument that is measured and recorded at fair value on the Company’s balance sheet, and they are considered Level 1 valuation securities in both 2015 and 2014.

Stock-Based Compensation

Pursuant to Financial Accounting Standards Board (“FASB”) ASC 718 Share-Based Payment (“ASC 718”), the Company records stock-based compensation expense for all stock-based awards.

Under ASC 718, the Company estimates the fair value of stock options granted using the Black-Scholes option pricing model. The fair value for awards that are expected to vest is then amortized on a straight-line basis over the requisite service period of the award, which is generally the option vesting term.

The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option valuation model. The assumptions used in the Black-Scholes valuation model are as follows:

•	The grant price of the issuances, with certain exceptions, is determined based on the estimated fair value of the shares at the date of grant.

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•	The risk free interest rate for periods within the contractual life of the option is based on the U.S. treasury yield in effect at the time of grant.

•	As permitted by SAB 107, due to the Company’s insufficient history of option activity, management utilizes the simplified approach to estimate the options expected term, which represents the period of time that options granted are expected to be outstanding.

•	Volatility is determined based on average historical volatilities of comparable companies in similar industry.

•	Expected dividend yield is based on current yield at the grant date or the average dividend yield over the historical period. The Company has never declared or paid dividends and has no plans to do so in the foreseeable future.

Long Term Investor Right

Each beneficial owner (“IPO Shareholder”) of the Company’s common stock, who purchased shares directly in the offering (“IPO Shares”), may qualify to receive up to one additional share of common stock from the Company for each share purchased in the offering (“IPO Supplemental Shares”) pursuant to the Long Term Investor Right that was included with each IPO Share. To receive IPO Supplemental Shares, within 90 days following the closing date of the offering, or by February 22, 2015, an IPO Shareholder was required to take action to become the direct registered owner of its IPO Shares. Furthermore, IPO Shareholders are required to hold their IPO Shares in their own name and not place them in “street name” or trade them at any time during the 24 month period immediately following the IPO closing date. This Long Term Investors Right is non-detachable and transferable only in limited circumstances.

The Company will issue IPO Supplemental Shares to IPO Shareholders who have not otherwise forfeited their Long Term Investor Right if, during the two-year period immediately following the IPO closing date, the Company’s common stock does not trade at or above $18.00 per share (200% of the IPO price per share) for any five consecutive day period. If the Company’s common stock trades on its principal exchange at 200% of the IPO price per share or greater on five consecutive trading days during the two years after the IPO closing date, the Long Term Investor Right will terminate.

The formula to determine the number of IPO Supplemental Shares to be issued on a trigger of the Long Term Investor Right will be: (i) $18.00 minus (ii) the average of the highest consecutive closing prices in any 90 day trading period on the principal exchange during the two years after the Closing Date (the “Measurement Average”) divided by the Measurement Average. Fractional shares issuable to a qualifying IPO Shareholder resulting from the calculation will be rounded up to the next whole share of Common Stock, taking into account the aggregate number of Long Term Investor Rights of a holder. As an illustrative example, if the highest average of consecutive closing prices over any 90 calendar day period is $10.00 per share, each Long-Term Investor Right will be entitled to 0.80 additional shares of common stock, which is calculated as: ($18.00 - $10.00)/$10.00.

The IPO offering price for purposes of the calculation of the amount of common stock to be issued on a Long Term Investor Right will be subject to adjustment in the event of a reorganization, recapitalization or split-up of the Company’s shares, the issuance of a stock dividend or any similar event. The amount of IPO Supplemental Shares, if any, to be issued will be computed by an independent public accountant as soon as practicable following the second anniversary of the Closing Date. The determination by such independent public accountant will be final and binding on the Company and on all qualifying IPO Shareholders and the Company will within 15 days after receipt of written determination deliver to shareholders certificates evidencing the additional shares.

The Company has identified and will track IPO Investors who have perfected their Long Term Investor Rights on a quarterly basis. At the end of each reporting period, the Company will disclose the potential dilutive effect of the Long Term Investor Rights, including the number of common shares that would be issuable on such date, based on the actual share price movements since the IPO.

The Long Term Investor Right is an equity instrument that is accounted for as a component of the actual price per common share paid by the investor in the IPO. For basic earnings per share, the common shares associated with the Long Term Investor Right are treated as contingently issuable shares and will not be included in basic earnings per share until the actual number of shares can be calculated and the shares have been issued.

As of December 31, 2015 there were 400,057 shares of common stock issuable under outstanding Long Term Investor Rights.

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Convertible Promissory Notes and Warrants

The warrants and embedded beneficial conversion feature of convertible promissory notes are classified as equity under FASB ASC Topic 815-40 “Derivatives and Hedging — Contracts in Entity’s Own Equity”. The Company allocates the proceeds of the convertible promissory notes between convertible promissory notes and the financial instruments related to warrants associated with convertible promissory notes based on their relative fair values at the commitment date. The fair value of the financial instruments related to warrants associated with convertible promissory notes is determined utilizing the Black-Scholes option pricing model and the respective allocated proceeds to the warrants is recorded in additional paid-in capital. The Company utilized the Black-Scholes option valuation model using the same valuation assumptions as described herein for Stock Based Compensation. The embedded beneficial conversion feature associated with convertible promissory notes is recognized and measured by allocating a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital in accordance with ASC Topic 470-20 “Debt — Debt with Conversion and Other Options.” The portion of debt discount resulting from the allocation of proceeds to the financial instruments related to warrants associated with convertible promissory notes is being amortized over the life of the convertible promissory notes. For the portion of debt discount resulting from the allocation of proceeds to the beneficial conversion feature, it is amortized over the term of the notes from the respective dates of issuance.

Comprehensive Income or Loss

The Company complies with provisions of FASB ASC 220, Comprehensive Income, which requires companies to report all changes in equity during a period, except those resulting from investment by owners and distributions to owners, for the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from transactions and other events from non-owner sources.

Comprehensive and other comprehensive income (loss) is reported on the face of the financial statements. For the years ended December 31, 2015, 2014 and 2013 comprehensive income (loss) is the total of net income (loss) and other comprehensive income (loss) which, for the Company, consists entirely of foreign currency translation adjustments and there were no material reclassifications from other comprehensive loss to net loss during the years ended December 31, 2015, 2014 and 2013.

Foreign Currency Translation and Transactions

The financial statements and transactions of the subsidiary’s operations are reported in the local (functional) currency of Swiss francs (CHF) and translated into US dollars in accordance with U.S. GAAP. Assets and liabilities of those operations are translated at exchange rates in effect at the balance sheet date. The resulting gains and losses from translating foreign currency financial statements are recorded as other comprehensive income (loss). Revenues and expenses are translated at the average exchange rate for the reporting period. Foreign currency translation gains (losses) resulting from exchange rate fluctuations on transactions denominated in a currency other than the foreign operations’ functional currencies are included in expenses in the consolidated statements of operations.

Income Taxes

The Company accounts for income taxes under an asset and liability approach for financial accounting and reporting for income taxes. Accordingly, the Company recognizes deferred tax assets and liabilities for the expected impact of differences between the financial statements and the tax basis of assets and liabilities.

The Company records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized. In the event the Company was to determine that it would be able to realize its deferred tax assets in the future in excess of its recorded amount, an adjustment to the deferred tax assets would be credited to operations in the period such determination was made. Likewise, should the Company determine that it would not be able to realize all or part of its deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to operations in the period such determination was made. The Company has incurred losses for tax purposes since inception and has significant tax losses and tax credit carryforwards. These amounts are subject to valuation allowances as it is not likely that they will be realized in the next few years.

Product Warranties

The Company’s policy is to warrant all shipped products against defects in materials and workmanship for two years by replacing failed parts. The Company also provides a three-year manufacturer’s warranty covering implant failure by providing a functionally-equivalent replacement implant. Accruals for product warranties are estimated based on historical warranty experience and current product performance trends, and are recorded at the time revenue is recognized as a component of cost of sales. The warranty liabilities are reduced by material and labor costs used to replace parts over the warranty period in the periods in which the costs are incurred. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary. Although any such adjustments were not material in the years ended December 31, 2015, 2014 and 2013, any such adjustments could be material in the future if estimates differ significantly from actual warranty expense. The warranty liabilities are included in accrued expenses in the consolidated balance sheets.

F-29

Presentation of sales and value added taxes

The Company collects value added tax on its sales in Europe and certain states in the United Sates impose a sales tax on the Company’s sales to nonexempt customers. The Company collects that valued added and sales tax from customers and remits the entire amount to the respective authorities. The Company’s accounting policy is to exclude the tax collected and remitted to the authorities from revenues and cost of revenues.

Net Loss per Share

The Company’s computation of earnings per share (“EPS”) includes basic and diluted EPS. Basic EPS is measured as the income (loss) available to common shareholders divided by the weighted average number of common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible notes payable, convertible preferred stock, preferred stock warrants and common stock options) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the respective periods. Basic and diluted loss per common share is the same for all periods presented because all convertible notes payable, common stock warrants and common stock options outstanding were anti-dilutive.

At December 31, 2015, 2014 and 2013, the Company excluded the outstanding securities summarized below, which entitle the holders thereof to ultimately acquire shares of common stock, from its calculation of earnings per share, as their effect would have been anti-dilutive.

	2015	2014	2013

Long Term Investor Rights	400,057	1,021,021	—
Underwriter’s warrants	802,000	805,000	—
Convertible notes payable	—	—	6,248,652
Warrants associated with convertible debt	1,038,403	1,178,707	1,180,766
Common stock options	3,472,146	3,251,627	2,240,568
Restricted stock units	190,000	—	—
Employee stock purchase plan	93,000	—	—
Total	5,995,606	6,256,355	9,669,986

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update No. 2014-09 (ASU 2014-09), Revenue from Contracts with Customers. ASU 2014-09 will eliminate transaction- and industry-specific revenue recognition guidance under current GAAP and replace it with a principle based approach for determining revenue recognition. ASU 2014-09 will require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract. ASU 2014-09 also will require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. Based on the FASB’s Exposure Draft Update issued on April 29, 2015, and approved in July 2015, Revenue from Contracts With Customers (Topic 606): Deferral of the Effective Date, ASU 2014-09 is now effective for reporting periods beginning after December 15, 2017, with early adoption permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. Entities will be able to transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption. The Company is evaluating ASU 2014-9, and has not yet determined its impact to the Company’s financial statements, nor decided the transition approach it will take.

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In August 2014, the FASB issued Accounting Standards Update No. 2014-15 (ASU 2014-15), Presentation of Financial Statements – Going Concern (Subtopic 205-10). ASU 2014-15 provides guidance as to management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. In connection with preparing financial statements for each annual and interim reporting period, an entity’s management should evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable). Management’s evaluation should be based on relevant conditions and events that are known and reasonably knowable at the date that the financial statements are issued (or at the date that the financial statements are available to be issued when applicable). Substantial doubt about an entity’s ability to continue as a going concern exists when relevant conditions and events, considered in the aggregate, indicate that it is probable that the entity will be unable to meet its obligations as they become due within one year after the date that the financial statements are issued (or available to be issued). ASU 2014-15 is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. The adoption of ASU 2014-15 is not expected to have any impact on the Company’s financial statement presentation and disclosures.

In January 2015, the FASB issued Accounting Standards Update No. 2015-01 (ASU 2015-01), Income Statement – Extraordinary and Unusual Items (Subtopic 225-20). ASU 2015-01 eliminates from GAAP the concept of extraordinary items. Subtopic 225-20, Income Statement – Extraordinary and Unusual Items, required that an entity separately classify, present, and disclose extraordinary events and transactions. Presently, an event or transaction is presumed to be an ordinary and usual activity of the reporting entity unless evidence clearly supports its classification as an extraordinary item. Paragraph 225-20-45-2 contains the following criteria that must both be met for extraordinary classification: (1) Unusual nature. The underlying event or transaction should possess a high degree of abnormality and be of a type clearly unrelated to, or only incidentally related to, the ordinary and typical activities of the entity, taking into account the environment in which the entity operates. (2) Infrequency of occurrence. The underlying event or transaction should be of a type that would not reasonably be expected to recur in the foreseeable future, taking into account the environment in which the entity operates. If an event or transaction meets the criteria for extraordinary classification, an entity is required to segregate the extraordinary item from the results of ordinary operations and show the item separately in the income statement, net of tax, after income from continuing operations. The entity also is required to disclose applicable income taxes and either present or disclose earnings-per-share data applicable to the extraordinary item. ASU 2015-01 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. A reporting entity may apply the guidance prospectively. A reporting entity also may apply the guidance retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. The adoption of ASU 2015-01 is not expected to have any impact on the Company’s financial statement presentation or disclosures.

In February 2015, the FASB issued Accounting Standards Update No. 2015-02 (ASU 2015-02), Consolidation (Topic 810). ASU 2015-02 changes the guidance with respect to the analysis that a reporting entity must perform to determine whether it should consolidate certain types of legal entities. All legal entities are subject to reevaluation under the revised consolidation mode. ASU 2015-02 affects the following areas: (1) limited partnerships and similar legal entities; (2) evaluating fees paid to a decision maker or a service provider as a variable interest; (3) the effect of fee arrangements on the primary beneficiary determination; (4) the effect of related parties on the primary beneficiary determination; and (5) certain investment funds. ASU 2015-02 is effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the guidance in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. A reporting entity may apply the amendments in this guidance using a modified retrospective approach by recording a cumulative-effect adjustment to equity as of the beginning of the fiscal year of adoption. A reporting entity also may apply the amendments retrospectively. The adoption of ASU 2015-02 is not expected to have any impact on the Company’s financial statement presentation or disclosures.

In April 2015, the FASB issued Accounting Standards Update No. 2015-03 (ASU 2015-03), Interest – Imputation of Interest (Subtopic 835-30). ASU 2015-03 simplifies the presentation of debt issuance costs and requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the new guidance. ASU 2015-3 is effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within that fiscal year. Early adoption is permitted for financial statements that have not been previously issued. An entity is required to apply the new guidance on a retrospective basis, wherein the balance sheet of each individual period presented is adjusted to reflect the period-specific effects of applying the new guidance. Upon transition, an entity is required to comply with the applicable disclosures for a change in an accounting principle. These disclosures include the nature of and reason for the change in accounting principle, the transition method, a description of the prior-period information that has been retrospectively adjusted, and the effect of the change on the financial statement line items (i.e., debt issuance cost asset and the debt liability). The adoption of ASU 2015-03 is not expected to have any impact on the Company’s financial statement presentation or disclosures.

In November 2015, the FASB issued Accounting Standards Update No. 2015-17 (ASU 2015-17), Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. ASU 2015-17 requires that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. ASU 2015-17 is effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Earlier application is permitted as of the beginning of an interim or annual reporting period. The adoption of ASU 2015-17 is not expected to have any impact on Company’s financial statement presentation or disclosures.

F-31

In February 2016, the Financial Accounting Standards Board issued Accounting Standards Update No. 2016-02 regarding leases. The new standard requires lessee recognition on the balance sheet of a right-of-use asset and a lease liability, initially measured at the present value of the lease payments. It further requires recognition in the income statement of a single lease cost, calculated so that the cost of the lease is allocated over the lease term on a generally straight-line basis. Finally, it requires classification of all cash payments within operating activities in the statement of cash flows. It is effective for fiscal years commencing after December 15, 2018 and early adoption is permitted. Management has not yet evaluated the impact of the adoption of ASU 2016-02 on the Company’s financial statement presentation or disclosures.

Management does not believe that any other recently issued, but not yet effective, authoritative guidance, if currently adopted, would have a material impact on the Company’s financial statement presentation or disclosures.

3. Money Market Funds

Money market funds at December 31, 2015 totaled $15,721,000 and consisted of $555,000 in the City National Rochdale Government Fund Class S, $14,948,000 in the FFI Institutional Fund, and $218,000 held in a deposit account in Switzerland as security for the performance of contracts. Money market funds at December 31, 2014 totaled $34,000,000 and consisted of $268,000 in the City National Rochdale Government Fund Class S, $1,024,000 in a Preferred Deposit, $7,000 in the BBIF Money Fund Class 4, $32,645,000 in the FFI Institutional Fund, and $56,000 held in a deposit account in Switzerland as security for the performance of a contract.

The investment objective of the City National Rochdale Government Money Market Fund is to preserve principal and maintain a high degree of liquidity while providing current income through a portfolio of liquid, high quality, short-term U.S. Government bonds and notes, at least 80% of which is in U.S. Government securities. The City National Rochdale Government Money Market Fund is managed by City National Rochdale, LLC. The Preferred Business Deposit Fund is managed by Merrill Lynch and is designed to provide liquidity, safety and competitive yields. The investment objective of the BBIF Money Fund is to seek current income, preservation of capital and liquidity through a diversified portfolio of U.S. dollar-denominated short-term securities with maturities of not more than 397 days (13 months). The BBIF Money Fund is managed by BlackRock Advisors, LLC. The investment objective of the FFI Institutional Fund is to seek maximum current income consistent with liquidity and the maintenance of a portfolio of high-quality, short-term money market securities. The FFI Institutional Fund is managed by BlackRock Advisors, LLC.

The following table presents money market funds at their level within the fair value hierarchy at December 31, 2015 and 2014(in thousands).

	Total	Level 1	Level 2	Level 3

December 31, 2015:
Money market funds	$15,721	$15,721	$—	$—

December 31, 2014:
Money market funds	$34,000	$34,000	$—	$—

4. Selected Balance Sheet Detail

Inventories, net

Inventories consisted of the following at December 31, 2015 and 2014 (in thousands):

	2015	2014

Raw materials	$575	$611
Work in process	5,028	4,729
Finished goods	3,156	1,749
	8,759	7,089
Allowance for excess and obsolescence	(550)	(1,367)
Inventories, net	$8,209	$5,722

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Property and equipment, net of accumulated depreciation

Property and equipment consisted of the following at December 31, 2015 and 2014 (in thousands):

	2015	2014
Laboratory equipment	$3,369	$3,286
Computer hardware and software	1,960	1,701
Leasehold improvements	508	362
Furniture, fixtures and equipment	135	135
	5,972	5,484
Accumulated depreciation and amortization	(4,540)	(4,479)
Property and equipment, net	$1,432	$1,005

5. Related Party Transactions

As of December 31, 2013, three investors who at the time were members of the Company’s Board of Directors and certain of their affiliates (collectively, the “Related Party Investors”) held $23.4 million in face value of the Company’s convertible promissory notes. These convertible notes, which are more-fully described in Note 7, entitled the Related Party Investors to (i) simple interest of 7.5% per annum accrued on the outstanding face value of convertible notes, (ii) warrants to purchase shares of the Company’s common stock at $5.00 per share, and (iii) the right to convert their convertible notes into shares of the Company’s common stock at $5.00 per share upon the occurrence of certain events, one of which was an initial public offering of the Company’s common stock. In June 2014, an entity associated with one of these Related Party Investors assigned $200,000 in face value of these convertible notes payable to unrelated parties. This assignment included all accrued interest pertaining to those notes and the related 8,000 warrants. As more fully described in Note 7, all of the Company’s convertible promissory notes were converted into common stock upon the initial public offering of common stock. Accordingly, the Related Party Investors received 5.2 million shares of the Company’s common stock upon conversion of their convertible promissory notes. As of December 31 2013, the Related Party Investors held convertible promissory notes, including accrued interest, totaling $24.7 million. As of December 31, 2015 and 2014, in connection with the issuance of these convertible notes, the Related Party Investors held warrants to purchase 927,152 shares of the Company’s common stock. During the period January 1, 2014 to November 18, 2014 (the date the notes were converted to common stock of the Company), the Company recorded interest expense to the Related Party Investors of approximately $1.5 million. During the year ended December 31, 2013, in connection with these convertible notes, the Company recorded interest expense to the Related Party Investors of approximately $1.2 million. The Related Party Investors purchased these convertible notes on the same terms and conditions as the other investors in the convertible note financings. The Related Party Investors were also stockholders of the Company at the time that they purchased the convertible notes.

Alfred E. Mann, who was the largest stockholder and until August 2015 Chairman of the Company, was also a substantial contributor to the Alfred E. Mann Foundation for Scientific Research (the “Foundation”). Beginning February 2007, an officer of the Company also became Chairman of the Board of the Foundation. The Company and the Foundation share certain limited administrative and engineering employees. The shared employees make an allocation of their time between the Company and the Foundation. There are also various other costs shared between the Company and the Foundation. In connection with these shared costs, the Company owed the Foundation $1,000 as of December 31, 2015 and 2014.

On May 31, 2011, the Company’s current Chairman, and then Chief Executive Officer, entered into a loan agreement with the Company to finance the exercise of stock options to purchase 100,000 shares for $319,000, with a maturity date of May 31, 2016 and interest accruing at 2.26% per annum. On December 11, 2013, the same individual entered into a second loan agreement with the Company to finance the exercise of stock options to purchase 200,000 shares of common stock for $100,000, with a maturity date of December 31, 2018 and interest accruing at 1.64% per annum. As of December 31, 2013, the balance outstanding pursuant to the two loans, including accrued interest, was $423,000. These loans receivable were recorded in the Company’s financial statements as an offset to stockholders’ equity. In July 2014, the Company’s Board of Directors approved forgiving this note receivable and related accrued interest of $423,000, which amount is included in general and administrative expenses in the Company’s statement of operations for the year ended December 31, 2014.

Prior to November 2014, the Company leased its office and laboratory space in Sylmar, California under an operating lease with Mann Biomedical Park, LLC (formerly Sylmar Biomedical Park, LLC), which was wholly owned by Alfred E. Mann, who at the time was a principal stockholder and Chairman of the Company (see Note 13). In November 2014, the Mann Biomedical Park, LLC was sold to an unrelated third party.

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The Company entered into a loan agreement with an entity affiliated with Mr. Mann, who at the time was a principal stockholder and Chairman of the Company, to lend the Company up to $3.0 million at an annualized interest rate of 1.5% on an unsecured basis. The Company borrowed $2.0 million pursuant to this loan agreement on October 1, 2014, and repaid the loan on November 24, 2014, including $4,000 of interest. As of December 31, 2014, no amounts were due or outstanding under this agreement.

6. Grants

In April 2010, the Company was awarded a development and testing grant of $3.0 million from the Department of Health and Human Services, National Institutes of Health (NIH). The grant was for three years commencing in May 2010. The grant included managing various subcontracts with designated individuals and their respective institutions. The grant reimburses research costs to develop technology for the prevention, cure and amelioration of the loss of eyesight and other neurologic applications. The Company recorded funding under the grant as an offset to research and development expenses. In 2015, 2014 and 2013, research and development expenses were offset by $0, $19,000 and $175,000, respectively.

In September, 2014, the Company entered into a Joint Research and Development Agreement or JRDA with The Johns Hopkins University Applied Physics Laboratory or APL. The JRDA includes a subcontract to do research under a grant received by APL. Under the JRDA, the Company has agreed to perform research regarding integration of APL research in to a visual prosthesis system. In October, 2014, APL paid the Company $4.1 million in one lump sum to conduct its portion of the research. The JRDA also includes a license from APL to the Company, for the life of any patents resulting from APL’s portion of the research. The APL portion of the research includes image processing enhancements for a visual prosthesis. In exchange for the license, the Company issued 1,000 shares of its common stock to APL, has agreed to pay APL patent prosecution costs, and to pay APL a royalty of .25% of net sales of licensed products. The Company recorded funding under the grant as an offset to research and development expenses of $1.9 million in 2015.

7. Convertible Promissory Notes and Warrants

During 2010 and 2011, the Company borrowed money in a series of financing rounds by issuing $15.4 million of convertible notes (the “2010 - 2011 Notes”) primarily to existing stockholders. The notes accrued interest at 7.5% per annum and had a variety of maturity dates. During 2011, all but two of the 2010 and 2011 Notes, with a combined face value $47,000, were converted into 3.2 million shares of the Company’s common stock at $5.00 per share. In March 2013, the Company redeemed the remaining two notes for $54,000 in cash.

During 2012 and 2013, the Company borrowed money primarily from existing investors in three separate rounds through the issuance of convertible promissory notes (collectively, the “Convertible Notes”) totaling $29.5 million. The first round of Convertible Notes in the amount of $5.0 million was issued from July through November 2012 (the “July 2012 Notes). The second round of Convertible Notes in the amount of $5.0 million was issued from October through December 2012 (the “October 2012 Notes”). The third round of Convertible Notes in the amount of $19.5 million was issued from February through December 2013 (the “February 2013 Notes”). There were no placement fees associated with the Convertible Notes, and other administrative costs were nominal and were expensed as incurred. The July 2012 Notes and the October 2012 Notes had maturity dates of July 31, 2015. The February 2013 Notes had a maturity date of February 28, 2016. The Convertible Notes accrued interest at the rate of 7.5% per annum, which is added to the principal amounts. For the year ended December 31, 2014, the annualized effective interest rate on the July 2012 Notes, the October 2012 Notes and the February 2013 Notes were 18.6%, 19.2%, and 63.3%, respectively. For the year ended December 31, 2013, the annualized effective interest rates on the July 2012 Notes, the October 2012 Notes, and the February 2013 Notes were 14.5%, 14.9% and 33.3%, respectively.

The Convertible Notes were due on their respective maturity dates or convertible into the Company’s common stock upon the occurrence of a “capital event,” which is defined as (i) a sale of stock to a third party, excluding existing shareholders, of not less than $15.0 million, (ii) an initial public offering, or (iii) a “qualifying reorganization event” as defined in the Convertible Promissory Note agreement. The Convertible Promissory Note agreement contained a beneficial conversion feature that provided that if the notes were converted due to a capital event then all outstanding principal and interest would be converted into shares of common stock at the lower of the purchase price paid pursuant to the capital event, or at $5.00 per share. If no capital event occurred before the maturity date, the Convertible Promissory Note agreement provided that, at the election of the holder, all outstanding principal and interest could be converted to shares of common stock at $5.00 per share. During 2013, the debt issuance discount recorded in connection with this beneficial conversion feature was $10.5 million.

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In connection with the Convertible Notes, the Company issued warrants to purchase 1,180,766 shares of the Company’s common stock. The warrants grant the holder the right to purchase additional shares of common stock of the Company equal to the product of (a) twenty percent, multiplied by (b) the face amount of the convertible note divided by $5.00. The exercise price for each share purchased under the warrant is $5.00. Until their expiration date, the warrants may be exercised at any time, and from time to time, in whole or in part. As originally issued, the warrants expired on the earlier of their expiration dates, upon a change in control event, or within 30 days of prior written notice of a pending IPO. In June 2014, the Board of Directors amended the warrants to provide that they will not expire on the occurrence of an IPO. The warrants associated with the July 2012 Notes and the October 2012 Notes have an expiration date of July 31, 2017. The warrants associated with the February 2013 Notes have an expiration date of February 28, 2018. During 2013 the debt issuance discount recorded in connection with the fair value of warrants issued was $3,107,000.

As of December 31, 2015, there were outstanding warrants associated with the Convertible Notes to purchase 1,038,403 shares of the Company’s common stock, with a weighted average remaining contractual life of 1.96 years.

During the fourth quarter of 2014, because of the successful completion of the Company’s IPO, the Company’s Convertible Notes were automatically converted into 6,639,137 shares of the Company’s common stock, and the unamortized discount on the Convertible Notes of approximately $7.0 million was written off.

The calculated value of the warrants associated with the Convertible Notes was estimated on the respective dates of grant using the Black-Scholes option-pricing model with the following assumptions:

2013

Risk-free interest rate	0.65% – 1.68%
Expected dividend yield	0%
Expected volatility	57.5%
Expected term	4.2 – 5.0 years

Weighted-average grant date calculated fair value	$3.98

A summary of warrant activity for the years ended December 31, 2015, 2014, and 2013 is presented below:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in Years)

Warrants outstanding at December 31, 2012	400,000	$5.00
Granted	780,766	5.00
Exercised	—	—
Forfeited or expired	—	—
Warrants outstanding at December 31, 2013	1,180,766	$5.00
Granted	805,000	11.25
Exercised	(2,059)	5.00
Forfeited or expired	—	—
Warrants outstanding at December 31, 2014	1,983,707	$7.54
Granted	—	11.25
Exercised	(143,304)	5.13
Forfeited or expired	—	—
Warrants outstanding at December 31, 2015	1,840,403	$7.72	2.80

Warrants exercisable at December 31, 2015	1,840,403	$7.72	2.80

The estimated aggregate intrinsic value of warrants exercisable at December 31, 2015 and 2014 was approximately $924,000 and $6,200,000, respectively.

F-35

8. Employee Benefit Plans

The Company has a 401(k) Savings Retirement Plan that covers substantially all full-time employees who meet the plan’s eligibility requirements and provides for an employee elective contribution. The Plan provides for employer matching contributions. Employer contributions are discretionary and determined annually by the Board of Directors. For the years ended December 31, 2015, 2014 and 2013, employer contributions to the Plan totaled $137,000, $127,000 and $110,000, respectively.

The Company is required to contribute to a government-sponsored pension plan for the employees of its Switzerland-based subsidiary. For the years ended December 31, 2015, 2014 and 2013, the employer’s portion of the amounts contributed to the subsidiary’s pension plan on behalf of those employees was $134,000, $101,000 and $94,000, respectively.

9. Equity Securities

In June 2014, the Company’s articles of incorporation were amended to increase authorized common shares to 200,000,000, no par value, and to authorize 10,000,000 shares of preferred stock, no par value. The Company’s consolidated financial statements have been retroactively restated to reflect this amendment. The Board of Directors has the authority to establish the rights, preferences, privileges and restrictions granted to and imposed upon the holders of preferred stock and common stock.

November 2014 IPO

On November 18, 2014, the Company sold 4,025,000 shares of common stock in an IPO, including 525,000 shares sold upon exercise of the underwriter’s over-allotment option. Net proceeds to the Company totaled approximately $34.2 million, net of offering costs of approximately $5.0 million, including approximately $2.9 million for the fair value of warrants and common stock issued in connections with services rendered. The proceeds from the IPO are expected to be used by the Company to invest in its business to expand sales and marketing efforts, enhance current product, gain regulatory approvals for additional indications, and continue research and development into next generation technology.

Underwriter’s Warrant

As a component of the IPO underwriting fee, the Company granted the underwriter a warrant to purchase 805,000 shares of the Company’s common stock at an exercise price of $11.25 per share, which was 25 percent above the offering price to the investors. The warrant is exercisable, in whole or in part, for a period commencing 180 days after the effective date of the registration statement (November 18, 2014) and ending on the fifth anniversary date of the effective date of the registration statement. The fair value of the warrant issued as part of underwriting fee for the Company’s IPO was estimated to be $2,772,000, using the Black-Scholes option-pricing model with the following assumptions:

Risk-free rate of return	1.63%
Expected dividend yield	0%
Expected volatility	49.92%
Expected term	5 years

Long Term Investor Right

As of December 31, 2015, the Company identified investors who had perfected and maintained Long Term Investor Rights in an aggregate of 1,382,218 shares of common stock that were acquired as part of the Company’s IPO. The highest average closing price for the Company’s common stock on NASDAQ during any consecutive 90 day period ended on or before December 31, 2015 was $13.96. Based on this average closing stock price, an investor who purchased shares as part of the IPO, and who has perfected its Long Term Investor Right, would be entitled to 0.2894 shares for each share purchased in the IPO, rounded up to the next whole share, which represents an aggregate maximum of 400,057 shares that are potentially issuable by the Company pursuant to the Long Term Investor Right at such date. The actual number of common shares issuable pursuant to the Long Term Investor Right is dependent on the future stock price of the Company over the two year period subsequent to the November 24, 2014 closing date of the IPO, and could be as high as 400,057 shares and as low as zero shares.

The Long Term Investor Right is an equity instrument that is being accounted for as a component of the actual price per common share paid by the investor in the IPO. For basic earnings per share, the common shares associated with the Long Term Investor Right are treated as contingently issuable shares and are not included in basic earnings per share until the actual number of shares can be calculated and the shares have been issued.

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2014 Private Placement

During 2014, the Company sold 1,299,853 shares of its common stock to new investors at $7.00 per share in a private placement, raising a total of $9.1 million. Related to this stock placement, the Company paid a finder’s fee of 26,785 shares of common stock to Mendelsohn Investment Services, LLC, an entity affiliated with Aaron Mendelsohn, a member of the Company’s Board of Directors. The Company paid an additional finder’s fee of 37,599 shares of common stock to an existing shareholder in connection with this stock placement.

2013 Private Placement

From July 1, 2013 through December 31, 2013, the Company sold 342,955 shares of its common stock to new investors at $7.00 per share in a private placement, raising a total of $2.4 million. No costs were incurred in connection with these issuances.

Common Stock Issuable

Beginning with services rendered in 2014, and with the first payment in June 2015, non-employee members of the Board of Directors will be paid for their services in common stock on June 1 of each year based on the average closing prices for the immediately preceding twenty trading days. For 2015, for these services the Company issued 23,136 shares with a value of $285,000 and accrued $205,000, which equates to 33,293 shares based on the average closing price of $6.15 for the Company’s common stock during last 20 trading days as of December 31, 2015. The shares, which have not yet been issued, are excluded from the calculation of weighted average common shares outstanding for EPS purposes. For 2014, the Company accrued $166,000 for these services, which equates to 16,204 shares based on the $10.26 closing price for the Company’s common stock on December 31, 2014.

10. Stock-Based Compensation

Under the 2003 Plan, as restated in June 2011, the Company was authorized to issue options covering up to 3,500,000 common stock shares. Effective June 1, 2011, the Company adopted the 2011 Equity Incentive Plan (the “2011 Plan”). The maximum number of shares with respect to which options may be granted under the 2011 Plan is 6,000,000 shares, which is offset and reduced by options previously granted under the 2003 Plan. The option price is determined by the Board of Directors but cannot be less than the fair value of the shares at the grant date. Generally, the options vest ratably over either four or five years and expire ten years from the grant date. Both plans provide for accelerated vesting if there is a change of control, as defined in the plans.

No option shall be granted under the 2011 Plan after May 31, 2021.

The Company recognized stock-based compensation cost of $2,687,000, $1,475,000 and $770,000 during 2015, 2014 and 2013, respectively. The calculated value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	2015	2014	2013

Risk-free interest rate	1.93% – 2.21%	0.3% – 2.2%	1%
Expected dividend yield	0%	0%	0%
Expected volatility	47.5% – 50.4%	50.0% – 61.2%	61.2%
Expected term	6.25 – 6.5 years	1.5 – 6.5 years	6.5 years

Weighted-average grant date calculated fair value	$6.17	$4.73	$1.58

As the Company has limited stock trading history, the expected volatility is based on the historical volatility of similar companies that have a trading history. The expected term represents the estimated average period of time that the options are expected to remain outstanding. Since the Company does not have sufficient historical data on the exercise of stock options, the expected term is based on the “simplified” method that measures the expected term as the average of the vesting period and the contractual term. The risk free rate of return reflects the grant date interest rate offered for zero coupon U.S. Treasury bonds over the expected term of the options.

F-37

A summary of stock option activity for the years ended December 31, 2015, 2014 and 2013 is presented below:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in Years)

Options outstanding at December 31, 2012	2,727,503	$4.32
Granted	500	5.00
Exercised	(331,871)	1.05
Forfeited or expired	(155,564)	3.73
Options outstanding at December 31, 2013	2,240,568	$4.84
Granted	1,377,978	7.62
Exercised	(115,029)	4.40
Forfeited or expired	(251,890)	4.44
Options outstanding at December 31, 2014	3,251,627	$6.07
Granted	998,348	12.29
Exercised	(573,792)	4.85
Forfeited or expired	(204,037)	7.08
Options outstanding at December 31, 2015	3,472,146	$8.01	6.39

Options exercisable at December 31, 2015	1,571,255	$5.44	3.62

The exercise prices of common stock options outstanding and exercisable are as follows at December 31, 2015:

Exercise Price	Options Outstanding (Shares)	Options Exercisable (Shares)

$4.25	125,000	125,000
$4.88	16,500	—
$5.00	1,408,553	1,223,965
$7.00	252,095	51,969
$9.00	699,650	170,121
$9.01	34,000	—
$12.43	420,000	—
$12.46	246,000	—
$12.73	150,000	—
$13.09	116,348	—
$13.90	3,000	—
$14.06	1,000	200
	3,472,146	1,571,255

The estimated aggregate intrinsic value of stock options exercisable at December 31, 2015 and 2014 was approximately $1,294,000 and $10,080,000, respectively. As of December 31, 2015, there was $9,148,000 of total unrecognized compensation cost related to the outstanding stock options that will be recognized over a weighted average period of 3.17 years.

On January 1, 2015, the Company’s current Chairman, who at that time was the Chief Executive Officer, exercised stock options expiring on that date on a cashless basis to purchase 59,063 shares of common stock at an exercise price of $4.75 per share. Based on the closing market price of the Company’s common stock of $10.26 on December 31, 2014, the Chief Executive Officer tendered 27,344 shares of common stock that he owned to satisfy the aggregate exercise price and surrendered 12,055 shares of common stock to satisfy the related $124,000 of income and payroll tax withholding amounts related to the transaction.

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In June 2015 the Company’s current Chairman, who at that time was the Chief Executive Officer, exercised stock options on a cashless basis to purchase 150,000 shares of common stock at an exercise price of $4.75 per share. Related to these exercises, the Chief Executive Officer tendered 50,753 shares of common stock that he owned to satisfy the aggregate exercise price.

In January 2014, the Company granted a stock option to its current Chairman, who at that time was the Chief Executive Officer, to purchase 125,000 shares of common stock at an exercise price of $4.25 per share, exercisable for a period of three years from the date of grant. The stock option grant was fully vested on the date of issuance and was intended to replace an earlier stock option grant with the same exercise price that had expired in January 2014. The stock option was not granted pursuant to the 2011 Plan. The grant date fair value of the stock option, calculated pursuant to the Black-Scholes option-pricing model utilizing a volatility factor of 50% and a dividend rate of 0%, was determined to be $393,000, which was charged to operations as general and administrative expense in the year ended December 31, 2014.

During the year ended December 31, 2014, the Company recorded a charge of $235,000 to extend the exercise period of 232,003 options for four employees who resigned and became consultants for the Company. All unvested options for employees were terminated when they ceased full-time employment with the Company.

On May 15, 2015 shareholders approved (1) an increase of 2,000,000 shares in the number of shares available for option awards under the 2011 Equity Incentive Plan, and (2) an Employee Stock Purchase Plan, with an initial 250,000 shares with annual increases of shares available equal to the lesser of (i) 1% of outstanding shares or (ii) 100,000 shares.

The Company adopted an employee stock purchase plan in June, 2015 for all eligible employees. Under the plan, shares of the Company's common stock may be purchased at six-month intervals at 85% of the lower of the closing fair market value of the common stock (i) on the first trading day of the offering period or (ii) on the last trading day of the purchase period. An employee may purchase in any one calendar year shares of common stock having an aggregate fair market value of up to $25,000 determined as of the first trading day of the offering period. Additionally, a participating employee may not purchase more than 100,000 shares of common stock in any one offering period. At December 31, 2015, 52,469 shares were issued under the plan.

The following table summarizes Restricted Stock Unit (RSU) activity for the year ended December 31, 2015:

	Number of Awards	Weighted Average Grant Date Fair Value Per Share

Outstanding as of December 31, 2014	-	$-
Awarded	190,000	12.43
Vested	-	-
Forfeited/canceled	-	-
Outstanding as of December 31, 2015	190,000	$12.43

As of December 31, 2015, there was $2,142,000 of total unrecognized compensation cost related to the outstanding RSUs that will be recognized over a weighted average period of 3.63 years.

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The total stock-based compensation recognized for stock-based awards granted in the consolidated statements of operations for the years ended December 31, 2015, 2014 and 2013 is as follows (in thousands):

	2015	2014	2013

Cost of sales	$279	$192	$153
Research and development	208	293	229
Clinical and regulatory	235	113	83
Selling and marketing	442	141	102
General and administrative	1,523	736	203
Total	$2,687	$1,475	$770

From time to time, the Company has extended full-recourse loans to certain non-officer employees for the purpose of financing stock option exercises. These loans bear interest ranging from 1.27% to 1.91% per annum and are payable over three years in monthly installments of principal and interest. At December 31, 2015 and 2014, the outstanding balance of such loans, including accrued interest, was $5,000 and $109,000, respectively. These loans receivable are recorded in the Company’s consolidated financial statements as an offset to stockholders’ equity. Additionally at December 31, 2015 and 2014, the Company had a receivable in the amount of $0 and $10,000, respectively, from a non-officer employee for the exercise of options which has been recorded as an offset to stockholders’ equity in the Company’s consolidated financial statements.

On December 27, 2013, the Company extended a full-recourse loan totaling $127,000 to a consultant for the purpose of financing the exercise of stock options. The loan bears interest at 1.64% per annum and is repayable in eight equal quarterly installments of $16,000. This loan receivable is recorded in the Company’s consolidated financial statements as an offset to stockholders’ equity. At December 31, 2015 and 2014, the outstanding balance of this loan including accrued interest was $0 and $43,000, respectively.

Stock Awards

In July 2014, the Company awarded Alfred E. Mann, who at the time the Chairman of the Board of Directors, 25,000 shares of common stock in recognition of services rendered to the Company since inception. These shares were valued at $175,000, or $7.00 per share, and were charged to general and administrative expense in 2014.

In 2014, the Company awarded 21,215 shares to an outside attorney and his staff as part of the fee paid for drafting the Company’s prospectus and S-1 filing. These shares were valued at $170,000, with 10,715 shares valued at $7.00 per shares and the balance valued at $9.00 per share. The cost of these shares is treated as an issuance cost of the Company’s initial public offering and was deducted from the gross proceeds from the offering.

Employment Agreement

On June 19, 2015 the Company entered into an at will employment agreement with Will McGuire to become the Company’s President and Chief Executive Officer. The Company has agreed to pay Mr. McGuire an annual salary of $390,000 and he will also be entitled to receive performance bonuses which will be based on performance standards and goals established by the Company’s Board of Directors. Upon termination without cause, Mr. McGuire will be entitled to receive severance consisting of his salary for a period of 12 months following such termination and his pro-rated target bonus through the balance of the calendar year in which such termination occurs. As part of the agreement, the Company agreed to grant Mr. McGuire, effective on his official start date as an employee, options to purchase 420,000 shares of the Company’s common stock, the fair value of which was determined to be $2,574,000, of which $240,000 was recognized during the year ended December 31, 2015 and 190,000 RSUs the fair value of which was determined to be $2,362,000, of which $220,000 was recognized during the year ended December 31, 2015. The fair value of the RSUs and the exercise price of the options were both marked at $12.43 which was the closing price of the Company’s stock on Nasdaq on August 17, 2015. The options and RSUs will vest over four years, with 25% vesting on the first anniversary of the grant date, and the remainder vesting thereafter in twelve equal installments of 6.25% on the quarterly anniversaries of the grant date.

11. Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets as of December 31, 2015 and 2014 are summarized below (in thousands):

	2015	2014

Stock-based compensation	$2,825	$2,489
Research credits	5,401	5,436
Depreciation	(12)	(13)
Net operating loss carryforwards	47,261	43,700
Inventory reserve	203	544
Other	845	492
Total deferred tax assets	56,523	52,648
Valuation allowance	(56,523)	(52,648)
Net deferred tax assets	$—	$—

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In assessing the potential realization of these deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the Company attaining future taxable income during the periods in which those temporary differences become deductible. As of December 31, 2015 and 2014, management was unable to determine if it is more likely than not that the Company’s deferred tax assets will be realized, and has therefore recorded an appropriate valuation allowance against deferred tax assets at such dates.

In accordance with the reporting requirements under ASC 718, the Company did not include excess windfall benefits resulting from stock option exercises as components of the Company's gross deferred tax assets and corresponding valuation allowance disclosures, as the tax attributes related to those windfall tax benefits should not be recognized until they result in a reduction of taxes payable. The tax-effected amount of gross unrealized net operating loss carryforwards excluded under ASC 718 was approximately $1.1 million at December 31, 2015. When realized, those excess windfall benefits are credited to additional paid-in capital. The Company utilizes the with-and-without allocation method to determine when such net operating loss carryforwards have been realized.

No federal tax provision has been provided for the years ended December 31, 2015, 2014 and 2013 due to the losses incurred during such periods. The Company’s effective tax rate is different from the federal statutory rate of 34% due primarily to operating losses that receive no tax benefit as a result of a valuation allowance recorded for such losses.

As of December 31, 2015, the Company had federal and state income tax net operating loss carryforwards, which may be applied to future taxable income, of approximately $119.1 million and $93.2 million, respectively. The federal net operating loss carryforwards will expire at various dates from 2023 through 2035. The state net operating loss carryforwards began to expire at various dates from 2015 through 2035. The Company also has a federal and state research and development tax credit carryforwards totaling approximately $3,188,000 and $3,353,000, respectively. The federal research and development tax credit carryforwards will expire at various dates from 2023 through 2035. The state research and development tax credit carryforwards do not expire.

Pursuant to Internal Revenue Code Sections 382 and 383, use of the Company’s net operating loss and credit carryforwards may be limited if a cumulative change in ownership of more than 50% occurs within any three-year period since the last ownership change. The Company may have had a change in control under these Sections. However, the Company does not anticipate performing a complete analysis of the limitation on the annual use of the net operating loss and tax credit carryforwards until the time that it projects it will be able to utilize these tax attributes.

The Company files income tax returns in the U.S. federal jurisdiction and various states and is subject to income tax examinations by federal tax authorities for tax years ended 2012 and later and by state authorities for tax years ended 2011 and later. The Company currently is not under examination by any tax authority. The Company’s policy is to record interest and penalties on uncertain tax positions as income tax expense. As of December 31, 2015 and 2014, the Company has no accrued interest or penalties related to uncertain tax positions. Second Sight Switzerland, the Company’s foreign subsidiary, has not had any taxable income in the prior and current years.

12. Product Warranties

A summary of activity in the Company’s warranty liabilities, which are included in accrued expenses in the accompanying consolidated balance sheets, for the years ended December 31, 2015, 2014 and 2013 is presented below (in thousands):

	2015	2014	2013

Balance, beginning of year	$556	$253	$120
Additional accruals	991	415	139
Payments	(443)	(112)	(6)
Adjustments and other	(38)	—	—
Total	$1,066	$556	$253

13. Commitments and Contingencies

Lease Commitment

Effective August 2012, the Company entered into a lease agreement (the “Sylmar Lease”) with a company owned by the major stockholder of the Company for office space for a term of five years that was initially set to expire on February 28, 2017. The Sylmar Lease included rental of additional space commencing January 1, 2013 and a five year option to renew. The lease requires the Company to pay real estate taxes, insurance and common area maintenance each year, and is subject to periodic cost of living adjustments. In April 2014, the Sylmar Lease was renegotiated with the term ending on February 28, 2022, and a five year option to renew. The new lease also requires the Company to pay real estate taxes, insurance and common area maintenance each year and includes automatic increases in base rent each year. In November 2014, the property underlying the Sylmar lease was sold to an unrelated party.

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Second Sight Switzerland rents office space in Switzerland on a month-to-month basis for CHF 8,200 (approximately $8,200, at December 31, 2015) per month.

Total rent expense was approximately $954,000, $1,007,000 and $766,000 for the years ended December 31, 2015, 2014 and 2013, respectively, and is allocated based on square footage to general and administrative and manufacturing costs in the accompanying consolidated statement of operations.

Future minimum rental payments required under the operating leases are as follows for the years ended December 31 (in thousands).

Years	Amount

2016	$808
2017	833
2018	858
2019	884
2020	910
Thereafter	1,095

Total	$5,388

License Agreements

The Company has exclusive licensing agreements to utilize certain patents. These patents are related to the technology for visual prostheses. There are currently two such agreements that the Company has determined there is a reasonable likelihood of future royalty payments. The Company has agreed to pay the licensors’ royalties for licensed products sold or leased by the Company. The royalty rates range from 0.5% to 3.25%, based on related net sales of the patented portion of licensed products, less a credit for royalties paid to others. The 3.25% rate reflects a .25% credit for royalties paid to others. Additional discounts may be possible if the Company enters into additional licenses.

One of the licensing agreements requires the Company to pay the licensors a $5,000 annual maintenance fee for the first seven years and a $10,000 annual maintenance fee each year thereafter for as long as the agreement has not been terminated by the Company. The second of these agreements has no stipulated fees. Pursuant to these agreements, the Company has incurred costs of approximately $93,000, $45,000 and $28,000 for the years ended December 31, 2015, 2014 and 2013, respectively.

Clinical Trial Agreements

Based upon FDA approval, which was obtained in February 2013, the Company is required to collect follow-up data from subjects enrolled in its pre-approval trial for a period of up to ten years post-implant, which extends this trial through the year 2019. In addition, the Company is conducting three post-market studies to comply with US FDA, French, and European post-market surveillance regulations and requirements. The Company has contracted with various universities, hospitals, and medical practices to provide these services. Payments are based on procedures performed for each subject and are charged to clinical and regulatory expense as incurred. Total amounts charged to expense for the years ended December 31, 2015, 2014 and 2013 were $1,409,000, $602,000 and $481,000, respectively.

Litigation, Claims and Assessments

Seventeen oppositions have been filed by a third-party in the European Patent Office, each challenging the validity of a European patent owned or exclusively licensed by the Company. The outcome of the challenges is not certain, however, if successful, they may affect the Company’s ability to block competitors from utilizing its patented technology. Management of the Company does not believe a successful challenge will have a material effect on its ability to manufacture and sell its products, or otherwise have a material effect on its operations.

The Company is party to litigation arising in the ordinary course of business. It is management’s opinion that the outcome of such matters will have not have a material effect on the Company’s financial statements.

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14. Quarterly Financial Summary (unaudited)

	Quarters Ended
(in thousands, except per share data)	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015

Product sales	$2,362	$2,227	$2,661	$1,700
Gross profit	$691	$1,470	$1,092	$404
Operating loss	$(5,477)	$(4,662)	$(4,947)	$(4,961)
Net loss	$(5,474)	$(4,666)	$(4,922)	$(4,956)
Net loss per share – basic and diluted	$(0.15)	$(0.13)	$(0.14)	$(0.14)

	Quarters Ended
	December 31, 2014(1)	September 30, 2014	June 30, 2014	March 31, 2014

Product sales	$1,521	$609	$611	$657
Gross profit (loss)	$99	$193	$(382)	$(70)
Operating loss	$(5,565)	$(5,649)	$(5,563)	$(4,456)
Net loss	$(13,577)	$(7,644)	$(7,541)	$(6,439)
Net loss per share – basic and diluted	$(0.46)	$(0.31)	$(0.32)	$(0.28)

(1)	During the fourth quarter of 2014, the Company wrote-off the unamortized discount on convertible promissory notes of $6,955 as a result of the automatic conversion of such notes into common stock upon the closing of the Company’s IPO.

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Second Sight Medical Products, Inc.

PROSPECTUS

Subscription Rights to Purchase Up to 15 Million Units

each consisting of one share of Common Stock and one Warrant to Purchase one share of Common Stock at a Subscription Price that will be lower of $2.00 or the closing market price per share on March 6, 2017